As filed with the Securities and Exchange Commission on April 30, 2003

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 ---------------

                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR 12(g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                 Delaware                                  11-3636084
----------------------------------------    ------------------------------------
      (State or other jurisdiction          (I.R.S. Employer Identification No.)
   of incorporation or organization)

            7 Bulfinch Place
                Suite 500
          Boston, Massachusetts                             02114
----------------------------------------    ------------------------------------
(Address of Principal Executive Offices)                  (Zip Code)

Registrant's telephone number including area code: (617) 570-4600

Securities to be registered pursuant to Section 12(b) of the Act:

       Title of Each Class              Name of Each Exchange on Which
       to be so Registered              Each Class is to be Registered
       -------------------              ------------------------------
              None.                                  None.

Securities to be registered pursuant to Section 12(g) of the Act:

                      Units of Limited Partnership Interest
--------------------------------------------------------------------------------
                                (Title of Class)

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

FORWARD-LOOKING STATEMENTS....................................................2

   ITEM 1.   BUSINESS.........................................................3

   ITEM 2.   FINANCIAL INFORMATION...........................................14

   ITEM 3.   PROPERTIES......................................................30

   ITEM 4.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
             AND MANAGEMENT..................................................42

   ITEM 5.   MANAGERS AND EXECUTIVE OFFICERS.................................44

   ITEM 6.   EXECUTIVE COMPENSATION..........................................45

   ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..................45

   ITEM 8.   LEGAL PROCEEDINGS...............................................48

   ITEM 9.   MARKET FOR AND DISTRIBUTIONS ON LIMITED PARTNERSHIP
             UNITS AND RELATED SECURITY HOLDER MATTERS.......................49

   ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.........................50

   ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE
             REGISTERED......................................................51

   ITEM 12.  INDEMNIFICATION OF MANAGERS AND OFFICERS........................54

   ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.....................55

   ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
             ON ACCOUNTING AND FINANCIAL DISCLOSURE..........................55

   ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS...............................55

                           FORWARD-LOOKING STATEMENTS

      In addition to historical information, this document contains forward-looking statements. Forward-looking statements include information relating to our intent, belief or current expectations, primarily, but not exclusively, with respect to:

      o     economic outlook;
      o     capital expenditures;
      o     cash flow;
      o     operating performance;
      o     financing activities;
      o     industry developments, including trends affecting our business; and
      o     financial condition and results of operations.

      We identify forward-looking statements in this registration statement by using words or phrases such as "anticipate," "believe," "estimate," "expect," "intend," "may be," "objective," "plan," "predict," "project" and "will be" and similar words or phrases (or the negative thereof).

      The forward-looking information involves important risks and uncertainties that could cause our actual results, performance or achievements to differ materially from our anticipated results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to:

      o occupancy rates and market rents, which may be adversely affected by economic and market conditions which are beyond our control, including the financial condition of our tenants;
      o uncertainties relating to potential changes in interest rates and the availability of financing;
      o     uncertainties relating to our property portfolio;
      o     uncertainties relating to our operations;
      o     uncertainties relating to unexpected capital expenditures;
      o uncertainties relating to domestic and international economic and political conditions; and
      o uncertainties regarding the impact of regulations, changes in government policy, rules or laws and industry competition.

      Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we cannot assure you that such expectations will be attained or that any deviations will not be material. We disclaim any obligation or undertaking to disseminate to you any updates or revisions to any forward-looking statement contained in this registration statement to reflect any change in our expectations or any changes in events, conditions or circumstances on which any statement is based.

ITEM 1. BUSINESS

General

      Your partnership is a Delaware limited partnership that owns commercial properties, most of which are net-leased to investment grade corporate tenants, as well as other real estate assets. Your partnership commenced operations on January 1, 2002 following the completion of a transaction that we refer to as the exchange, involving the merger into wholly-owned subsidiaries of your partnership of 90 limited partnerships, each of which owned commercial properties, and the acquisition by your partnership of various assets, including those related to the management or capital structure of those partnerships. Each of the 90 partnerships, which we refer to as the "Newkirk partnerships", was organized between 1978 and 1984 and owned one or more commercial properties that we refer to as the "Newkirk properties".

      Your partnership's initial capital structure consisted of units of limited partnership interest, which we refer to as units, that were issued in the exchange. These units were not registered under the Securities Act of 1933 (the "Securities Act") in reliance on an exemption from registration under that Act. There is no public market for the units, and there are substantial restrictions on the transfer of units. See "ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES" and "ITEM 11. DESCRIPTION OF REGISTRANT'S SEUCRITIES TO BE REGISTERED."

      As of March 31, 2003, there were outstanding 6,319,391 units, 6,121,990 of which were issued in the exchange and the balance of which were issued in a subsequent transaction. The outstanding units reflect the repurchase by your partnership of 120,412 units issued in the exchange.

Description of Assets

      General. As of March 31, 2003, your partnership owned an interest in 231 of the Newkirk properties, subordinated interests in a securitized pool of notes evidencing first mortgage indebtedness secured by certain of your partnership's properties as well as other properties, limited partnership interests in various partnerships that own commercial net-leased properties, substantially all of the interests in two entities that hold unsecured debt obligations of your partnership, an interest in a management company that provides services for your partnership as well as other real estate partnerships, ground leases, remainder interests or the right to acquire remainder interests in various properties and miscellaneous other assets. In addition, your partnership or an affiliate of your partnership's general partner controls the general partner of the real estate limited partnerships in which your partnership owns limited partnership interests, and your partnership has an option to acquire in 2008 second mortgage debt secured by a substantial number of your partnership's properties as well as the properties owned by 11 other partnerships.

      Properties. The table below summarizes information on the Newkirk properties as of March 31, 2003.

         Property Type               Number                Square Footage
         -------------               ------                --------------

         Office                          34                     6,558,543
         Retail                         172                     6,324,787
         Other                           25                     5,358,336
                                        ---                    ----------
                  TOTAL                 231                    18,241,666
                                        ===                    ==========

      The primary lease terms on the properties generally range from 20 to 25 years from their original commencement dates (between 1978 and 1984) with primary term rents, typically above market, which, in most cases, fully amortize the first mortgage debt on the properties. In addition, tenants generally have multiple renewal options, with rents, on average, below market.

      Below is a listing of tenants which accounted for 3% or more of the aggregate revenues from the Newkirk properties in 2002:

                                             Square Feet            2002               Percentage of
         Tenant (1)                             Leased            Revenues ($)      Aggregate Revenues
         ----------                             ------            --------          ------------------
         Raytheon                             2,006,993           36,471,922               13.48%
         Albertson's, Inc.(2)                 3,024,539           31,231,634               11.54%
         USF&G/The St Paul Co.                  530,000           25,409,667                9.39%
         Honeywell                              727,557           19,528,915                7.22%
         Cummins Engine Company, Inc.           390,100           14,405,007                5.32%
         Federal Express                        592,286           13,545,578                5.01%
         Owens-Illinois                         707,482           13,363,280                4.94%
         Entergy Gulf States                    489,500           12,089,153                4.47%
         Stater Bros. Markets                 1,434,152           10,353,867                3.83%
         Safeway, Inc.                          798,937            8,915,462                3.30%

----------
      (1) The chart does not take into account $23,794,100 of revenues received from Kaiser Aluminum & Chemical Corp., which leased an office building located in Oakland, California. On February 12, 2002 Kaiser filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Your partnership sold its interest in this property in March 2003. Information on the sale is contained in "ITEM 3. PROPERTIES - Property Matters."

      (2) Includes $4,508,161 of revenues received during 2002 on a property sold in November 2002.

      The following chart sets forth certain information as of March 31, 2003 concerning lease expirations on the Newkirk properties (assuming no renewals) from 2003 to 2012:

         Number of Properties        Approximate Aggregate
               at which                sq/ft. Covered by         Rental for               Percentage of Total
            Lease Expires               Expiring Leases       Leases Expiring ($) (1)     Annualized Rental (1)
            -------------               ---------------       ---------------             -----------------
2003              3                       158,210                    1,771,198                   0.71%
2004              6                       280,169                    6,873,442                   2.76%
2005             24                     1,056,963                    6,940,553                   2.79%
2006             28                     2,102,362                   25,454,587                  10.22%
2007             31                     3,003,442                   37,737,405                  15.16%
2008             86                     6,733,990                   83,440,424                  33.51%
2009             28                     2,678,042                   69,880,028                  28.06%
2010              1                       820,868                    2,780,007                   1.12%
2011              2                       154,700                    2,176,540                   0.87%
2012             12                       425,000                    3,402,344                   1.37%

----------

      (1)   Based on actual base rent for the year ended December 31, 2002.

      Please see "ITEM 3. PROPERTIES" for more detailed information regarding your partnership's properties.

      Limited Partnership Interests in Other Partnerships. Your partnership owns a 60.5% limited partnership interest in a partnership that owns a 279,000 square foot office property in Garland, Texas that is net-leased to Raytheon until 2006 with renewal options extending through 2036 and also controls the general partner of that partnership. Your partnership also holds limited partnership interests in 14 other partnerships evidencing ownership of between 0.5% and 57.75% of the outstanding limited partnership interests in such partnerships. The partnerships in this group in which your partnership owns a 10% or greater equity interest own 47 commercial properties containing an aggregate of 1,876,607 square feet of space and 437 hotel rooms. See "- Recent Developments" below.

      General Partner Interests. Your partnership controls each of the general partners of (i) the 5 partnerships in which your partnership owns a minority limited partnership interest, (ii) the partnership in which your partnership owns a 60.5% limited partnership interest and (iii) 8 other partnerships that own commercial net-leased property. Although your partnership has management control of these partnerships through its control of the general partners, your partnership has only a negligible economic interest, if at all, in each general partner entity. An affiliate of your partnership's general partner also controls the general partners of 9 other partnerships in which your partnership owns limited partnership interests that were acquired in January 2003. See "- Recent Developments" below.

      The Management Company. Your partnership holds a 50.01% interest in Newkirk Capital LLC. Newkirk Capital's wholly-owned subsidiary, Newkirk Asset Management LLC, provides asset management services for your partnership and 13 other limited partnerships, the general partners of which are controlled by your partnership. In 2002, $7,373,196 of asset management fees were paid, or accrued for payment, to Newkirk Asset Management. It is currently estimated that in 2003 approximately $6,988,000 of asset management fees will be paid, or accrued for payment, to Newkirk Asset Management. Newkirk Asset Management also provides services in connection with the sale, refinancing and re-leasing of properties owned by your partnership and other partnerships for additional fees. In turn, Newkirk Capital and Newkirk Asset Management presently retain Winthrop Financial Associates, an affiliate of your partnership's general partner, to perform certain of the services provided by them for an annual fee of $1,800,000, subject to adjustment based on increases in the Consumer Price Index (the "CPI"). The adjustment for 2003 is 2.6%. All of the fees paid to Newkirk Asset Management and Newkirk Capital inure to the benefit of your partnership and its partners. Your partnership realizes the benefits of the fee payments through its ownership interest in Newkirk Capital and through its ownership of Newkirk Finco LLC (discussed below). A substantial portion of these fees are not reflected in your partnership's financial statements as they are eliminated in consolidation.

      Pursuant to the terms of Newkirk Capital's Limited Liability Company Agreement, Administrator LLC, which holds the 49.99% interest in Newkirk Capital, is entitled to receive 100% of the distributions paid by Newkirk Capital until Administrator LLC receives $2,568,000 annually and thereafter, the balance of the distributions are paid to your partnership. The priority distribution to Administrator LLC equals the interest due on a promissory note with a face value of $40,000,000 made by it in connection with the original acquisition by affiliates of your partnership's general partner of certain of the assets acquired by your partnership in connection with the exchange. The note is held by Newkirk Finco LLC which is wholly-owned by your partnership. Accordingly, your partnership effectively receives 100% of the fees paid to Newkirk Capital. The note bears interest at a rate of 6.42% per annum and matures on November 20, 2007. Prior to maturity, the note requires payments of interest only. The note is secured solely by Administrator LLC's 49.99% membership interest in Newkirk Capital and is otherwise non-recourse. Accordingly, if Administrator LLC were to default on the note, Newkirk Finco LLC would have the ability to foreclose on Administrator LLC's interest in Newkirk Capital. To ensure payment of interest on the note, Administrator LLC has directed Newkirk Capital to pay directly to Newkirk Finco LLC all distributions payable to Administrator LLC in respect of its interest in Newkirk Capital. As owner of Newkirk Finco LLC, your partnership will receive as interest payments the amount of any distributions made by Newkirk Capital to Administrator LLC.

      First Mortgage Interests. Your partnership owns the three most junior classes of interests in a securitized pool of first mortgages with respect to 39 first mortgage loans encumbering a total of 115 of your partnership's properties and four other properties owned by partnerships that are controlled by affiliates of your partnership's general partner. In general, the classes of interests in the pool of first mortgage loans represent priorities of payments. When a payment is made by your partnership on one of these loans, the first amounts are used to make the required payments to the holders of senior interests. As a result, if the number of loan defaults results in loan payments insufficient to fully satisfy the payments due on all interests, payments will be made in the order of priority until all required payments are made. If there is a default in the payment due on any interest the entire loan is in default. However, in determining whether and when to exercise various remedies upon a default, the servicer (the entity that manages the trust fund into which the loans are pooled) must take into consideration what is best for all interest holders.

      The interests held by your partnership are subordinate to interests which had an original principal balance of $371,506,583. The following table provides certain information with respect to each of the first mortgage interests held by your partnership.

                                            Class E               Class F                Class G
                                          Certificate           Certificate            Certificate
                                          -----------           -----------            -----------
Contractual Principal Amount
   at December 31, 2002                    $4,824,000            $3,859,000             $5,794,000
Interest Rate                                 8.33%                 8.38%                  8.33%
Rating (Standard & Poor's)                     BB                     B                  Not Rated

      Unsecured Loans. Your partnership beneficially owns 98.19% of the interests in NK-Leyden Loan, L.P. which holds a $1,905,000 unsecured note of your partnership and 98.297% of the interests in NK-Dautec Loan, L.P., which holds a $1,075,000 unsecured note of your partnership. The remaining interests in these two entities are held by unaffiliated third parties.

      The $1,905,000 note provides for the payment of interest only at rates ranging from a minimum of 8% to a maximum of 25% per annum until maturity on December 31, 2006. Interest is payable solely out of excess cash flow (as defined under the loan) from a property owned by your partnership in Toledo, Ohio. Your partnership has the right to extend the loan for 10 years. In that event the unpaid balance on the loan (including accrued but unpaid interest) will thereafter bear interest at 18% per annum and be required to be self-amortized over the remaining term of the loan. The principal amount outstanding on this note at December 31, 2002 was $1,905,000.

      The $1,075,000 note matures on May 1, 2008 and provides for payments of principal and interest (at rates ranging from a minimum of 8% to a maximum of 18% per annum) solely out of excess cash flow (as defined under the loan) from a property owned by your partnership in New Kingston, Pennsylvania. The principal amount outstanding on this note at December 31, 2002 was $865,834.

      The Subordinate Mortgage Interests. In connection with the exchange, your partnership was granted an option to acquire a grantor trust T-2 Certificate (as described below) by acquiring T-Two Partners, L.P. ("T-Two Partners"), the entity that owns the T-2 Certificate. By acquiring T-Two Partners, your partnership will effectively convert a significant portion of your partnership's indebtedness into equity of your partnership. Your partnership will have the right to acquire T-Two Partners in January 2008 pursuant to an option agreement between your partnership and NK-CR Holdings LLC and Holdings Subsidiary LLC, the partners in T-Two Partners. The option agreement also grants NK-CR Holdings and Holdings Subsidiary the right to cause your partnership to acquire T-Two Partners in December 2007. NK-CR Holdings and Holdings Subsidiary are both owned by an affiliate of your partnership's general partner.

      The T-2 Certificate represents an interest in a grantor trust, the mortgage assets of which consist of subordinate mortgage notes secured by your partnership's real properties as well as 158 properties owned by other partnerships, the general partners of which are affiliates of your partnership's general partner. The notes were assigned to the grantor trust in 1996 for purposes of a "securitization". The mortgage notes were issued in 1995 to (i) restate certain contractual obligations of the property owners in the form of contract right notes, (ii) secure the obligations evidenced by the contract right notes with a subordinate mortgage on the applicable property and
(iii) reflect a previously granted ability for certain of the obligors on the contract right notes to satisfy their respective contract right notes at a discount during the initial lease term of the lease agreement encumbering the applicable property.

      The grantor trust issued two classes of certificates: a senior certificate known as the grantor trust T-1 Certificate and a junior certificate known as the grantor trust T-2 Certificate. An affiliate of your partnership's general partner subsequently acquired beneficial ownership of the T-2 Certificate. In general, the T-1 Certificate evidences payments receivable under the contract right notes prior to the expiration of the primary term of the lease agreements encumbering the properties of the maker of the applicable contract right note and one-half of the payments receivable during the first renewal term of such lease agreements. The T-2 Certificate evidences the balance of the payments receivable under each contract right note.

      In general, payments on account of the T-1 Certificate are senior to the payments on account of the T-2 Certificate. In this regard, the holder of the T-2 Certificate established a reserve fund into which the servicer of the grantor trust deposits all payments allocable to the T-2 Certificate until such time as the reserve fund balance is at least 90% of the T-1 Certificate balance. Accordingly, the holder of the T-2 Certificate does not receive any payments on account of the T-2 Certificate until the payments due under the T-1 Certificate are nearly satisfied. At December 31, 2002, the contractual balance on account of the contract right notes was approximately $401,275,000, of which approximately the first $176,435,000 is payable to or secures the T-1 Certificate and the remaining amounts payable are for the benefit of the holder of the T-2 Certificate. In addition, at December 31, 2002, the amount held in the reserve fund was approximately $16,428,000, as compared to approximately $16,787,000 as of January 1, 2002.

      As of December 31, 2008, the initial terms of the leases for 67% of the properties securing the contract right notes will have expired. It is anticipated that the amount expected to be in the reserve fund as of such date will be sufficient to fully satisfy the T-1 Certificate. Accordingly, it is expected that by December 31, 2007, the T-1 Certificate will have been fully satisfied. At such time, it is estimated that the contractual balance on the contract right notes will be approximately $308,400,000. The foregoing assumes that all scheduled debt service payments are timely made and that there are no prepayments.

      In many cases, payments on account of the contract right notes could be negatively impacted by tenants exercising their economic discontinuance option as the scheduled payment required to be made by the tenant in these instances is usually not sufficient to fully satisfy the contract right note. Further, the payments on account of the contract right notes could also be negatively impacted by tenant defaults and, possibly, the failure of tenants to exercise their renewal options or by the sale of properties prior to the end of 2007.

      The number of units issuable upon your partnership's acquisition of the T-2 Certificate will be based on the relative values of your partnership and the T-2 Certificate as provided in the option agreement. Your partnership currently estimates that, if your partnership exercises its option to acquire the T-2 Certificate in January 2008, 3,339,036 units would be issued upon exercise of the option. It is also currently estimated that 2,903,509 units would be issued in December 2007 if your partnership was required at that time to acquire the T-2 Certificate. Based on the currently outstanding units and the foregoing estimates, the exercise of the option would increase the percentage of outstanding units owned by affiliates of your partnership's general partner to 84.75% in January 2008 and 84.0% in December 2007. The estimates assume that (i) all scheduled debt service payments are made on the contract right notes, (ii) no new assets are acquired and no additional units are issued, (iii) your partnership does not make any further distributions of sales or financing proceeds, (iv) your partnership has no cash assets at the time of the acquisition of the T-2 Certificate, (v) there are no liens on the T-2 Certificate, (vi) the reserve fund earns interest at 2% per annum, (vii) no new debt is incurred and (viii) the loan with Fleet National Bank is refinanced on the same terms so that it does not mature prior to the option exercise date.

Description of Indebtedness

      On January 30, 2002, your partnership obtained a $225,000,000 loan from Fleet National Bank which bears interest at the election of your partnership at a rate equal to either (i) 5.5% plus the greater of 3% or the LIBOR Rate (as defined) and (ii) 3.5% plus the greater of 5% or the prime rate then charged by Fleet National Bank. As a result, the minimum interest rate on the loan is 8.5%. The loan is scheduled to mature on January 30, 2005, subject to two one-year extensions. The loan requires monthly payments of interest only, together with quarterly payments of principal in the amount of $562,500. In addition, mandatory prepayments of principal are required from proceeds of property sales and refinancings and other asset sales. Your partnership can prepay the loan in whole or in part at any time together with a premium of 1/2 % if such prepayment occurs on or before January 30, 2004, and thereafter with no premium. The loan is secured by substantially all of the assets of your partnership. Your partnership acquired an interest rate cap which limits the LIBOR Rate to 5% through February 1, 2004 and 7% through February 1, 2005.

      The loan requires your partnership to maintain a minimum consolidated debt service coverage ratio (i.e., the ratio of your partnership's consolidated net cash revenues from investments before property-level debt service, to its total consolidated debt service) of at least 1.05 during the initial 36 month term and at least 1.10 during the extension periods. Your partnership is also required to maintain a minimum unconsolidated debt service coverage ratio (i.e., the ratio of your partnership's net cash revenue from investments after property-level debt service, to its unconsolidated debt service) of at least 1.65 during the initial 36 month term and at least 2.0 during the extension periods. If your partnership's unconsolidated debt service coverage ratio falls below 2.0 during the initial 36 month term or 2.25 during the extension periods, then all cash flow of your partnership will be deposited into a cash sweep account as additional collateral for the loan. As of December 31, 2002, your partnership's consolidated debt service coverage ratio was 1.1 and your partnership's unconsolidated debt service coverage ratio was 2.43.

      Your partnership is also required to maintain a consolidated leverage ratio (i.e., the ratio of (i) your partnership's allocable share of all indebtedness with respect to its investments plus the outstanding balance under the loan to (ii) your partnership's allocable share of its investments (with your partnership's properties being valued based on discounted cash flow)) during the first, second and third years of the initial term of the loan and during the extension periods, if any, of not more than 65%, 62.5%, 57.5%, 57.5% and 55%, respectively. In addition, your partnership is required to maintain minimum liquid assets of at least $5,000,000 and a minimum consolidated net worth (with your partnership's properties being valued based on discounted cash flow) equal to the greater of (i) 300% of the outstanding balance or (ii) $675,000,000. To date, all of these requirements have been satisfied by your partnership. The loan also limits your partnership's ability to incur any direct debt or contingent liabilities.

      The loan had a principal outstanding balance of $221,650,000 as of January 1, 2003. As of March 31, 2003, the balance had been paid down to $204,709,512 in connection with prepayments from the sale of six properties previously owned by your partnership.

      See "ITEM 3. PROPERTIES" for information on your partnership's mortgage indebtedness.

Recent Developments

      In February 2003, your partnership purchased from its limited partners 115,000 units at a price of $35 per unit.

      In January 2003, your partnership acquired from an affiliate of your partnership's general partner limited partnership interests, ranging from a 4.9% interest to a 57.75% interest, in 9 other partnerships that own net-leased commercial properties in exchange for 317,813 units. The general partner of those partnerships is an affiliate of your partnership's general partner. See "ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" for additional information on this transaction. The following table contains information on the properties owned by these partnerships as of March 31, 2003.

                                                                                                                     Percentage of
                                        Approximate      2003 Annualized                                             LP Interests
                                         Leasable         Base Rent Per                                                Owned by
                                         Building        Square Foot or                          Lease Expiration/       Your
State             Location            Square Footage        Room ($)        Principal Tenant     Option Expiration    Partnership
-----             --------            --------------        --------        ----------------     -----------------    -----------
Arkansas          Russellville (1)         171,245               16.78      Entergy Power          2008/2016           25.44%

California        Tustin (1)                72,000                1.99      Mervyn's               2007/2037           40.68% (4)
                  Irvine (1)               200,000               28.52      Citigroup              2008/2038           36.88%

Connecticut       Clinton (1)               41,188               15.12      Ponds                  2008/2033           47.52% (2)(5)
                  Trumbull (1) (6)          53,933               23.10      Ponds                  2008/2033           47.52% (2)(5)

Indiana           Fort Wayne (7)           348,452               17.55      Bank One/American      2016/2036             4.9%
                                                                            Electric Power

Kentucky          Owensboro (1)            443,380                9.27      Ragu Foods             2008/2035           47.52% (2)(5)

Louisiana         New Orleans (1)          222,432               19.46      Hibernia Bank          2009/2034           35.34% (3)
                  New Orleans (1)          180,595               19.02      Hibernia Bank          2008/2033           35.34% (3)

Maryland          Columbia (7)              57,209                5.23      Giant Foods            2008/2033           22.50%

New York          Saugerties (7)            52,000                4.41      Rotron Inc.            2004/2029           57.75%

Texas             Dallas (1)                   437 (8)          27,970      Adolphus Associates    2009/2034           13.35%

----------

(1)   Land held in land estate or pursuant to ground lease.

(2)   These properties are owned by the same partnership.

(3)   These properties are owned by the same partnership.

(4) Your partnership's ownership percentage will be increased to 68.68% if your partnership is required to purchase additional limited partnership interests. See "ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS".

(5) Your partnership's ownership percentage will be increased to 55.28% if your partnership is required to purchase additional limited partnership interests. See "ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS".

(6) This property is in the process of being sold subject to obtaining the consent of the first mortgage lender.

(7)   Land held in fee.

(8) This property is a hotel and the number represents the number of hotel rooms.

      In February 2003, your partnership received the remaining balance due on a secured note of Cenland Associates Limited Partnership that it acquired in the exchange. The note had an outstanding balance of $1,342,163 at the time of the exchange that had been reduced to $158,147 as of December 31, 2002.

      In April 2003, your partnership acquired 30.5% and 44.7%, respectively, of the outstanding limited partnership interests in two partnerships that own commercial net-leased properties. The partnership interests were acquired for an aggregate cash purchase price of $692,580. Your partnership controls the general partners of each of these partnerships. One partnership owns 5 retail properties containing an aggregate of approximately 53,000 square feet of space that are net-leased through May 2004 with renewal options extending through May 2039. The other partnership owns 31 retail properties containing an aggregate of approximately 104,000 square feet of space. 26 of the properties are net-leased through January 2004 with renewal options extending through January 2039 and 5 properties are currently vacant.

Business Objectives and Strategies; Future Intentions

      In general, your partnership seeks to enhance the value of your units by availing itself of investment and development opportunities relating to existing properties as well as by seeking other potential strategic transactions such as the sale of your partnership to a third party.

      In that regard, your partnership's general partner has been seeking a prospective purchaser for your partnership. To date, no offers have been received. There can be no assurance that an offer will be received or, if received, that it will be for a price acceptable to your partnership and your partnership's general partner. Your partnership may also consider other real estate related transactions, both on a proactive basis and as investment, sale or refinancing opportunities arise, and your partnership generally will not be limited as to the types of transaction, including strategic transactions, that it may pursue.

      Your partnership's general partner has agreed not to sell the properties that were owned by the Newkirk partnerships before the earlier of January 15, 2004 or the expiration of the primary term of the lease on the property unless your partnership's general partner determines, in the exercise of its fiduciary responsibility, that a sale of such property is necessary in order to avoid a substantial loss of your partnership's investment in a property. However, a property may be sold on the exercise by a tenant of a purchase option or economic discontinuance right provided in a lease or in the event of a lease termination.

Industry Segments and Seasonality

      Your partnership's primary business is the ownership and management of commercial net-leased properties. Most of your partnership's tenants are investment-grade corporate tenants. The largest single tenant leased multiple properties and accounted for approximately 13.48% of your partnership's revenues from the Newkirk properties for 2002. Reference is made to " - Description of Assets - Properties" above for additional information on your partnership's most significant tenants. Our business is not seasonal.

Competition

      Numerous lessors and developers compete with your partnership's properties in attracting tenants and corporate users. The principal means of competition are rent charged, location, services provided and the nature and condition of the facility to be leased. Some of these competing properties may be newer or better located than your partnership's properties. The number of competitive commercial properties in a particular area could have a material effect on your partnership's ability to lease or develop space. Your partnership may be competing with other property owners that have greater resources than your partnership. In addition, your partnership may not be in a position to materially benefit from any real estate market appreciation for a number of years due to the fixed rate renewal term rates under the various lease agreements encumbering the properties. Likewise, your partnership will remain subject, after the initial lease terms expire, to downturns in the real estate market and general economic conditions. Your partnership does not operate outside of the United States.

Environmental Regulations

      Under various federal, state and local laws and regulations, an owner or operator of real estate may be held liable for the costs of removal or remediation of hazardous or toxic substances located on or in the property. These laws often impose such liability without regard to whether the owner knows of, or was responsible for, the presence of such hazardous or toxic substances. The cost of any required remediation or removal of such substances may be substantial. In addition, the owner's liability as to any property is generally not limited under such laws and regulations and could exceed the value of the property and/or the aggregate assets of the owner. The presence of such substances, or the failure to remediate such substances properly, may also adversely affect the owner's ability to sell or lease the property or to borrow using the property as collateral. Under such laws and regulations, an owner or entity who arranges for the disposal or treatment of hazardous or toxic substances at a disposal or treatment facility may also be liable for the costs of removal or remediation of all such substances at such facility, whether or not such facility is owned or operated by such person. Some laws and regulations impose liability for the release of certain materials into the air or water from a property, including asbestos, and such release can form the basis for liability to third parties for personal injury or other damages. Other laws and regulations can limit the development of and impose liability for the disturbance of wetlands or the habitats of threatened or endangered species.

      Almost all of your partnership's properties are net-leased, and tenants are therefore generally required to pay all of the expenses relating to the leased property. Accordingly, your partnership's general partner believes that compliance with federal, state and local provisions otherwise relating to the properties or the environment will not have a material effect on the capital expenditures, earnings or competitive position of your partnership. However, no assurance can be given that material environmental liabilities do not exist, that despite the leases in place your partnership will not be held liable for environmental liabilities, that any prior owner or operator of a property or land held for development did not create any material environmental condition not known to your partnership, that a material environmental condition does not otherwise exist as to any one or more of your partnership's properties or land held for development, or that future uses and conditions (including changes in applicable environmental laws and regulations and the uses and conditions of properties in the vicinity, such as leaking underground storage tanks and the activities of the tenants) will not result in the imposition of environmental liability. No material expenditures have been made by your partnership to date relating to environmental matters.

Employees

      Your partnership has no employees. Winthrop Financial Associates, A Limited Partnership, an affiliate of your partnership's general partner, provides the services of some of its employees, including the executive officers of the manager of your partnership's general partner, to perform asset management services for us. Your partnership anticipates that each executive officer of the manager of our general partner will generally devote a sufficient portion of his or her time to our business; however, each of such executive officers also will devote a significant portion of his or her time to the business of Winthrop Financial Associates and its other affiliates. Winthrop receives an annual fee of $1,800,000 (subject to adjustment based on increases in the CPI) for its services to your partnership and to 15 other partnerships, the general partners of which are controlled by your partnership. The CPI adjustment for 2003 is 2.6%.

ITEM 2. FINANCIAL INFORMATION

Selected Financial Data

      The following financial data are derived from the audited consolidated financial statements of your partnership for the year ended December 31, 2002 and from the combined consolidated financial statements of Newkirk RE Holdings, LLC and Newkirk NL Holdings, LLC ("Predecessor Entity") for the years ended December 31, 1998, 1999, 2000 and 2001. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" below and "The Consolidated Financial Statements" and the notes thereto appearing elsewhere in this Form 10.

      During the years ended December 31, 2001 and 2000 the Predecessor Entity acquired additional limited partnership interests in entities it had recorded on an equity basis. At the point sufficient limited partnership interests were acquired to assert control over the limited partnership the Predecessor Entity consolidated the respective limited partnership resulting in the recognition of cash balances and other assets and liabilities as shown below.

                                                            Year Ended December 31,
                                                       (In thousands, except unit data)
                                     2002            2001            2000            1999            1998
                                                 Predecessor     Predecessor     Predecessor     Predecessor
------------------------------------------------------------------------------------------------------------
Total Revenue                    $  282,385      $  265,640      $   35,553      $   36,070      $   24,259

Income from Continuing
   Operations                       108,874          39,440          40,381          27,194           6,360

Income from Continuing
   Operations per Unit                17.79              --              --              --              --

Total Assets                      1,476,623       1,476,922         434,974         371,811         307,551

Long Term Debt                    1,238,494       1,036,424         157,058         128,573         112,756

Cash Distributions per Unit      $    32.16      $       --      $       --      $       --      $       --

Management's Discussion and Analysis of Financial Condition and Results of Operations

      The matters discussed in this Form 10 contain certain forward-looking statements and involve risks and uncertainties (including changing market conditions, competitive and regulatory matters, etc.) detailed in the disclosures contained in this Form 10 filed with the Securities and Exchange Commission made by your partnership from time to time. The discussion of your partnership's liquidity, capital resources and results of operations, including forward-looking statements pertaining to such matters, does not take into account the effects of any changes to your partnership's operations. Accordingly, actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including those identified herein.

Pro-Forma Information

      Your partnership commenced operations on January 1, 2002 following completion of the Exchange. In the Exchange the 90 Newkirk partnerships, each of which owned commercial properties, were merged into wholly- owned subsidiaries of your partnership, and your partnership acquired various assets including those related to the management or capital structure of the Newkirk partnerships. The financial information contained in the audited financial statements for all periods, and as of all dates, prior to January 1, 2002 is comprised of the assets, liabilities, revenue and expenses of Newkirk RE Holdings, LLC and Newkirk NL Holdings, LLC, which are considered to be the Predecessor Entity. The equity method of accounting was used to reflect the Predecessor Entity's interest in Newkirk partnerships in which it did not own a controlling interest. Accordingly, the Predecessor Entity's share of assets and liabilities and revenue and expenses in those Newkirk partnerships was presented as a single item on the balance sheet and statement of operations. In addition, only a portion of the assets of the Predecessor Entity were contributed to your partnership in the Exchange.

      In view of the foregoing facts, and in order to facilitate a comparison of the 2002, 2001 and 2000 results of operations in management's discussion and analysis of financial condition and results of operations, we have prepared pro-forma information. The pro-forma information has been prepared on the assumption that the Exchange had been consummated on January 1, 2000.

      The following tables show (i) the pro-forma combined consolidated balance sheet as of December 31, 2001 and (ii) the pro-forma consolidated statements of operations for the years ended December 31, 2001 and 2000, reflecting the pro-forma impact had all the Newkirk partnerships' activities been consolidated effective January 1, 2000 and the assets not contributed by the Predecessor Entity were excluded.

                      CONSOLIDATED PRO-FORMA BALANCE SHEET
                                 (In Thousands)

                                                                  Predecessor
                                               As Reported        As Reported                              Predecessor
                                              December 31,       December 31,         Pro-Forma             Pro-Forma
                                                  2002               2001            Adjustments        December 31, 2001
-------------------------------------------------------------------------------------------------------------------------
ASSETS
Real estate, net                               $1,203,890        $1,001,321        $  232,435  (3)         $1,233,756
Real estate held for sale                         105,331           112,874               808  (3)            113,682
Cash and cash equivalents                          33,452            21,272           (10,496) (2)             10,776
Receivables, net                                   77,855            75,984             2,392  (3)             78,376
Deferred costs, net                                24,418            62,837           (42,880) (1)             19,957
Other assets                                       29,387            60,336           (25,959) (1)             34,377
Equity investments in limited
partnerships                                           --            21,210           (21,210) (3)                 --
Investments in contract rights and
     mortgages available for sale                      --           120,097          (120,097) (1)                 --
Other assets of discontinued operations             2,290               991               189  (3)              1,180
                                               ----------        ----------        ----------              ----------

TOTAL ASSETS                                   $1,476,623        $1,476,922        $   15,182              $1,492,104
                                               ==========        ==========        ==========              ==========

LIABILITIES

Loan payable                                   $       --        $  111,362        $ (111,362) (1)        $       --
Mortgage notes and accrued interest
     payable                                      717,968           650,954           139,202  (3)            790,156
Note payable                                      221,650                --                --                      --
Contract right mortgage and accrued
     interest payable                             425,441           438,672            61,636  (3)            500,308
Accounts payable and accrued expenses              10,467             7,936             7,253  (3)             15,189
Liabilities of discontinued operations            105,500           121,598             1,480  (3)            123,078
                                               ----------        ----------        ----------              ----------

TOTAL LIABILITIES                              $1,481,026        $1,330,522        $   98,209              $1,428,731
                                               ==========        ==========        ==========              ==========

      Footnotes to Pro-Forma Balance Sheet Adjustments:

      (1) These assets and liabilities were not contributed to the Partnership.

      (2) Reflects Predecessor Entity not contributing $11,320 of cash to the Partnership and the cash that results from the consolidation of partnerships previously accounted for as equity investments of $824.

      (3) Primarily reflects the consolidation of partnerships previously accounted for by the Predecessor Entity as an equity investment.

                 CONSOLIDATED PRO-FORMA STATEMENT OF OPERATIONS
                                 (In Thousands)

                                                              Predecessor                            Predecessor
                                              As Reported     As Reported                             Pro-Forma
                                              December 31,    December 31,       Pro-Forma          December 31,
                                                  2002            2001           Adjustments            2001
----------------------------------------------------------------------------------------------------------------
   Revenue:
       Rental income                            $278,325        $242,346        $ 43,888  (1)         $286,234
       Interest income                             3,298          21,721         (17,086) (2)            4,635
       Management fees                               762           1,573            (705) (1)              868
                                                --------        --------        --------              --------

          Total revenue                          282,385         265,640          26,097               291,737
                                                --------        --------        --------              --------

   Expenses
       Interest                                  118,351         104,989          11,173  (1)          116,162
       Depreciation                               29,874          33,168          (1,587) (4)           31,581
       General and administrative                  8,804           8,088          (2,796) (4)            5,292
       Amortization                                4,286          13,534         (10,196) (3)            3,338
       Ground rent                                 3,237           3,253              68  (1)            3,321
       Federal and state income taxes                842           2,918          (2,054) (2)              864
                                                --------        --------        --------              --------

          Total expenses                         165,394         165,950          (5,392)              160,558
                                                --------        --------        --------              --------

   Equity in income from  limited
        partnerships                                  --           7,649          (7,649) (1)               --
                                                --------        --------        --------              --------

Income from continuing operations before
   minority interest and discontinued
   operations                                   $116,991        $107,339        $ 23,840              $131,179
                                                ========        ========        ========              ========

                 CONSOLIDATED PRO-FORMA STATEMENT OF OPERATIONS
                                 (In Thousands)
                                   Predecessor

                                                                   Predecessor                          Predecessor
                                                  Pro-Forma        As Reported                           Pro-Forma
                                                 December 31,      December 31,       Pro-Forma        December 31,
                                                     2001              2000           Adjustments          2000
-------------------------------------------------------------------------------------------------------------------
Revenue:
     Rental income                                $ 286,234        $   6,656        $ 281,279  (1)      $ 287,935
     Interest income                                  4,635           21,018          (15,151) (2)          5,867
     Management fees                                    868            7,879           (6,985) (1)            894
                                                  ---------        ---------        ---------           ---------

         Total revenue                              291,737           35,553          259,143             294,696
                                                  ---------        ---------        ---------           ---------

Expenses
     Interest                                       116,162           16,196          107,003  (1)        123,199
     Depreciation                                    31,581              330           31,282  (1)         31,612
     General and administrative                       5,292            7,396           (2,044) (4)          5,352
     Amortization                                     3,338            5,609           (2,033) (3)          3,576
     Ground rent                                      3,321               --            3,389  (1)          3,389

     Federal and state income taxes                     864            1,909           (1,865) (2)             44
                                                  ---------        ---------        ---------           ---------

        Total expenses                              160,558           31,440          135,732             167,172
                                                  ---------        ---------        ---------           ---------

Equity in income from limited partnerships               --           39,771          (39,771) (1)             --
                                                  ---------        ---------        ---------           ---------

Income from continuing operations before
     minority interest and discontinued
     operations                                   $ 131,179        $  43,884        $  83,640           $ 127,524
                                                  =========        =========        =========           =========

      Footnotes to Pro-Forma Statement of Operations:

      (1) Reflects the consolidation of partnerships previously accounted for by the Predecessor Entity as an equity investment.

      (2) Primarily the result of the Predecessor Entity not contributing its investments in contract right mortgages.

      (3) Primarily the result of the Predecessor Entity not contributing Goodwill to the Partnership.

      (4) Certain assets were not contributed and expenditures related thereto will not be incurred by the Partnership.

Liquidity and Capital Resources

      At March 31, 2003 your partnership owned an interest in 231 Newkirk properties almost all of which are leased to one or more tenants pursuant to net leases with original lease terms, subject to extensions, ranging between approximately twenty and twenty-five years. Your partnership also holds subordinated interests in a securitized pool of notes evidencing first mortgage indebtedness secured by certain of your partnership's properties as well as other properties, limited partnership interests in various partnerships that own commercial net-leased properties, substantially all of the interests in two entities that hold unsecured debt obligations of your partnership, an interest in a management company that provides services for your partnership as well as other real estate partnerships, ground leases, remainder interests or the right to acquire remainder interests in various properties and miscellaneous other assets. In addition, your partnership, or an affiliate of your general partner, controls the general partner of the real estate limited partnerships in which your partnership owns limited partnership interests, and your partnership has an option to acquire in 2008 second mortgage debt secured by a substantial number of your partnership's properties as well as the properties owned by 11 other partnerships.

      Your partnership receives rental income from its properties which is its primary source of liquidity. Pursuant to the terms of the leases, the tenants are responsible for substantially all of the operating expenses with respect to the properties, including maintenance, capital improvements, insurance and taxes. If a tenant fails to exercise its renewal option or exercises its option to terminate its lease early, your partnership will be required to either sell the property or procure a new tenant. If your partnership attempts to procure a new tenant, it will be competing for new tenants in the then current rental markets, which may not be able to support terms as favorable as those contained in the original lease options.

      The level of liquidity based on cash and cash equivalents experienced a $33,452,000 increase at December 31, 2002 as compared to December 31, 2001. The increase was due to net cash provided by operating activities of $143,492,000 and net cash provided by investing activities of $11,080,000, which were substantially offset by net cash used in financing activities of $121,120,000. Cash provided by investing activities included $10,776,000 of cash related to the formation of the Partnership and $3,208,000 of net proceeds from sales of real estate, which were partially offset by land acquisitions of $2,904,000. Cash used in financing activities consisted primarily of mortgage loan and contract right mortgage loan payoffs of $192,309,000, scheduled principal payments on mortgage, contract right and notes payable of $125,853,000 and partner distributions of $196,880,000, which were substantially offset by loan proceeds of $411,403,000. At December 31, 2002, your partnership had $33,452,000, of which $8,109,000 is restricted, in cash reserves which were invested primarily in money market mutual funds.

      During January 2002, your partnership obtained a partnership loan facility in the amount of $225.0 million, which had an outstanding balance of $221.7 million at December 31, 2002. The loan has a 36-month term, subject to extension by your partnership for two additional twelve-month periods upon payment of an extension fee equal to 0.25% of the loan. Interest on outstanding amounts accrues at a rate equal to, at your partnership's option, (i) 5.5% plus the greater of 3.0% or the LIBOR rate (as defined) or (ii) 3.5% plus the greater of 5.0% or the bank's prime rate. As a result, the minimum interest rate on the loan is 8.5%. Your partnership is required to make monthly payments of interest only and principal payments equal to $2.25 million per year, payable quarterly in arrears, plus 50% of sales proceeds and 100% of refinancing proceeds. The loan is secured by a lien on all of the assets of your partnership. The interest rate on the mezzanine loan was 8.5% at December 31, 2002. The loan can be prepaid in whole or in part at any time together with a premium of 1/2% if such prepayment occurs on or before January 30, 2004. The loan requires your partnership to maintain certain debt service coverage ratios as defined in the loan agreement. The loan also limits your partnership's ability to incur any direct debt or contingent liabilities.

      Your partnership purchased interest rate protection so that the interest rate on the $225.0 million loan is capped at 9.0%, 10.5% and 12.5% in years one, two and three, respectively.

      During May 2002, your partnership purchased the land underlying the properties owned by your partnership in Liberal, Kansas and Garwood, New Jersey for $30,000 and $600,000, respectively. Your partnership previously leased the land under a ground lease.

      During July 2002, your partnership secured replacement financing on the first mortgage encumbering your partnership's property in Oakland, California. The partnership had purchased, from its cash reserve account, the first mortgage that encumbered the property for $15.5 million. The new loan in the amount of $14.5 million bore interest at LIBOR plus 4.5% or 6.42% at December 31, 2002, and was scheduled to mature on September 1, 2003. On March 13, 2003 the property was sold and the loan was repaid.

      During October 2002, the first mortgage encumbering your partnership's property in Baltimore, Maryland was refinanced with a new $39.5 million loan. The new loan bears interest at a rate of 4.2% per annum and matures on October 1, 2004, at which time it is scheduled to be fully amortized.

      During October 2002, a first mortgage encumbering your partnership's property in Pinole, California was refinanced with a new $2.0 million loan. The new loan bears interest at 7.2% per annum and matures on September 1, 2011, at which time it is scheduled to be fully amortized.

      During December 2002, the mortgage indebtedness encumbering your partnership's properties in El Segundo, California in which your partnership owns a 53% interest was refinanced with (i) an $88.7 million first mortgage, secured by the buildings and the land estate, bearing interest at 6.0% per annum and self-amortizing by January 1, 2009, and (ii) $25.4 million of second mortgages, secured by the buildings and the land estate, bearing interest at 4.86% per annum, and maturing on January 1, 2024 at which time a $26.0 million balloon payment will be due. In addition, a $3.2 million prepayment penalty was paid as part of the refinancing. As part of the refinancing, your partnership purchased the land underlying the property for $1.7 million which was provided by the proceeds of a new first mortgage secured by the land underlying the property. This mortgage, which bears interest at 6.0% per annum and is self-amortizing by January 1, 2009, is the responsibility of your partnership. Members of the Newkirk Group, an affiliate of the general partner of your partnership, acquired approximately 55.0% of the second mortgage indebtedness in the refinancing for a purchase price of $1.0 million, exclusive of closing costs. Prior to the refinancing, the property was encumbered by approximately $56.8 million of first mortgage indebtedness $50.5 million of which bears interest at 13.25% and $6.3 million of which bears interest at 13.6% per annum as well as $51.6 million of second mortgage indebtedness bearing interest at 15.5% per annum.

      During December 2002, a first mortgage encumbering your partnership's office property in Orlando, Florida was refinanced with a new $14.0 million loan. The existing loan had a balance of $13.5 million and an interest rate of 13.5% per annum, while the new loan bears interest at 5.31% per annum and matures on April 1, 2009, at which time it is scheduled to be fully amortized.

      In November and December 2002, your partnership sold properties located in Escondido, California and Oklahoma City, Oklahoma to unaffiliated third parties for $3,208,000. The partnership recognized a loss for financial reporting purposes of $983,000. Your partnership requires cash primarily to pay debt service and general and administrative expenses. Your partnership's rental and interest income was sufficient for the year ended December 31, 2002, and is expected to be sufficient until expiration of the leases, to pay all of your partnership's cash requirements as well as to provide for cash distributions to the partners from operations. Your partnership made distributions of $196,880,000 ($32.16 per unit) during the year ended December 31, 2002.

      Due to the net and long-term nature of the original leases, inflation and changing prices have not significantly affected your partnership's revenues and net income. As tenant leases expire, your partnership expects that inflation and changing prices will affect your partnership's revenues. Your partnership's tenant leases, based upon 2002 base rental revenue, are presently scheduled to expire as follows: .71% in 2003, 2.76% in 2004, 2.79% in 2005, 10.22% in 2006
and 83.52% in 2007 and thereafter. Your partnership could also be affected by declining economic conditions through the loss of rental income as a result of a tenant becoming insolvent, properties becoming vacant or reduced rental rates for new leases. Your partnership maintains cash reserves to enable it to make potential capital improvements required in connection with the re-letting of the properties.

Results of Operations

      In order to provide a more meaningful comparison of the results of operations, the following analysis compares the years ended December 31, 2002, 2001 and 2000 as if the Exchange had occurred on January 1, 2000.

Comparison of the year ended December 31, 2002 to the year ended December 31, 2001 (Pro-Forma).

Income from Continuing Operations before Minority Interest

      Income from continuing operations before minority interest decreased by $14,188,000 to $116,991,000 for the year ended December 31, 2002 from
$131,179,000 for the year ended December 31, 2001. As more fully described below, this decrease is attributable to a decrease in total revenue of $9,352,000 and an increase in total expenses of $4,836,000.

Rental Income

      Rental income decreased by $7,909,000 or approximately 3% to $278,325,000 for the year ended December 31, 2002 from $286,234,000 for the year ended December 31, 2001. The decrease was primarily due to the January 2002 K-Mart Corporation Chapter 11 bankruptcy filing. K-Mart Corporation rejected the leases on 12 of your partnership's properties, which reduced 2002 revenues by $5,193,000. Eight of the properties have been re-leased. The aggregate rental rates under these leases is significantly less than the aggregate rent that was scheduled to be received during the renewal term under the K-Mart leases.

      Additionally, rental income decreased as a result of lease renewals at lower rental rates.

Interest Income

      Interest income decreased by $1,337,000 or approximately 29% to $3,298,000 for the year ended December 31, 2002 from $4,635,000 for the year ended December 31, 2001. The decrease was due to principal payments received by your partnership on loans receivable and overall lower interest rates on the invested cash balances.

Management Fees

      Management fees decreased by $106,000 or approximately 12% to $762,000 for the year ended December 31, 2002 from $868,000 for the year ended December 31, 2001. The decrease is attributable to fewer properties under management.

Interest Expense

      Interest expense increased by $2,189,000 or approximately 2% to $118,351,000 for the year ended December 31, 2002 compared to $116,162,000 for the year ended December 31, 2001. The increase was due to $20,314,000 in interest expense attributable to your partnership's mezzanine loan in the amount of $225,000,000 which was obtained in January 2002, which was substantially offset by decreases in the mortgage loan and contract right mortgage loan interest of $12,331,000 as a result of loan payoffs during the year, through scheduled principal payments and the net gain from the extinguishment of debt of $5,794,000 for the year ended December 31, 2002, compared to zero for the year ended December 31, 2001.

Depreciation

      Depreciation expense decreased by $1,707,000 or approximately 5% to $29,874,000 for the year ended December 31, 2002 compared to $31,581,000 for the year ended December 31, 2001. The decrease is attributable to the completion of the useful lives of various partnership assets while no further additions to real estate were expended.

General and Administrative

      General and administrative expenses increased by $3,512,000 or approximately 66% to $8,804,000 for the year ended December 31, 2002 compared to $5,292,000 for the year ended December 31, 2001. The increase was primarily the result of one-time organizational expenses relating to the formation of your partnership of $3,168,000. Additionally, legal expenses related to pending law suits were also incurred.

Amortization Expense

      Amortization expense increased by $948,000 or approximately 28% to $4,286,000 for the year ended December 31, 2002 compared to $3,338,000 for the year ended December 31, 2001. The increase is primarily the result of mortgage cost amortization expense in the amount of $981,000 related to your partnership's mezzanine loan. This increase was partially offset by savings of $33,000 due to the purchase of land estates during 2001.

Ground Rent

      Ground rent expense decreased by $84,000 or approximately 3% to $3,237,000 for the year ended December 31, 2002 compared to $3,321,000 for the year ended December 31, 2001. The decrease is the result of a June 2001 acquisition of land previously leased resulting in no rent expense for the property in 2002.

State Income Taxes

      State income taxes decreased by $22,000 or approximately 3% to $842,000 for the year ended December 31, 2002 compared to $864,000 for the year ended December 31, 2001.

Comparison of the year ended December 31, 2001 (Pro-Forma) to the year ended December 31, 2000 (Pro-Forma).

Income from Continuing Operations before Minority Interest

      Income from continuing operations before minority interest increased by $3,655,000 to $131,179,000 for the year ended December 31, 2001 from $127,524,000 for the year ended December 31, 2000. As more fully described below, this increase is attributable to a decrease in total expenses of $6,614,000, which was partially offset by a decrease in total revenue of $2,959,000.

Rental Income

      Rental income decreased by $1,701,000 or approximately 1% to $286,234,000 for the year ended December 31, 2001 from $287,935,000 for the year ended December 31, 2000. The decrease was due to lease renewals at lower rental rates of $1,060,000 and a lease amendment in connection with a mortgage refinancing of $641,000.

Interest Income

Interest income decreased by $1,232,000 or approximately 21% to $4,635,000 for the year ended December 31, 2001 from $5,867,000 for the year ended December 31, 2000. The decrease was due to lower loan and advance receivables of $633,000. In 2000 your partnership earned $400,000 in one-time fees for releasing a master tenant from a lease guarantee. Additionally lower earnings on invested cash of $199,000 resulted from lower investment balances.

Management Fees

      Management fees decreased by $26,000 or approximately 3% to $868,000 for the year ended December 31, 2001 from $894,000 for the year ended December 31, 2000. The decrease is attributable to the sale of a property previously under management.

Interest Expense

      Interest expense decreased by $7,037,000 or approximately 6% to $116,162,000 for the year ended December 31, 2001 compared to $123,199,000 for the year ended December 31, 2000. The decrease was a result of loan payoffs during the year and through scheduled principal payments offset by the gain on the extinguishment of debt of $1,173,000 for the year ended December 31, 2000. The 2000 gain was the result of three loan refinancings.

Depreciation

      Depreciation expense decreased by $31,000 to $31,581,000 for the year ended December 31, 2001 compared to $31,612,000 for the year ended December 31, 2000. The decrease is attributed to the completion of the useful lives of various partnership assets while no further additions to real estate were expended.

General and Administrative

      General and administrative expenses remained relatively stable, decreasing by $60,000 or approximately 1% to $5,292,000 for the year ended December 31, 2001 compared to $5,352,000 for the year ended December 31, 2000.

Amortization Expense

      Amortization expense decreased by $238,000 or approximately 7% to $3,338,000 for the year ended December 31, 2001 compared to $3,576,000 for the year ended December 31, 2000. The decrease is the result of the purchase of two land parcels from the respective remainderman in May and July 2000.

Ground Rent

      Ground rent expense decreased by $68,000 or approximately 2% to $3,321,000 for the year ended December 31, 2001 compared to $3,389,000 for the year ended December 31, 2000. The decrease resulted from a June 2001 land purchase for which your partnership was previously paying ground rent.

State Income Taxes

      State income tax expense increased by $820,000 to $864,000 for the year ended December 31, 2001 compared to $44,000 for the year ended December 31, 2000. The increase is the result of several states, particularly Tennessee, commencing partnership income tax requirements.

Recent Developments

      On January 1, 2003, your partnership acquired limited partnership interests in nine net leased real estate limited partnerships affiliated with the Newkirk Group. The limited partnership interests acquired by your partnership ranged between 4.9% and 57.75% of each partnership and were acquired in exchange for 317,813 limited partnership units of your partnership. In addition, your partnership may be required to purchase additional limited partnership interests for approximately 21,000 partnership units. The values of the net leased real estate partnerships and your partnership units were determined without arms length negotiations. Independent appraisals were obtained on the value of the properties owned by the limited partnerships.

      During January 2003, your partnership acquired the land underlying the property owned by one of the net leased partnerships referred to immediately above. The land was acquired from a company affiliated with your general partner for $1,000,000, $50,000 of which was paid in cash and the balance in the form of a $950,000 note due September 8, 2008. The note bears interest at the rate of 6% per annum, compounded annually, and is payable interest-only until maturity, at which time the full balance of the note is due. On January 1, 2003, your partnership acquired the land underlying the property owned by one of the net leased partnerships referred to immediately above for $285,000 from an affiliate of your general partner. The purchase prices for these land sales were determined without arms-length negotiations. Independent appraisals were obtained on the value of the land that was acquired.

      During February 2003, your partnership acquired from its limited partners 115,000 of its units of limited partnership interest at a purchase price of $35 per unit.

      During January 2003, your partnership sold six properties to unaffiliated third parties for a combined net sales price of $9,100,000. Your partnership will recognize a gain on sale of these properties of $4,428,000 during 2003.

      During January 2003, your partnership acquired a second mortgage loan that encumbered your partnership's property in Morris Township, New Jersey. The mortgage and accrued interest amounted to $27,952,000 at December 31, 2002. It was acquired for $22,148,000, $9,273,000 of which has been paid and $12,875,000 of which is payable on or before September 30, 2003. Your partnership acquired this mortgage in connection with an extension of the lease on the property and intends to seek mortgage financing to satisfy the balance of the purchase price.

      In February 2003, your partnership received a notice from Albertson's, Inc., the tenant at your partnership's Sioux Falls, South Dakota property, exercising the economic discontinuance provisions of the lease. Under the terms of the notice, Albertson's has proposed to terminate the lease effective November 5, 2003 and to purchase the property for $1,551,000. Your partnership has until October 2003 to respond to this notice.

      During February 2003, your partnership received the remaining balance due on a secured note of Cenland Associates Limited Partnership that it acquired in the Exchange. The note had an outstanding balance of $1,434,000 at the time of the Exchange that had been reduced to $158,416 as of December 31, 2002.

      During April 2003 your partnership acquired 30.5% and 44.7%, respectively, of the outstanding limited partnership interests in two partnerships that own commercial net-leased properties. The partnership interests were acquired for an aggregate cash purchase price of $692,580. Your partnership controls the general partners of each of these partnerships.

      Since January 1, 2003, your partnership has repaid a total of approximately $6.4 million of mortgage indebtedness encumbering 9 properties. The repaid indebtedness bore interest at 13.375% per annum and 13.5% per annum and was repaid from cash reserves.

Critical Accounting Policies

      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements and related notes. In preparing these consolidated financial statements, management has made its best estimates and judgments of certain amounts included in the consolidated financial statements, giving due consideration to materiality. Your partnership does not believe there is a great likelihood that materially different amounts would be reported related to the accounting policies described below. However, application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates.

      Impairment of long-lived assets. At December 31, 2002, your partnership had $1,203,890,000 of real estate (net), accounting for approximately 82% of the Partnership's total assets. Buildings and improvements are carried at cost net of adjustments for depreciation and amortization. The fair values of your partnership's buildings and improvements are dependent on the performance of the properties.

      Your partnership evaluates recoverability of the net carrying value of its real estate and related assets at least annually, and more often if circumstances dictate. If there is an indication that the carrying value of a property might not be recoverable, your partnership prepares an estimate of the future undiscounted cash flows expected to result from the use of the property and its eventual disposition, generally over a five-year holding period. In performing this review, management takes into account, among other things, the existing occupancy, the expected leasing prospects of the property and the economic situation in the region where the property is located.

      If the sum of the expected future undiscounted cash flows is less than the carrying amount of the property, your partnership recognizes an impairment loss and reduces the carrying amount of the asset to its estimated fair value. Fair value is the amount at which the asset could be bought or sold in a current transaction between willing parties, that is, other than in a forced or liquidation sale. Management estimates fair value using discounted cash flows or market comparables, as most appropriate for each property. Independent certified appraisers are utilized to assist management when warranted.

      Because the cash flows used to evaluate the recoverability of the assets and their fair values are based upon projections of future economic events, such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates, which are inherently subjective, the amounts ultimately realized at disposition may differ materially from the net carrying values at the balance sheet dates. The cash flows and market comparables used in this process are based on good faith estimates and assumptions developed by management.

      Unanticipated events and circumstances may occur, and some assumptions may not materialize; therefore, actual results may vary from the estimates, and variances may be material. The Partnership may provide additional write-downs, which could be material in subsequent years if real estate markets or local economic conditions change.

      Useful lives of long-lived assets. Building and improvements and certain other long-lived assets are depreciated or amortized over their useful lives. Depreciation and amortization are computed using the straight-line method over the useful life of the building and improvements. The cost of properties represents the initial cost of the properties to your partnership plus acquisition and closing costs less impairment adjustments.

Recently Issued Accounting Standards

      In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") SFAS No. 142 "Goodwill and Other Intangible Assets." SFAS No. 142 addresses accounting and reporting for intangible assets acquired, except for those acquired in a business combination. SFAS No. 142 presumes that goodwill and certain intangible assets have indefinite useful lives. Accordingly, goodwill and certain intangibles are not to be amortized but rather are to be tested at least annually for impairment. SFAS No. 142 also addresses accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. This statement had no effect on your partnership's consolidated financial statements.

      In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and the accounting and reporting provisions of Accounting Principles Board ("APB") Opinion No. 30, "Reporting the Results of Operations -Reporting the Effects of a Disposal of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. This statement also amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The provisions of this statement generally are to be applied prospectively. As a result of this statement, your partnership has classified the sale of properties as discontinued operations.

      In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections," which updates, clarifies and simplifies existing accounting pronouncements. In part, this statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt." FASB No. 145 is effective for fiscal years beginning after May 15, 2002. Upon adoption, enterprises must reclassify prior period items that do not meet the extraordinary item classification criteria in APB Opinion No. 30. Your partnership adopted this statement in 2002 and has included $5.8 million, $0 and $0.3 million in early extinguishment of debt gains in interest expense for 2002, 2001 and 2000 respectively.

      In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing or other exit or disposal activity. SFAS No. 146 is effective prospectively for exit and disposal activities initiated after December 31, 2002, with earlier adoption encouraged. Your partnership does not expect that this statement will have a material effect on your partnership's consolidated financial statements.

      In November 2002, the FASB issued Interpretation No. 45, "Guarantors' Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". The Interpretation elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This Interpretation does not prescribe a specific approach for subsequently measuring the guarantor's recognized liability over the term of the related guarantee. The disclosure provisions of this Interpretation are effective for your partnership's December 31, 2002 consolidated financial statements. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. This Interpretation had no effect on your partnership's consolidated financial statements.

      In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." This Interpretation clarifies the application of existing accounting pronouncements to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The provisions of the Interpretation will be immediately effective for all variable interests in variable interest entities created after January 31, 2003, and the partnership will need to apply its provisions to any existing variable interests in variable interest entities in 2003. The partnership does not expect that this Interpretation will have an impact on the partnership's consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

      Market risk is the risk of loss from adverse changes in market prices and interest rates. The interest rate of the variable rate debt as of December 31, 2002 was LIBOR plus 5.5% ($221.7 million). The $221.7 million note payable has a minimum interest rate of 8.5%. At December 31, 2002, the Partnership had an interest rate cap on the $221.7 million note payable providing for a fixed interest rate when LIBOR is between 3.5% and 7.0% for terms ranging from one to three years per the individual agreements.

ITEM 3.  PROPERTIES

      The following table sets forth certain information on the Newkirk properties owned by your partnership as of March 31, 2003. Your partnership wholly-owns 225 of the properties, has a 55% interest in two of the properties, a 53% interest in one of the properties and a 99% interest in three of the properties. Except as otherwise indicated in the table, the ownership interest is a fee interest in the underlying land:

                                                Approximate           2003                                              Lease
                                                 Leaseable       Annualized Base                                      Expiration/
                                                  Building      Rent Per sq. ft.                                        Option
                           Location            Square Footage          ($)               Principal Tenant             Expiration
                           --------            --------------          ---               ----------------             ----------
OFFICE:

Arkansas            Little Rock                    36,000            12.31        Entergy Gulf States                 2005/2030
                    Pine Bluff                     27,000            13.63        Entergy Gulf States                 2005/2030

California          El Segundo (4)                185,000            14.09        Raytheon                            2008/2038
                    El Segundo (4)                185,000            14.09        Raytheon                            2008/2038
                    Long Beach (1)(3)             478,000            31.58        Raytheon                            2008/2038
                    Walnut Creek (1)               55,000            37.52        Hercules Credit, Inc.               2007/2037

Colorado            Colorado Springs               71,000            31.13        Federal Express Corporation         2008/2038

Florida             Orlando(1)                    184,000            10.05        Martin Marietta Corporation         2008/2038
                    Orlando(1)                    357,000            12.88        Harcourt Brace & Company            2009/2039

Indiana             Columbus (1)                  390,000            36.93        Cummins Engine Company Inc.         2009/2039

Maryland            Baltimore(1)                  530,000            47.94        USF&G/The Saint Paul Co.            2009/2039

Missouri            Bridgeton(1)                   54,000            10.58        The Kroger Co.                      2006/2031

New Jersey          Carteret                       96,000            18.25        Supermarkets General Corp.          2011/2036
                    Elizabeth(1)                   30,000            25.73        Summit Bank                         2008/2038
                    Morris Township(1)(5)         225,000            26.20        Honeywell                           2008/2038
                    Morris Township(1)(5)          50,000            29.41        Honeywell                           2008/2038
                    Morris Township(1)(5)         137,000            25.99        Honeywell                           2008/2038
                    Morris Township               221,000            11.45        Crum & Forster                      2022/2042
                    Morristown(1)                 316,000            27.72        Honeywell                           2008/2038
                    Plainsboro(1)                   2,000            66.59        Summit Bank                         2008/2038

Nevada              Las Vegas                     282,000            21.83        Nevada Power Company                2014/2039

Ohio                Miamisburg(1)                  61,000            16.84        The Mead Corporation                2008/2038
                    Miamisburg(1)                  86,000             6.61        Reed Elsevier, Inc.                 2008/2038
                    Toledo(1)                     707,000            18.89        Owens-Illinois                      2006/2036

Pennsylvania        Allentown                      71,000             6.54        First Union Corp.                   2005/2025

                                                Approximate           2003                                              Lease
                                                 Leaseable       Annualized Base                                      Expiration/
                                                  Building      Rent Per sq. ft.                                        Option
                           Location            Square Footage          ($)               Principal Tenant             Expiration
                           --------            --------------          ---               ----------------             ----------
Tennessee           Johnson City                   64,000            10.58        SunTrust Bank                       2006/2031
                    Kingport                       43,000            10.98        American Electric Power             2008/2038
                    Memphis(1)                    521,000            21.74        Federal Express Corporation         2009/2039
                    Memphis(1)                     75,000            15.76        The Kroger Co.                      2008/2038

Texas               Beaumont(1)                   426,000            26.46        Entergy Gulf States                 2007/2037
                    Beaumont(1)                    50,000            29.10        Allied Lakewood Bank                2007/2037
                    Bedford(1)                    207,000            25.30        Team Bank                           2004/2039
                    Dallas (3 buildings)          185,000            16.39        Allied Lakewood Bank                2007/2037
                    Dallas(6)                     151,000            13.54        (6)                                    (6)
                                                ---------           ------

           TOTAL/AVERAGE OFFICE                 6,558,000            24.08
                                                =========           ======

RETAIL:

Alabama             Dothan(1)                      54,000             4.98        Albertson's Inc.                    2005/2035
                    Florence(1)                    42,000            14.89        The Kroger Co.                      2008/2038
                    Hunstville(1)                  60,000             7.45        Albertson's Inc.                    2007/2037
                    Huntsville(1)                  58,000             5.98        Albertson's Inc.                    2006/2036
                    Montgomery(1)                  54,000             3.97        Albertson's Inc.                    2005/2010
                    Montgomery                     66,000            10.35        Albertson's Inc.                    2007/2037
                    Tuscaloosa(1)                  53,000             4.22        Albertson's Inc.                    2005/2020

Arizona             Bisbee(1)                      30,000             9.06        Safeway, Inc.                       2009/2039
                    Tucson(1)                      37,000             9.77        Safeway, Inc.                       2009/2039

California          Anaheim(1)                     26,000             9.00        Stater Bros. Markets                2008/2038
                    Barstow                        30,000             7.63        Stater Bros. Markets                2008/2038
                    Beaumont                       29,000             7.14        Stater Bros. Markets                2008/2038
                    Calimesa                       29,000             8.96        Stater Bros. Markets                2008/2038
                    Colton                         73,000             5.69        Stater Bros. Markets                2008/2038
                    Colton                         26,000             7.72        Stater Bros. Markets                2008/2038
                    Corona(1)                      33,000            13.35        Stater Bros. Markets                2008/2038
                    Corona(1)                       9,000            26.43        Mark C. Bloome                      2007/2037
                    Costa Mesa(1)                  18,000            13.53        Stater Bros. Markets                2008/2038
                    Costa Mesa(1)                  17,000            14.89        Stater Bros. Markets                2008/2038
                    Desert Hot Springs(1)          29,000             7.18        Stater Bros. Markets                2008/2038
                    Downey                         39,000            12.09        Albertson's Inc.                    2007/2037
                    Fontana                        26,000             8.01        Stater Bros. Markets                2008/2038
                    Garden Grove(1)                26,000             8.73        Stater Bros. Markets                2008/2038
                    Glen Avon Heights(1)           42,000             7.69        Stater Bros. Markets                2008/2038
                    Huntington Beach               44,000            12.61        Albertson's Inc.                    2009/2039
                    Indio(1)                       10,000            22.70        Mark C. Bloome                      2007/2037
                    Lancaster                      42,000            12.75        Albertson's Inc.                    2009/2039
                    Livermore(1)                   53,000            10.73        Albertson's Inc.                    2006/2036
                    Lomita(1)                      33,000            10.24        Alpha Beta Company                  2006/2033
                    Mammoth Lakes(1)               44,000            18.33        Safeway, Inc.                       2007/2037
                    Mojave(1)                      34,000            11.26        Stater Bros. Markets                2008/2038

                                                Approximate           2003                                              Lease
                                                 Leaseable       Annualized Base                                      Expiration/
                                                  Building      Rent Per sq. ft.                                        Option
                           Location            Square Footage          ($)               Principal Tenant             Expiration
                           --------            --------------          ---               ----------------             ----------
                    Ontario(1)                     24,000             9.78        Stater Bros. Markets                2008/2038
                    Orange(1)                      26,000            12.57        Stater Bros. Markets                2008/2038
                    Pinole(1)                      58,000             7.16        Alpha Beta Company                  2011/2036
                    Pleasanton                    175,000             6.73        Federated Department Stores         2012/2040
                    Rancho Cucamonga               24,000             9.30        Stater Bros. Markets                2008/2038
                    Rialto                         29,000             7.35        Stater Bros. Markets                2008/2038
                    Rubidoux                       39,000             6.37        Stater Bros. Markets                2008/2038
                    San Bernadino                  30,000            10.70        Stater Bros. Markets                2008/2038
                    San Bernadino                  40,000             9.26        Stater Bros. Markets                2008/2038
                    San Diego(1)                  226,000             7.08        Nordstrom, Inc.                     2016/2036
                    Santa Ana(1)                   26,000             9.26        Stater Bros. Markets                2008/2038
                    Santa Monica                  150,000             5.74        Federated Department Stores         2012/2040
                    Santa Rosa(1)                  22,000             9.37        Albertson's Inc.                    2006/2036
                    Simi Valley(1)                 40,000            11.34        Albertson's Inc.                    2008/2038
                    Sunnymead                      30,000             7.67        Stater Bros. Markets                2008/2038
                    Ventura(1)                     40,000            19.92        City of Buenaventura                2013/2013
                    Westminster                    26,000            11.65        Stater Bros. Markets                2008/2038
                    Yucaipa                        31,000             5.29        Stater Bros. Markets                2008/2038

Colorado            Aurora                         41,000             6.88        Albertson's Inc.                    2005/2035
                    Aurora                         29,000             9.25        Albertson's Inc.                    2005/2035
                    Aurora(1)                      42,000             5.06        Albertson's Inc.                    2006/2036
                    Aurora(1)                      24,000            21.26        Safeway, Inc.                       2007/2037
                    Littleton                      29,000            11.20        Albertson's Inc.                    2005/2035
                    Littleton                      39,000            12.17        Albertson's Inc.                    2009/2039

Florida             Bradenton(1)                   60,000            12.16        Albertson's Inc.                    2007/2037
                    Cape Coral                     30,000            10.98        Albertson's/Lucky Stores            2008/2038
                    Casselberry(1)                 68,000            11.26        Albertson's Inc.                    2007/2037
                    Gainsville                     41,000             9.26        Albertson's/Lucky Stores            2008/2038
                    Largo                          54,000             6.90        Albertson's Inc.                    2005/2035
                    Largo                          40,000            10.98        Albertson's/Lucky Stores            2008/2038
                    Largo                          30,000             9.57        Albertson's/Lucky Stores            2008/2038
                    Orlando(1)                     58,000             5.67        Albertson's Inc.                    2006/2036
                    Pinellas Park                  60,000            11.74        Albertson's Inc.                    2007/2037
                    Port Richey(1)                 54,000             5.09        Albertson's Inc.                    2005/2035
                    Stuart(1) (7)                  54,000             5.61        Albertson's Inc.                    2005/2035
                    Tallahassee(1)                 54,000             5.25        Albertson's Inc.                    2005/2035
                    Venice(1)                      42,000            12.60        Albertson's Inc.                    2006/2036

Georgia             Atlanta(1)                      6,000            33.11        Bank South, N.A.                    2009/2039
                    Atlanta(1)                      4,000            37.25        Bank South, N.A.                    2009/2039
                    Chamblee(1)                     5,000            35.81        Bank South, N.A.                    2009/2039
                    Cumming(1)                     14,000            25.83        Bank South, N.A.                    2009/2039
                    Duluth(1)                       9,000            26.52        Bank South, N.A.                    2009/2039
                    Forest Park(1)                 15,000            24.84        Bank South, N.A.                    2009/2039
                    Jonesboro(1)                    5,000            29.19        Bank South, N.A.                    2009/2039
                    Stone Mountain (1)              6,000            30.84        Bank South, N.A.                    2009/2039

                                                Approximate           2003                                              Lease
                                                 Leaseable       Annualized Base                                      Expiration/
                                                  Building      Rent Per sq. ft.                                        Option
                           Location            Square Footage          ($)               Principal Tenant             Expiration
                           --------            --------------          ---               ----------------             ----------
Idaho               Boise(1)                       37,000            15.76        Albertson's Inc.                    2007/2037
                    Boise(1)                       43,000             7.59        Albertson's Inc.                    2008/2038

Illinois            Champaign                      31,000            12.31        Albertson's/Lucky Stores            2008/2038
                    Freeport                       30,000             9.43        Albertson's/Lucky Stores            2008/2038
                    Rock Falls                     28,000            10.77        Albertson's/Lucky Stores            2008/2038

Indiana             Carmel(1)                      39,000             8.89        Marsh Supermarkets, Inc.            2008/2038
                    Lawrence(1)                    29,000             4.54        Marsh Supermarkets, Inc.            2008/2038

Kansas              Liberal                        39,000               --        Vacant

Kentucky            Louisville(1)                  10,000            11.57        The Kroger Co.                      2006/2011
                    Louisville(1)                  40,000            16.45        The Kroger Co.                      2006/2036

Louisiana           Baton Rouge                    58,000            12.21        Albertson's Inc.                    2007/2037
                    Minden                         35,000            11.55        Safeway, Inc.                       2007/2037

Montana             Billings(1)                    41,000             9.05        Safeway, Inc.                       2007/2015
                    Bozeman(1)                     21,000             7.35        Albertson's Inc.                    2005/2030

Nebraska            Omaha                          73,000             5.32        Albertson's Inc.                    2006/2036
                    Omaha                          66,000            10.71        Albertson's Inc.                    2007/2037
                    Omaha                          67,000            10.99        Albertson's Inc.                    2007/2037

Nevada              Las Vegas                      38,000             7.68        Albertson's Inc.                    2005/2035
                    Las Vegas(1)                   60,000             7.57        Alpha Beta Company                  2006/2021
                    Las Vegas(1)                   38,000            13.32        Albertson's Inc.                    2008/2023
                    Reno(1)                        42,000            13.16        Albertson's Inc.                    2007/2037

New Jersey          Garwood(1)                     52,000            11.91        Supermarkets General Corp.          2006/2021

New Mexico          Albuquerque(1)                 35,000            18.70        Safeway, Inc.                       2007/2037
                    Las Cruces(1)                  30,000            14.64        Albertson's Inc.                    2007/2037

New York            Portchester(1)                 59,000            17.06        Supermarkets General Corp.          2008/2023

North Carolina      Charlotte(1)                   34,000             6.06        Food Lion Stores, Inc.              2008/2038
                    Concord(1)                     32,000            12.71        Food Lion Stores, Inc.              2008/2038
                    Jacksonville                   23,000             4.51        Food Lion Stores, Inc.              2008/2038
                    Jefferson(1)                   23,000             3.93        Food Lion Stores, Inc.              2008/2013
                    Lexington(1)                   23,000             7.48        Food Lion Stores, Inc.              2008/2038
                    Mint Hill(1)                   23,000             9.54        Food Lion/Del Haize Group             2003
                    New Bern(1)                    21,000            10.34        Food Lion Stores, Inc.                2003
                    Thomasville(1)                 21,000            10.58        Food Lion Stores, Inc.              2008/2038

Ohio                Cincinnati(1)                  26,000            14.39        The Kroger Co.                      2006/2011
                    Columbus(1)                    34,000            23.44        The Kroger Co.                      2006/2036
                    Franklin(1)                    29,000             8.28        Marsh Supermarkets, Inc.            2008/2038

                                                Approximate           2003                                              Lease
                                                 Leaseable       Annualized Base                                      Expiration/
                                                  Building      Rent Per sq. ft.                                        Option
                           Location            Square Footage          ($)               Principal Tenant             Expiration
                           --------            --------------          ---               ----------------             ----------
Oklahoma            Lawton(1)                      31,000            10.84        Safeway, Inc.                       2009/2039

Oregon              Beaverton                      42,000            13.02        Albertson's Inc.                    2009/2039
                    Grants Pass(1)                 34,000             8.65        Safeway, Inc.                       2009/2039
                    Portland                       42,000             8.29        Albertson's Inc.                    2006/2036
                    Salem                          52,000             7.81        Albertson's Inc.                    2009/2039

Pennsylvania        Doylestown                      4,000            38.81        Meritor Savings Bank                2008/2038
                    Lansdale                        4,000            41.04        Meritor Savings Bank                2008/2038
                    Lima                            4,000            44.66        Meritor Savings Bank                2008/2038
                    Philadelphia                   50,000            14.49        Supermarkets General Corp.          2005/2035
                    Philadelphia(8)                 4,000            15.95        Meritor Savings Bank                2008/2038
                    Philadelphia                    4,000            36.58        Meritor Savings Bank                2008/2038
                    Philadelphia                    4,000            52.19        Meritor Savings Bank                2008/2038
                    Philadelphia                    4,000            11.77        Meritor Savings Bank                2008/2038
                    Philadelphia                    4,000            42.99        Meritor Savings Bank                2008/2038
                    Philadelphia                    4,000            49.12        Meritor Savings Bank                2008/2038
                    Philadelphia                    4,000            38.81        Meritor Savings Bank                2008/2038
                    Philadelphia                    4,000            39.09        Meritor Savings Bank                2008/2038
                    Philadelphia                    4,000            55.26        Meritor Savings Bank                2008/2038
                    Richboro                        4,000            36.02        Meritor Savings Bank                2008/2038
                    Wayne                           4,000            52.75        Meritor Savings Bank                2008/2038

South Carolina      Moncks Corner(1)               23,000             3.34        Food Lion Stores, Inc.              2008/2018

South Dakota        Sioux Falls(1) (9)             60,000            13.47        Albertson's Inc.                    2007/2037

Tennessee           Chattanooga(1)                 42,000            15.99        The Kroger Co.                      2008/2038
                    Paris(1)                       31,000            14.31        The Kroger Co.                      2008/2038

Texas               Carrolton(1)                   61,000             8.24        Skaggs Alpha Beta                   2006/2036
                    Dallas(1)                      68,000             7.89        The Kroger Co.                      2006/2019
                    Fort Worth(1)                  44,000            13.72        Safeway, Inc.                       2007/2037
                    Garland(1)                     40,000            17.05        Safeway, Inc.                       2007/2037
                    Granbury(1)                    35,000            12.15        Safeway, Inc.                       2007/2037
                    Grand Prairie(1)               49,000            10.02        Safeway, Inc.                       2009/2039
                    Greenville(1)                  48,000             4.20        Safeway, Inc.                       2006/2036
                    Hillsboro(1)                   35,000             9.62        Safeway, Inc.                       2007/2037
                    Houston(1)                     52,000            14.45        The Kroger Co.                      2006/2036
                    Lubbock(1)                     54,000             4.59        Albertson's Inc.                    2005/2035
                    Midland                        60,000            10.53        Albertson's Inc.                    2009/2039
                    Rockdale                       44,000             3.80        Wal-Mart Stores, Inc.               2005/2035
                    Taylor                         62,000             3.44        Wal-Mart Stores, Inc.               2005/2035
                    Texarkana(1)                   46,000             8.43        Albertson's Inc.                    2006/2036
                    Woodville                      44,000             3.65        Wal-Mart Stores, Inc.               2005/2035

                                                Approximate           2003                                              Lease
                                                 Leaseable       Annualized Base                                      Expiration/
                                                  Building      Rent Per sq. ft.                                        Option
                           Location            Square Footage          ($)               Principal Tenant             Expiration
                           --------            --------------          ---               ----------------             ----------
Utah                Bountiful(1)                   50,000             7.85        Skaggs Alpha Beta                   2006/2016
                    Sandy(1)                       42,000             4.78        Albertson's Inc.                    2006/2016

Virginia            Staunton(1)                    23,000             8.94        Food Lion Stores, Inc.              2008/2038

Washington          Bothell(1)                     28,000             5.94        Albertson's Inc.                    2005/2035
                    Edmonds(1)                     35,000             6.02        Albertson's Inc.                    2005/2025
                    Everett(1)                     35,000            17.22        Albertson's Inc.                    2007/2037
                    Federal Way                    42,000             9.76        Albertson's Inc.                    2007/2037
                    Graham(1)                      45,000             9.22        Safeway, Inc.                       2009/2039
                    Kent                           42,000            12.99        Albertson's Inc.                    2009/2039
                    Milton(1)                      45,000            10.63        Safeway, Inc.                       2009/2039
                    Port Orchard(1)                28,000             4.52        Albertson's Inc.                    2005/2025
                    Redmond(1)                     45,000            11.26        Safeway, Inc.                       2009/2039
                    Spokane                        42,000             8.90        Albertson's Inc.                    2005/2035
                    Spokane(1)                     39,000             9.63        Safeway, Inc.                       2009/2039
                    Woodinville(1)                 30,000             5.77        Albertson's Inc.                    2006/2031

Wyoming             Cheyenne                       12,000            22.80        Key Bancshares of Wyoming           2004/2039
                    Cheyenne(1)                    31,000             6.87        Albertson's Inc.                    2006/2036
                    Douglas                        12,000            23.84        Key Bancshares of Wyoming           2004/2039
                    Evanston                       28,000            19.77        Key Bancshares of Wyoming           2004/2039
                    Evanston                       10,000            30.18        Key Bancshares of Wyoming           2004/2039
                    Torrington                     12,000            19.79        Key Bancshares of Wyoming           2004/2039
                                                ---------           ------

           TOTAL/AVERAGE RETAIL                 6,324,000            10.06
                                                =========           ======

OTHER:

Arizona             Flagstaff(1) (10)             114,000            11.29        Walgreen Arizona Drug Co.           2008/2033
                    Flagstaff                      10,000               --        Vacant  (2)                            --
                    Sun City                       10,000            15.00        Furr's Restaurant Group (2)           2012

California          Colton                        668,000             3.67        Stater Bros. Markets                2008/2038
                    El Segundo(4)                 959,000            14.09        Raytheon                            2008/2038
                    Long Beach(1)(3)              201,000            13.24        Raytheon                            2008/2038
                    Palo Alto(1)                  123,000            32.37        Xerox Corporation                   2008/2013

Colorado            Arvada                         10,000               --        Vacant (2)                             --
                    Ft. Collins                    10,000            24.96        Lithia Motors (2)                     2012
                    Lakewood                       10,000               --        Vacant  (2)                            --

Florida             Orlando(1)                    205,000             5.89        Walgreen Co.                        2006/2031

Maine               North Berwick                 821,000             3.39        United Technologies Corp.           2010/2035

New Mexico          Carlsbad                       10,000            15.00        Furr's Restaurant Group (2)           2012

                                                Approximate           2003                                              Lease
                                                 Leaseable       Annualized Base                                      Expiration/
                                                  Building      Rent Per sq. ft.                                        Option
                           Location            Square Footage          ($)               Principal Tenant             Expiration
                           --------            --------------          ---               ----------------             ----------
Pennsylvania        New Kingston(1)               430,000             8.23        Hershey Foods Corporation           2008/2038

South Carolina      Myrtle Beach(1)                37,000             8.10        Food Lion Stores, Inc.              2003/2028

Tennessee           Franklin(1)                   289,000             4.57        United Technologies Corp.           2008/2038
                    Memphis(1)                    780,000             3.67        Sears Roebuck & Company             2007/2037

Texas               Lewisville                    256,000             7.70        Xerox Corporation                   2008/2038
                    Corpus Christi                 10,000            15.00        Furr's Restaurant Group (2)           2012
                    El Paso                        10,000            15.00        Furr's Restaurant Group (2)           2012
                    Euless                         10,000               --        Vacant  (2)                           2012
                    Lewisville                     10,000            12.50        Ming Chun Lu (2)                    2007/2017
                    McAllen                        10,000            15.00        Furr's Restaurant Group (2)           2012
                    Victoria                       10,000            15.00        Furr's Restaurant Group (2)           2012

Wisconsin           Windsor(1)                    356,000             7.52        Walgreen Co.                        2007/2032
                                               ----------            -----

           TOTAL/AVERAGE OTHER                  5,358,000             7.32
                                               ==========            =====

           GRAND TOTAL/AVERAGE                 18,240,000            14.30
                                               ==========            =====

----------

(1)   Land held in land estate or pursuant to ground lease.
(2)   See "- Property Matters" below for information on these properties.
(3)   55% interest owned by your partnership.
(4)   53% interest owned by your partnership.
(5)   99% interest owned by your partnership.
(6) The property is an office building leased to multiple tenants. The building is currently 64.3% occupied with an average rental rate of $21.02 per square foot. The United States Government is the largest tenant at the building leasing 51,276 square feet pursuant to a lease scheduled to expire July 14, 2011. In addition, the United States Government has entered into a lease (which is not included in the current occupancy numbers) for an additional 13,022 square feet (8.6%) which lease is scheduled to commence May 1, 2003.
(7) In November 2002, your partnership received notice from the tenant exercising the economic discontinuance provisions of its lease. Under the terms of the notice, the tenant has proposed to terminate the lease effective July 11, 2003 and to purchase the property for $630,797. Your partnership has until June 2003 to respond to the tenant's notice.
(8) This lease has been terminated effective June 1, 2003. The tenant has made a $276,576 early termination payment, all of which will be applied to existing mortgage indebtedness.
(9) In February 2003, your partnership received notice from the tenant exercising the economic discontinuance provisions of its lease. Under the terms of the notice, the tenant has proposed to terminate the lease effective November 5, 2003 and to purchase the property for $1,551,295. Your partnership has until October 2003 to respond to the tenant's notice.
(10) The tenant has exercised an option to purchase this property at its fair market value as encumbered by the lease. Your partnership's general partner anticipates that the property will be sold in May 2003 for a sales price of $9,500,000.

      Property Matters. On January 22, 2002, Kmart Corporation, a tenant at 12 of your partnership's properties, filed for protection under Chapter 11 of the United States Bankruptcy Code. Kmart had the right to either accept or reject the leases. Kmart elected to reject the leases, which caused an immediate termination of such leases. Your partnership re-leased 9 of the properties to Furr's Restaurant Group for 10-year lease terms, one of the properties to Lithia Motors for a 10-year lease term and another property for use as a Chinese food restaurant for a 5-year lease term. Your partnership is pursuing a claim against Kmart in the Bankruptcy Court. In January 2003, Furr's Restaurant Group filed for protection under Chapter 11 of the Bankruptcy Code and subsequently rejected the lease on 3 sites. The remaining sites continue to be leased to Furr's through 2012, and your partnership is pursuing a claim against Furr's in the Bankruptcy Court for the 3 rejected sites. Furr's also has the right to reject the lease that now covers the remaining sites. The aggregate rent for the 8 sites that are presently leased is significantly less than the aggregate rent that was scheduled to be received from Kmart during its renewal term, which would have begun in February 2003. Your partnership has purchased the land underlying all of the 12 original Kmart sites for $250,000 and is seeking tenants for the 4 vacant sites.

      On February 12, 2002, Kaiser Aluminum & Chemical Corp., the tenant at your partnership's property located in Oakland, California, filed for protection under Chapter 11. In an effort to protect your partnership's equity investment in the property, your partnership, from its cash reserve account, purchased the first mortgage debt that encumbered the property for $15,500,000. Your partnership subsequently secured approximately $14,530,000 of replacement financing from a third party lender. The note bore interest at LIBOR plus 4.5% per annum (6.42% at December 31, 2002), had a maturity date of September 1, 2003 and required monthly payments of principal and interest. Your partnership sold its interest in this property in March 2003 for approximately $122,918,000. After satisfying existing mortgage indebtedness, the net sales proceeds were approximately $28,000,000, half of which was applied to a principal payment required to be made on your partnership's loan with Fleet National Bank.

      In November 2002 and January 2003, your partnership sold two properties owned by it in Oklahoma City, Oklahoma to the tenants of those properties. One property, leased to Safeway, Inc., was sold for $1,440,000 and the other property, leased to Fleming Companies, Inc., was sold for $945,611. Both properties were sold under the economic discontinuance provisions of their respective leases. As provided in the leases, the tenants had made rejectable offers to purchase the properties for specified amounts, and your partnership accepted the offers after it was unable to locate purchasers who would pay a higher price or secure new tenants for the properties. $1,023,689 of the price paid by Safeway, Inc. represented the rejectable offer price, and $420,323 represented deferred rent.

      In January 2003, your partnership sold five properties owned by it in Allen, Ennis, Huntsville, Rockwell, and Waxahachie, Texas to Wal-Mart Stores, Inc., the tenant, for approximately $8,259,000. After satisfying existing mortgage indebtedness, the net sales proceeds were approximately $4,500,000, half of which was applied to a principal payment required to be made on your partnership's loan with Fleet National Bank. During 2002, Wal-Mart paid rent of $994,894 for the property.

      On November 5, 2002, your partnership sold its property located in Escondido, California that was leased to Albertson's, Inc. for a net purchase price of $2,200,000, half of which was applied to a principal payment required to be made on your partnership's loan with Fleet National Bank. During 2002, Albertson's paid rent of $4,508,161 for the property.

      Land Estates and Ground Leases. As indicated above, your partnership holds either an estate for years with an option to lease the land upon expiration of the estate for years or leases a number of its properties pursuant to ground leases. Where your partnership holds an estate for years, the arrangement is for a stated period of time, which is typically one day longer than the primary term of the underlying lease. At the expiration of the estate for years, title to the land will automatically vest in a remainderman. Your partnership then has the option to lease the land from the remainderman for a stated period of time, which would in all cases exceed the aggregate number of years that a building lessee could extend its underlying lease by exercising all of its renewal terms. In general, the rentals due under the ground leases are nominal through the last renewal term of the improvements lease and then increase to fair market rent. The remainderman in almost all cases has subordinated its interest in the land to any first mortgage encumbering the property, but has not, in any case, subordinated its interest in the land to the second mortgage encumbering the property. Any second mortgage encumbers your partnership's option to lease the land at the expiration of your partnership's estate for years, and will encumber the leasehold interest in the land created upon any exercise of the option to lease by your partnership. Your partnership is continually seeking to acquire the "remainder" interests in its properties in an effort to acquire fee title to the properties.

      With respect to those properties subject to a ground lease, your partnership has the right to extend the ground lease for at least as long as the aggregate number of years that a building lessee could extend its underlying lease by exercising all of its renewal terms. In general, the ground rent is passed through to the building lessee under the improvements lease.

      In May 2002, your partnership purchased the land underlying the property owned by your partnership in Liberal, Kansas and Garwood, New Jersey, for approximately $30,000 and $600,000, respectively. Your partnership previously leased the land under ground leases.

      On January 15, 2003, your partnership purchased the land underlying 12 sites formerly leased to Kmart Corporation for $250,000. Your partnership previously leased the land under ground leases.

Mortgage Indebtedness of Your Partnership

      First Mortgage Loans. Each of your partnership's properties secures one or more mortgage loans. As of December 31, 2002, the first mortgage indebtedness had an aggregate outstanding principal balance of $605,733,000, with interest at rates ranging from 4.2% per annum to 15% per annum and maturities at various dates from January 1, 2003 to December 1, 2013.

      The following is a summary of scheduled principal maturities, by year, under the first mortgage debt secured by your partnership's real properties:

                         Year                    Amount
                         ----                    ------

                         2003 .....        $124,084,000
                         2004 .....         106,706,000
                         2005 .....          88,915,000
                         2006 .....          87,226,000
                         2007 .....          82,608,000
                         Thereafter         116,194,000
                                           ------------
                         Total ....        $605,733,000
                                           ============

      The foregoing debt amounts, as well as other debt amounts referred to in this section entitled "- Mortgage Indebtedness of Your Partnership", represent amounts contractually due and owing, while your partnership's financial statements reflect the debt balance after making an adjustment to fair value in accordance with generally accepted accounting principles.

      On October 1, 2002, the first mortgage encumbering your partnership's office property in Baltimore, Maryland was refinanced with a new $39,500,000 loan that replaced the existing loan that had a balance of $39,044,343 and an interest rate of 15% per annum. The new loan bears interest at a rate of 4.2% per annum and matures on October 1, 2004, at which time it is scheduled to be fully amortized.

      In December 2002, the mortgage indebtedness encumbering properties in El Segundo, California in which your partnership owns a 53% interest was refinanced with (i) an $88,724,702 first mortgage, secured by the buildings and the land estate, bearing interest at 6% per annum and self-amortizing by January 1, 2009 and (ii) $25,352,919 of second mortgages, secured by the buildings and the land estate, bearing interest at 4.86% per annum, and maturing on January 1, 2024, at which time a $25,988,645 balloon payment will be due. In addition, a $3,235,880 prepayment penalty was paid as part of the refinancing. As part of the refinancing, your partnership purchased the land underlying the property for $1,700,000, which was provided by the proceeds of a new first mortgage secured by the land underlying the property. This mortgage, which is the responsibility of your partnership, bears interest at 6% per annum and is self-amortizing by January 1, 2009. Members of the Newkirk Group, an affiliate of your partnership's general partner that is described in "ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS", acquired approximately 55% of the second mortgage indebtedness in the refinancing for a purchase price of $1,012,486, exclusive of closing costs. Prior to the refinancing, the property was encumbered by approximately $56,800,000 of first mortgage indebtedness, $50,500,000 of which bore interest at 13.25% and $6,300,000 of which bore interest at 13.6% per annum, as well as $51,611,251 of second mortgage indebtedness bearing interest at 15.5% per annum.

      In December 2002, a first mortgage encumbering your partnership's office property in Orlando, Florida leased to Harcourt Brace & Company was refinanced with a new $14,000,000 loan. The existing loan had a balance of $13,500,000 and an interest rate of 13.5% per annum, while the new loan bears interest at 5.31% per annum and matures on April 1, 2009, at which time it is scheduled to be fully amortized.

      In October 2002, a first mortgage encumbering your partnership's retail property in Pinole, California, was refinanced with a new $2,000,000 loan. The existing loan had a balance of $1,972,739 and an interest rate of 11.375% per annum, while the new loan bears interest at 7.2% per annum and matures on September 1, 2011, at which time it is scheduled to be fully amortized.

      Since January 1, 2003, your partnership has repaid a total of approximately $6,400,000 of mortgage indebtedness encumbering 9 properties. That indebtedness bore interest at 13.375% per annum and 13.5% per annum and was repaid from cash reserves.

      Second Mortgage Loans. A number of your partnership's properties are encumbered by second mortgage loans. As of December 31, 2002, the second mortgage indebtedness had an aggregate outstanding principal balance of $575,017,000, bore simple interest at rates ranging from 7% per annum to 19.63% per annum and matured at various dates from February 1, 2003 to January 1, 2025. Each of the loans is prepayable together with various premiums.

      The following is a summary of scheduled principal maturities, by year, under the junior mortgage debt secured by your partnership's real properties:

                         Year                    Amount

                         2003 .....        $ 15,994,000
                         2004 .....          22,536,000
                         2005 .....          37,914,000
                         2006 .....          39,603,000
                         2007 .....          40,325,000
                         Thereafter         418,645,000
                                           ------------
                         Total ....        $575,017,000
                                           ============

      The foregoing debt amounts represent amounts contractually due and owing, while your partnership's financial statements reflect the debt balance after making an adjustment to fair value in accordance with generally accepted accounting principles.

      In January 2003, your partnership acquired a second mortgage loan that encumbered your partnership's property in Morris Township, New Jersey that is leased to Crum & Forster. Outstanding principal and accrued and unpaid interest on the mortgage was $27,952,000. The mortgage bore interest at 10.25% per annum. It was acquired for $22,148,000, $9,273,000 of which has been paid and $12,875,000 of which is payable on the earlier of September 30, 2003 or the date on which your partnership obtains a new first mortgage loan on the property. Your partnership acquired this mortgage in connection with an extension of the lease on the property and intends to seek mortgage financing to satisfy the balance of the purchase price.

      Your partnership has an option to prepay at a discount second mortgages on 50 partnership properties. Those mortgages had an outstanding balance as of December 31, 2002 of $271,201,470 and may only be prepaid at a discount before the end of the primary term of the lease encumbering the relevant property. All of these second mortgages are included in the grantor trust described in "ITEM
1. BUSINESS - Description of Assets - The Subordinate Mortgage Interests".

      All rights of the mortgagee under each of the second mortgages are fully subject and subordinate to the rights granted the holders of the first mortgages. The second mortgages generally grant the mortgagee a security interest in and include a subordinate assignment of, among other things, your partnership's interest in its underlying lease. Each second mortgage contains an assignment of your partnership's interest in all rents, income, revenues, claims, issues and profits from and in respect of all of the property encumbered by that second mortgage.

      Substantially all of the second mortgages contain restrictions affecting the ability of the applicable property-owning subsidiary of your partnership to refinance its existing first mortgage loan or incur additional financing during the primary term of the relevant lease. The principal restriction on such first mortgage financing is a debt service coverage test under which the scheduled rental payments from the properties at the time of such financing must be at least 103% of your partnership's aggregate debt service payments due under the second mortgage and such financing (except that if a lease is no longer in effect, the debt service coverage test may be satisfied based on the scheduled rent payments that otherwise would have been payable under the lease for the period that the financing is to be in place).

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth the number of units held as of March 31, 2003 by (i) each person that, to our knowledge, beneficially owns more than 5% of the total number of units, (ii) each officer or director of Newkirk MLP Corp., the manager of your partnership's general partner, and (iii) the directors and executive officers of Newkirk MLP Corp. as a group.

Name and Address of                                                        Percent of
Beneficial Owner                                        Number of Units   Total Units
----------------                                        ---------------   -----------

WEM - Brynmawr Associates LLC                         3,430,590 (2) (3)     54.29%
Michael L. Ashner
Apollo Real Estate Investment Fund III, L.P.
Apollo Real Estate Advisors III, L.P.
Apollo Real Estate Capital Advisors III, Inc. (1)

Vornado Realty Trust                                  1,633,501 (3) (4)     25.85%
888 Seventh Avenue
New York, NY  10019

Peter Braverman                                               0                --

Thomas Staples                                                0                --

Carolyn Tiffany                                               0                --

All executive officers and directors                  3,430,590 (2) (3)     54.29%
as a group (4 individuals)

----------

(1) The address for Apollo Real Estate Investment Fund III, L.P. ("Apollo Fund"), Apollo Real Estate Advisors III, L.P. ("Apollo Advisors"), and Apollo Real Estate Capital Advisors III, Inc. ("Apollo Capital") is 1301 Avenue of the Americas, New York, New York 10019. The address for WEM-Brynmawr Associates LLC and Mr. Ashner is 100 Jericho Quadrangle, Jericho, New York 11753.

(2) Comprised of units that are held by Newkirk RE Holdings LLC, Newkirk NL Holdings LLC, Newkirk Tender Holdings LLC, Marbax Venture LLC, AP-WIN Associates, L.L.C., AP-III WEM WIN Tender LLC and AP-IV WEM WIN Tender LLC, each of which is directly or indirectly controlled by WEM-Brynmawr Associates and by Apollo Fund. For purposes of Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act"), as the sole manager of WEM-Brynmawr Associates LLC, Mr. Ashner may be deemed to be the beneficial owner of all units beneficially owned by WEM-Brynmawr Associates. In addition, for purposes of Section 13 of the Exchange Act, as the general partner of Apollo Fund, Apollo Advisors may be deemed to be the beneficial owner of all units beneficially owned by Apollo Fund, and all such units may be deemed to be beneficially owned by Apollo Capital as the general partner of Apollo Advisors.

(3) Due to the relationships between the individual and entities referred to on this chart and in notes (2) and (4) thereto, such individual and entities may be deemed to constitute a "group" for purposes of Section 13d-3 of the Exchange Act.

(4) Comprised of units that are held by VNK Corp., Vornado Newkirk LLC and Vornado Realty L.P., each of which is controlled by Vornado Realty Trust. Also includes 217,418 units beneficially owned by WEM-Brynmawr Associates that are subject to an option held by Vornado Realty.

ITEM 5. MANAGERS AND EXECUTIVE OFFICERS

      The general partner of your partnership is MLP GP LLC, a Delaware limited liability company, that is owned by affiliates of Vornado Realty Trust and executive officers of Winthrop Financial Associates. In addition, Winthrop Financial Associates performs asset management services for your partnership.

      The principal officers of the manager of your partnership's general partner are Michael L. Ashner, Chief Executive Officer; Peter Braverman, Executive Vice President; Thomas C. Staples, Chief Financial Officer; and Carolyn Tiffany, Chief Operating Officer. Such persons also serve in those capacities for Winthrop Financial Associates. These officers manage and control the day-to-day operations of your partnership on behalf of your partnership's general partner. However, significant transactions, whether by your partnership or any subsidiary partnership, such as sales, acquisitions, debt refinancings and mergers, require the consent of the members of the general partner under the limited liability company agreement of the general partner.

      The principal occupations and relevant affiliations of the officers of your partnership's general partner are as follows:

      Michael L. Ashner. Mr. Ashner, age 50, serves as the Chief Executive Officer of Winthrop Financial Associates and its affiliates, a position he has held since January 15, 1996, as well as the Chief Executive Officer of Newkirk MLP Corp., the manager of your partnership's general partner. Since August 2002, Mr. Ashner has also served as the Chief Executive Officer and a Director of Shelbourne Properties I, II and III, three separate publicly traded real estate investment trusts. Since 1981, Mr. Ashner has been Chairman of Exeter Capital Corporation, a firm that has organized and administered real estate limited partnerships. Since August 2001, Mr. Ashner has also served as Chief Executive Officer of AP-Fairfield GP, LLC, the general partner of Fairfield Inn By Marriott Limited Partnership, an entity that owns and operates 50 Fairfield Inns. He has also served since February 2001 as Chief Executive Officer of GFB-AS Manager Corp., the general partner of various entities that own and operate 21 senior assisted-living facilities. Mr. Ashner also currently serves on the Boards of Directors of the following publicly traded companies: Greate Bay Hotel and Casino Inc., a hotel and casino operator, and NBTY Inc., a manufacturer, marketer and retailer of nutritional supplements.

      Peter Braverman. Mr. Braverman, age 51, has served as the Executive Vice President of Winthrop Financial Associates and its affiliates since January 1996. Mr. Braverman also serves as the Executive Vice President of Newkirk MLP Corp., the manager of your partnership's general partner. He has also been an Executive Vice President of AP-Fairfield GP, LLC since August 2001 and an Executive Vice President of GFB-AS Manager Corp. since February 2001. Since August 2002, Mr. Braverman has also served as the Executive Vice President and a Director of Shelbourne Properties I, II and III.

      Thomas C. Staples. Mr. Staples, age 47, has been with Winthrop Financial Associates since 1995. Since January 1999, Mr. Staples has served as the Chief Financial Officer of Winthrop Financial Associates. Since August 2002, Mr. Staples has also served as Assistant Treasurer of Shelbourne Properties I, II and III. In addition, Mr. Staples is the Chief Financial Officer of the Newkirk Group. He also serves as Chief Financial Officer and Treasurer of AP-Fairfield GP, LLC and Chief Financial Officer of GFB-AS Manager Corp. Mr. Staples is a certified public accountant.

      Carolyn Tiffany. Ms. Tiffany, age 36, has been with Winthrop Financial Associates since January 1993. Since December 1997, Ms. Tiffany has served as the Chief Operating Officer of Winthrop Financial Associates. Ms. Tiffany also serves as Vice President, Treasurer, Secretary and Chief Financial Officer of Shelbourne Properties I, II and III. In addition, Ms. Tiffany is the Chief Operating Officer of The Newkirk Group. She has also been Chief Operating Officer of AP-Fairfield GP, LLC since August 2001 and Chief Operating Officer of GFB-AS Manager Corp. since February 2001.

ITEM 6. EXECUTIVE COMPENSATION

      Your partnership has no employees. See "ITEM 1. BUSINESS - Employees" for a description of the services performed for your partnership by Winthrop Financial Associates, A Limited Partnership, an affiliate of your partnership's general partner.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE EXCHANGE

      In connection with the exchange, affiliates of Apollo Real Estate Investment Fund III, L.P., executive officers of Winthrop Financial Associates and Vornado Realty Trust contributed assets to your partnership. We refer to this group as the Newkirk Group.

      In the exchange, the Newkirk Group assigned a value, which we refer to as the exchange value, to the Newkirk partnerships as well as to each of the other real estate assets that were contributed to your partnership. These values were assigned to provide a common standard for allocating units. Units were only issued to accredited investors, as that term is defined in the Securities Act, and one unit was issued for each $100 of exchange value.

      In determining exchange values, the Newkirk Group primarily utilized a discounted cash flow approach in which it estimated future cash flows and then discounted those cash flows at various discount rates to arrive at a present value. Houlihan Lokey Howard & Zukin Financial Advisors, Inc. rendered an opinion that the unit consideration received in the exchange by the limited partners (other than the Newkirk Group) in each Newkirk partnership was fair to such limited partners from a financial point of view.

      A total of 4,746,278 units were issued in the exchange to the Newkirk Group. Those units were issued in consideration for the following interests:

      o limited partnership interests held by the Newkirk Group in the Newkirk partnerships and six other real estate partnerships (3,705,420 units). The Newkirk Group was allocated units in respect of its interests in the Newkirk partnerships on the same basis as all other limited partners in the Newkirk partnerships. 974,293 of the units allocated to the Newkirk Group in the exchange were in respect of limited partnership interests in the Newkirk partnerships that the Newkirk Group had acquired between January 2000 and January 2001 for an aggregate price of $55,376,896, a portion of which was paid in limited partnership interests of Vornado Realty L.P.;

      o interests in entities that controlled the general partners of the Newkirk partnerships as well as the general partner of other real estate limited partnerships (526 units);

      o     a majority interest in a management company (638,507 units);

      o ground leases, remainder interests or the right to acquire remainder interests in land underlying 61 properties owned by the Newkirk partnerships and 73 properties owned by other real estate limited partnerships (140,460 units). 86,862 of such units were in respect of assets acquired by the Newkirk Group in 2000 and 2001 for an aggregate price of $8,371,297;

      o a leasehold interest and a second mortgage loan relating to a property owned by one of the Newkirk partnerships (64,378 units);

      o substantially all of the interests in two entities that held unsecured loan payables by two separate Newkirk partnerships (35,450 units). 11,578 of such units were in respect of interests in one of the entities acquired by the Newkirk Group in 2000 for $1,212,030;

      o     interests in a securitized pool of first mortgages (141,156 units);
            and

      o a loan secured by second mortgages on commercial properties (20,381 units).

      As part of the exchange, your partnership and the Newkirk Group entered into an option arrangement that gave your partnership an option to acquire in January 2008 indirect interests in a pool of second mortgages of the Newkirk partnerships and various other partnerships. The Newkirk Group also has the right to require your partnership to acquire these indirect interests in December 2007. We refer you to "ITEM 1. BUSINESS - Description of Assets - The Subordinate Mortgage Interests" for additional information on the option arrangement and those interests.

ACQUISITION OF LIMITED PARTNERSHIP INTERESTS

      See "ITEM 1. BUSINESS - Recent Developments" for a description of the acquisition by your partnership of limited partnership interests in partnerships that own commercial net-leased property. We refer to these partnerships as the "additional partnerships". The Newkirk Group was issued 317,813 units for contributing these limited partnership interests to your partnership. In addition, the Newkirk Group has the right to require your partnership to purchase additional limited partnership interests in two of the partnerships at any time after January 1, 2004 in exchange for an aggregate of approximately 21,000 additional units.

      In determining the number of units issuable to the Newkirk Group in exchange for such interests, your partnership's general partner estimated the value of the additional partnerships utilizing a discounted cash flow approach similar to that which was used to determine exchange values for Newkirk partnerships as part of the exchange to arrive at a value of $22,704,776 for the limited partnership interests. Your partnership's general partner then estimated the per unit value of your partnership in order to determine the number of units allocable to the Newkirk Group for their interests in the additional partnerships. The estimated per unit value of your partnership was derived from the aggregate value ascribed to your partnership in the exchange, as adjusted to reflect the proceeds from your partnership's indebtedness to Fleet that were distributed to limited partners following the exchange. 47,743 of the units allocated to the Newkirk Group were in respect of limited partnership interests in the additional partnerships that the Newkirk Group had acquired in 2001 and 2002 for $1,305,204.

      During 2002, appraisals were obtained for each of the properties owned by the additional partnerships. The aggregate appraised value of all of the properties was $288,675,000. Based solely on your partnership's ownership interests in the other partnerships, $25,049,842 of the appraised value would be attributable to the interests owned by your partnership.

LAND ACQUISITIONS

      In January 2003, your partnership acquired the land underlying the property owned by one of the additional partnerships. The property is a 200,000 square foot office building that is net-leased to Associates First-Financial Corp. until September 2008 with renewal options extending until September 2038. This additional partnership has an estate for years in the land that runs until September 2013 followed by an option to ground lease the land for up to 45 years. The land was acquired from a company wholly-owned by Winthrop Financial Associates, an affiliate of your partnership's general partner, for $1,000,000, $50,000 of which was paid in cash and the balance in the form of a $950,000 note due September 8, 2008. The note bears interest at the rate of LIBOR plus 6% per annum, compounded annually, and payable interest-only until maturity, at which time the full balance of the note is due.

      On January 1, 2003, your partnership acquired the land underlying the property owned by one of the additional partnerships for $285,000 from Northwood Realty Company, a wholly-owned subsidiary of Winthrop Financial Associates. The property is a 72,000 square foot retail property that is net-leased to Mervyn's, a subsidiary of Target Corporation, until December 31, 2007 with renewal options extending until December 31, 2027. This additional partnership has a ground lease in the land that extends for up to 70 years after December 31, 2002.

      In determining the purchase price for the land sales described above, your partnership's general partner obtained property appraisals.

MORTGAGE INDEBTEDNESS

      Certain members of the Newkirk Group own the three most junior tranches of the T-1 Certificate that is described in "ITEM 1. BUSINESS" under the heading "- Description of Assets - The Subordinate Mortgage Interests." As of December 31, 2002, the outstanding principal balance on the T-1 Certificate was $176,435,000, including $17,338,000 attributable to the interests held by members of the Newkirk Group. During the year ended December 31, 2002, approximately $2,500,000 of interest was paid on these three junior tranches.

MORTGAGE REFINANCING

      See "ITEM 3. PROPERTIES - Mortgage Indebtedness of Your Partnership" for information on the acquisition by members of the Newkirk Group of second mortgage indebtedness on properties owned by your partnership.

T-2 CERTIFICATE

      See "ITEM 1. BUSINESS - Description of Assets - The Subordinate Mortgage Interests" for a description of the grantor trust T-2 Certificate that is currently held by NK-CR Holdings and Holdings Subsidiary, both of which are owned by an affiliate of your partnership's general partner.

MORTGAGE ON PROPERTY OF AFFILIATE

      See "ITEM 1. BUSINESS - Description of Assets - First Mortgage Interests" for information on a securitized pool of first mortgages held by your partnership that is partially secured by properties owned by partnerships that are controlled by affiliates of your partnership's general partner.

ASSET MANAGEMENT AGREEMENT

      See "ITEM 1. BUSINESS - Description of Assets - The Management Company" for a description of fees paid to Winthrop Financial Associates by Newkirk Asset Management LLC for services rendered for your partnership and certain other partnerships.

ITEM 8. LEGAL PROCEEDINGS

      In July 2002, an action was commenced in the Connecticut Superior Court by four limited partners of three Newkirk partnerships against, among others, your partnership's general partner and various affiliates of your partnership's general partner. The action alleges, among other things, that the price paid to non-accredited investors in connection with the exchange was unfair and did not fairly compensate them for the value of their partnership interests. The complaint also alleges that the exchange values assigned in the exchange to certain assets contributed by affiliates of your partnership's general partner were too high in comparison to the exchange values assigned to the Newkirk partnerships, that the option arrangement relating to your partnership's potential acquisition in the future of the T-2 Certificate was unfair to limited partners and that the disclosure document used in connection with the exchange contained various misrepresentations and/or omissions of material facts. The complaint seeks to have the action classified as a class action as well as compensatory and punitive damages in an unspecified amount. Although an answer has not yet been filed, your partnership's general partner believes that the foregoing action is without merit.

      On December 31, 2002, a derivative action was commenced in the Dallas County Texas District Court by a limited partner of Eastgar Associates, L.P. against, among others, the general partners of Eastgar and the Newkirk Group. Your partnership owns a 60.5% limited partnership interest in Eastgar and also controls the general partner of that partnership. The complaint alleges that the defendants have charged Eastgar excessive management fees and have unfairly prevented Eastgar from prepaying and refinancing its mortgage indebtedness. The complaint seeks compensatory and punitive damages in an unspecified amount, attorneys' fees and expenses, an accounting, and a declaration of the parties' future rights and obligations regarding management fees and the refinancing of mortgage indebtedness. Although an answer has not yet been filed, your partnership's general partner believes that the foregoing action is without merit.

ITEM 9. MARKET FOR AND DISTRIBUTIONS ON LIMITED PARTNERSHIP UNITS AND RELATED SECURITY HOLDER MATTERS

General

      There is no established public trading market for the units. As of April 10, 2003, there were 1,365 holders of record of units. In addition, as of April 10, 2003, there were no units that could be sold pursuant to Rule 144 under the Securities Act, or that your partnership has agreed to register under the Securities Act for sale by unit holders, and there were no units that are being, or have been publicly proposed to be, publicly offered by your partnership.

Rights to Acquire Units

      Under an option agreement between your partnership and NK-CR Holdings LLC and Holdings Subsidiary LLC, your partnership has the right to acquire T-Two Partners, L.P. in January 2008 in exchange for units, and NK-CR Holdings LLC and Holdings Subsidiary LLC have the right to cause your partnership to acquire T-Two Partners, L.P. in December 2007 in exchange for units. See "ITEM 1. BUSINESS - Description of Assets - The Subordinate Mortgage Interests." Your partnership currently estimates that if your partnership were to exercise the option in January 2008, 3,339,036 units would be issued at that time. It is also estimated that if NK-CR Holdings LLC and Holdings Subsidiary LLC exercised the option in December 2007, your partnership would be required to issue 2,903,509 units.

      Except as provided above, as of March 31, 2003, there were no options or warrants to purchase units in your partnership.

Distributions

      Since January 1, 2002 your partnership has made the following distributions aggregating approximately $215,496,360:

                       Date                   Per Unit Distribution
                       ----                   ---------------------

                       2/02                          $30.31 (1)
                       4/02                            $.50
                       7/02                            $.65
                       10/02                           $.70
                       2/03                            $.75
                       4/03                           $2.22 (2)
----------

(1) This distribution represented proceeds received from the $225,000,000 loan obtained from Fleet National Bank.

(2) This distribution represents proceeds from the sale of your partnership's property that was leased to Kaiser Aluminum.

      Your partnership currently anticipates making regular quarterly distributions in respect of your partnership's operations as well as special distributions in respect of future property sales. Future distributions are dependent upon many factors, including your partnership's earnings, capital requirements, property sales, financial condition and available cash flow.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

      As part of the exchange, which took place on January 1, 2002, each Newkirk partnership was merged with and into a separate newly formed limited partnership that is wholly owned by your partnership, as a result of which your partnership became the owner of the properties and other assets previously owned by the Newkirk partnerships, subject to the liabilities of such partnerships. In addition, as part of the exchange, the Newkirk Group contributed to your partnership various assets directly related to the management or capital structure of the Newkirk partnerships and to other partnerships that are managed by affiliates of your partnership's general partner.

      As a result of the exchange, the outstanding limited and general partnership interests in the Newkirk partnerships held by "accredited investors" (as that term is defined pursuant to Regulation D under the Securities Act) were converted into the right to receive units. Limited partners in Newkirk partnerships who were not "accredited investors" received a one-time cash payment in exchange for their limited partnership interests. The Newkirk Group was also allocated units in respect of each of the assets that they contributed to your partnership at the time of the exchange. Units were also issued to limited partners in one other limited partnership affiliated with the Newkirk partnerships who were accredited investors and who elected to receive units in exchange for their limited partnership interests in such partnership.

      An aggregate of 6,121,990 units were issued as part of the exchange. The units were offered and issued in reliance on the exemption from registration provided by Rule 506 under the Securities Act.

      In January 2003, your partnership issued 317,813 units to the Newkirk Group in exchange for a contribution of limited partnership interests in various partnerships that own net-leased properties. See "ITEM 1. BUSINESS - Recent Developments" and "ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - THE EXCHANGE". These units were issued in reliance on an exemption from registration under the Securities Act provided by Section 4(2) thereof.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

General

      Holders of units hold limited partnership interests in your partnership, and all holders of units are entitled to share in cash distributions from, and in the profits and losses of, your partnership.

      Your partnership's partnership agreement currently authorizes your partnership's general partner to cause your partnership from time to time to issue additional units in one or more classes, or one or more series of any such classes, with such designations, preferences and relative rights and duties as your partnership's general partner may determine.

      The units have not been registered pursuant to the Securities Act or state securities laws and have not been listed on any exchange or quoted on any national market system. The partnership agreement imposes certain restrictions on the transfer of units, as described below.

      The following description is a summary of the material provisions of the partnership agreement. It does not restate the partnership agreement in its entirety. A copy of the partnership agreement is filed as Exhibit 4.1 to this Form 10. Capitalized terms used in this section for which no definition is provided are defined in the partnership agreement.

Organization

      Your partnership was organized in October 2001 as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") to facilitate the exchange. Your partnership has perpetual existence.

      MLP GP LLC, the general partner of your partnership, has no economic interest in your partnership.

Purposes, Business and Management

      The purposes and business of your partnership are (i) to directly or indirectly invest in, acquire, own, hold, manage, operate, sell, exchange and otherwise dispose of interests in real estate and assets related to real estate and (ii) to otherwise engage in any lawful act or activity for which limited partnerships may be formed under the laws of the State of Delaware and to conduct such activities and transactions as your partnership's general partner deems necessary or advisable to promote the business of your partnership.

      Your partnership's general partner is authorized, in general, to perform all acts necessary or appropriate to carry out the purposes and to conduct the business of your partnership, including the issuance of additional units or other securities of your partnership, to which the limited partners are not required to consent. No limited partner may take part in the operation, management or control of the business of your partnership.

      The authority of your partnership's general partner is limited in certain respects. Your partnership's general partner is prohibited, without the consent of unitholders owning more than 50% of the outstanding units, from, among other things, selling or otherwise disposing of all or substantially all of your partnership's assets, dissolving your partnership or making certain amendments to your partnership's partnership agreement.

      The partnership agreement incorporates provisions requiring that the income and assets of your partnership comply with certain income and asset tests applicable to real estate investment trusts under the Internal Revenue Code of 1986, as amended, which we refer to as the Code.

Removal of Your Partnership's General Partner

      Your partnership's general partner may be removed by the written consent of unitholders owning more than 50% of the outstanding units. Upon the removal of your partnership's general partner, unitholders, by majority vote, will be obligated to elect a successor general partner of your partnership to continue the business of your partnership.

Ability to Engage in Other Business

      Your partnership's general partner, its affiliates and their employees may have other business interests and engage in other activities and are not required to manage your partnership as their sole and exclusive function.

Transactions With the Newkirk Group

      Your partnership may enter into transactions with, and obtain services from, affiliates of the Newkirk Group, provided your partnership's general partner has reasonably determined that the terms of such transactions are fair to your partnership and comparable to those that could be obtained from unaffiliated third parties.

Exculpation and Indemnification of Your Partnership's General Partner and Control Persons

      The partnership agreement generally provides that your partnership's general partner, its manager and certain persons who may be deemed to control your partnership's general partner will be exculpated from liability and indemnified for losses they may incur in connection with acting in such capacities.

Distributions; Allocations of Income and Loss

      Distributions are allocated to unitholders based on their ownership of units. No distributions will be made to your partnership's general partner. Book income and loss are allocated to unitholders based on their ownership of units. Special allocation rules affect the allocation of taxable income and loss.

      The Delaware Act contains a number of provisions dealing with partnership finance that are summarized below. A partnership generally may not make distributions that would cause the partnership's liabilities to exceed the fair value of the partnership's assets. A limited partner who knowingly receives a distribution in violation of that restriction will be liable to the limited partnership for the amount of the distribution. However, a limited partner that receives a distribution will have no liability to the limited partnership for the amount of the distribution after the expiration of three years from the date of the distribution. A limited partner may be compelled to accept a distribution of any asset in kind from a limited partnership to the extent that the percentage of the asset distributed is equal to the percentage in which the partner shares in distributions from the limited partnership. In addition, the defense of usury is not available for any partner of a limited partnership for any obligation of that partner to the limited partnership.

Amendment of the Partnership Agreement

      Except as described below, amendments to your partnership agreement must be approved by your partnership's general partner and holders of a majority of the outstanding units. Your partnership's general partner may make amendments to your partnership agreement without the consent of unitholders, if such amendments are necessary or appropriate: (i) to reflect a change in the name or location of the principal office of your partnership; (ii) to reflect the admission, substitution, termination, or withdrawal of unitholders in accordance with the partnership agreement; (iii) to reflect a change that is of an inconsequential nature and does not adversely affect unitholders in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under your partnership agreement that will not be inconsistent with law or with the provisions of your partnership agreement; (iv) to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law; (v) to make any change required or contemplated by your partnership agreement; (vi) to amend any provisions requiring any action by your partnership's general partner if applicable provisions of the Delaware Act related to your partnership are amended or changed so that such action is no longer necessary; or (vii) to authorize your partnership to issue units in one or more additional classes, or one or more series of classes, with any designations, preferences and relative, participating, optional or other special rights as shall be fixed by your partnership's general partner.

Consent

      Any action that is required or permitted to be taken by unitholders may be taken either at a meeting of unitholders or without a meeting if requisite consents are obtained. Consent of a unitholder to a proposal made by your partnership's general partner shall be deemed to have been given if within the time period in which consents to such proposal are solicited such unitholder has not responded in writing with respect to such proposal.

      The partnership agreement does not provide for annual meetings of unitholders, and your partnership's general partner does not anticipate calling such meetings.

Books and Reports

      Your partnership's general partner is required to keep complete and accurate books with respect to your partnership's business at the principal office of your partnership. The books are maintained for financial accounting purposes on the accrual basis, in accordance with generally accepted accounting principles. The fiscal year of your partnership is the calendar year. Unitholders are entitled to have access to the books and certain other records of your partnership at reasonable times upon reasonable notice to your general partner, subject to certain limitations including those intended to protect confidential business information.

      Your partnership will use reasonable efforts to furnish to unitholders, within 90 days after the close of each taxable year, the information reasonably required by unitholders for the preparation of their federal and state income tax returns.

Transfers or Assignments of Units

      No transfer or assignment of units, or any interest therein, will be recognized by your partnership without the prior written consent of your partnership's general partner, which consent will not be unreasonably withheld. Your partnership's general partner currently intends to permit on an annual basis transfers of up to 2% of the outstanding units (a maximum of 126,389 units based upon the current number of units outstanding), but not less than an aggregate of 6% of the outstanding units (exclusive of units held by the Newkirk Group) for unitholders other than members of the Newkirk Group. The transferee must be an accredited investor and represent that the units are being acquired for his own account and for investment purposes. Transfers of units to and from a unitholder's estate will also be permitted. The foregoing limitations are subject to change if there is a change in the ownership of units by the Newkirk Group or if applicable safe harbors for avoiding publicly-traded partnership status under the Code and Treasury Regulations are changed.

ITEM 12. INDEMNIFICATION OF MANAGERS AND OFFICERS

      Except as specifically provided in the Delaware Act, your partnership's general partner is liable for our obligations in the same manner as a partner would be liable in a partnership without limited partners to persons other than the partnership and the other partners. Generally speaking, any such partner is fully liable for any and all of the debts or other obligations of the partnership as and to the extent the partnership is either unable or fails to meet such obligations. Thus, the assets of your partnership's general partner may be reached by our creditors to satisfy our obligations or other liabilities, other than non-recourse liabilities, to the extent our assets are insufficient to satisfy such obligations or liabilities.

      The Delaware Act provides that: "Subject to such standards and restrictions, if any, as set forth in its partnership agreement, a limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever."

      In general, the partnership agreement provides for indemnification of each Indemnitee (as hereinafter defined) to the fullest extent available under law, against any losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, settlements, and other amounts that relate to the exchange or the operations of your partnership in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the Indemnitee actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. Generally, reasonable expenses incurred by an Indemnitee who is a party to a proceeding may be paid or reimbursed by your partnership in advance of the final disposition of the proceeding. In general, an "Indemnitee" is (i) any person made a party to a proceeding by reason of (A) his or its status as your partnership's general partner (i.e., MLP GP LLC) or its manager (i.e., Newkirk MLP Corp.), or as a director, officer, shareholder or member of your partnership, your partnership's general partner or its manager, (B) his or its status as the general partner of a Newkirk partnership, or as a director, officer, shareholder or member of a Newkirk partnership or its general partner, and (C) his or its liabilities pursuant to a loan guarantee or otherwise for any indebtedness to your partnership or any of its subsidiaries, and (ii) such other persons (including affiliates of your partnership's general partner) as your partnership's general partner may designate from time to time (whether before or after the event giving rise to potential liability) in its sole and absolute discretion.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See "Index to Financial Statements" below.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

      (a)   Financial Statements

            See "Index to Financial Statements" below.

      (b)   Exhibits

            2.1 Agreement and Plan of Merger between the Newkirk Master Limited Partnership and each of the Merger Partnerships set forth on Schedule A, dated December 6, 2001.

            2.2 Assignment and Assumption Agreement by and between Newkirk Stock LLC, The Newkirk Master Limited Partnership, Newkirk NL Holdings LLC and VNK Corp. dated as of December 26, 2001.

            2.3 Assignment and Assumption Agreement by and between Newkirk Eastgar LLC, Newkirk Partner Interest LLC, The Newkirk Master Limited Partnership and Newkirk MLP Unit LLC dated as of December 26, 2001.

            2.4 Assignment and Assumption Agreement by and between Vornado Realty L.P., Vornado Newkirk L.L.C., The Newkirk Master Limited Partnership, and Newkirk MLP Unit LLC, dated as of December 26, 2001.

            2.5 Assignment and Assumption Agreement between Newkirk RE Associates LLC, The Newkirk Master Limited Partnership, Newkirk RE Holdings and Vornado Newkirk LLC dated as of December 26, 2001.

            2.6 Assignment and Assumption Agreement by and between Newkirk Associates LLC, The Newkirk Master Limited Partnership, Newkirk NL Holdings LLC and Vornado Newkirk L.L.C. dated as of December 26, 2001.

            2.7 Agreement and Plan of Merger by and between The Newkirk Master Limited Partnership, Lanmar Associates Limited Partnership and Newkirk Lanmar L.P., dated as of December 6, 2001.

            3. Certificate of Limited Partnership of the Newkirk Master Limited Partnership.

            4.1 Agreement of Limited Partnership of The Newkirk Master Limited Partnership, by and among MLP GP LLC, Newkirk Manager Corp. and all other persons who shall, pursuant to the Exchange or otherwise become limited partners of the Partnership, dated as of October 23, 2001.

            4.2 Additional provisions incorporated by reference into the Agreement of Limited Partnership of the Newkirk Master Limited Partnership.

            4.3   Limited Liability Agreement of MLP GP LLC.

            10.1 Amended and Restated Cash Participation Agreement, dated as of January 1, 2002, by and among Newkirk GP LLC, Newkirk Capital LLC, Newkirk RE Associates LLC, Newkirk Stock LLC, Newkirk Associates LLC, Vornado Realty L.P., Vornado Newkirk L.L.C., VNK Corp., on the one hand, and Administrator LLC, as agent for itself and as agent for the persons listed on Schedule A thereto.

            10.2 Amended and Restated Pledge Agreement, dated as of January 1, 2002, by and between The Newkirk Master Limited Partnership and Administrator LLC, for itself and as agent for the parties listed on Schedule A thereto.

            10.3 Put-Call Option Agreement, dated as of January 1, 2002, by and among The Newkirk Master Limited Partnership,, NK-CR Holdings LLC and Holdings Subsidiary LLC.

            10.4 Asset Management Agreement dated as of January 1, 2002, by and between Newkirk Asset Management LLC and Winthrop Financial Associates.

            10.5 Loan Agreement, dated January 30, 2002, among The Newkirk Master Limited Partnership and Fleet National Bank and the lenders party thereto.

            10.6 Promissory Note, dated as of January 30, 2002, by The Newkirk Master Limited Partnership in favor of Fleet National Bank.

            10.7 Security Agreement, dated as of January 30, 2002, between The Newkirk Master Limited Partnership and Fleet National Bank.

            10.8 Ownership Interest Pledge and Security Agreement, dated as of January 30, 2002, from The Newkirk Master Limited Partnership, Newkirk GP Holding LLC and General Partners of Participating Limited Partnerships to Fleet National Bank.

            10.9 Ownership Interest Pledge and Security Agreement, dated as of January 30, 2002, from The Newkirk Master Limited Partnership to Fleet National Bank.

            10.10 Ownership Interest Pledge and Security Agreement, dated as of
                  January 30, 2002, from The Newkirk Master Limited Partnership to Fleet National Bank.

            10.11 Ownership Interest Pledge and Security Agreement, dated as of
                  January 30, 2002, from The Newkirk Master Limited Partnership to Fleet National Bank.

            21    List of subsidiaries of the Registrant.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP

                          INDEX TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2002

                                                                          Page
                                                                          ----

INDEPENDENT AUDITORS' REPORT AS OF AND FOR THE YEAR ENDED
     DECEMBER 31, 2002                                                    F-1

INDEPENDENT AUDITORS' REPORT AS OF AND FOR THE YEARS ENDED
     DECEMBER 31, 2001 AND 2000 (PREDECESSOR)                             F-2

FINANCIAL STATEMENTS

Consolidated Balance Sheet at December 31, 2002 and Combined
     Consolidated Balance Sheet at December 31, 2001 (Predecessor)        F-3

Consolidated Statement of Operations for the Year Ended December 31,
     2002 and Combined Consolidated Statements of Operations for
     the Years Ended December 31, 2001 and 2000 (Predecessor)             F-4

Consolidated Statement of Partners' Equity for the Year Ended
     December 31, 2002 and Combined Consolidated Statements of
     Members' Capital for the Years Ended December 31, 2001 and
     2000 (Predecessor)                                                   F-5

Consolidated Statement of Cash Flows for the Year Ended
     December 31, 2002 and Combined Consolidated Statements of
     Cash Flows for the Years Ended December 31, 2001 and
     2000 (Predecessor)                                                   F-6

Notes to Financial Statements                                             F-9

Schedule III                                                              F-26

Independent Auditors' Report Relating to Schedule III                     F-30

                          Independent Auditors' Report

To the Partners of
The Newkirk Master Limited Partnership

We have audited the accompanying consolidated balance sheet of The Newkirk Master Limited Partnership (a Delaware limited partnership) (the "Partnership") as of December 31, 2002 and the related consolidated statements of operations, partners' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Newkirk Master Limited Partnership as of December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


                                                 /s/ Imowitz Koenig & Co., LLP

New York, New York
January 31, 2003

INDEPENDENT AUDITORS' REPORT

To the Members of Newkirk RE Holdings, LLC and Newkirk NL Holdings, LLC:

We have audited the accompanying combined consolidated balance sheet of Newkirk RE Holdings, LLC and Newkirk NL Holdings, LLC and subsidiaries (the "Predecessor Entity") as of December 31, 2001, and the related combined consolidated statements of operations, changes in members' capital, and cash flows for each of the two years in the period ended December 31, 2001. These financial statements and financial statement schedule are the responsibility of the Predecessor Entity's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined consolidated financial statements present fairly, in all material respects, the financial position of the Predecessor Entity as of December 31, 2001, and the results of its operations and its cash flows for the each of the two years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic combined consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
April 11, 2002

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP

                                 BALANCE SHEETS

                                 (In thousands)

                                                                                          December 31,
                                                                                              2002             2001
                                                                                           -----------     -----------
                                                                                         (Consolidated)    Predecessor
                                                                                                            (Combined
ASSETS                                                                                                     Consolidated)
Real estate investments:
      Land                                                                                 $    37,904     $    21,926
      Land estates                                                                              54,524          30,026
      Buildings and improvements                                                             1,624,140       1,338,470
                                                                                           -----------     -----------

         Total real estate investments                                                       1,716,568       1,390,422

      Less accumulated depreciation and amortization                                          (512,678)       (389,101)
                                                                                           -----------     -----------

         Real estate investments, net                                                        1,203,890       1,001,321

Real estate held for sale, net of accumulated depreciation of $61,027 and $60,545              105,331         112,874

Cash and cash equivalents, of which $8,109 and $6,817 is restricted                             33,452          21,272
Receivables and deferred rental income                                                          77,855          75,984
Equity investments in limited partnerships                                                          --          21,210
Investment in contract right mortgages                                                              --         120,097
Deferred costs, net of accumulated amortization of $26,656 and $24,540                          24,418          62,837
Other assets                                                                                    29,387          60,336
Other assets of discontinued operations                                                          2,290             991
                                                                                           -----------     -----------

         Total Assets                                                                      $ 1,476,623     $ 1,476,922
                                                                                           ===========     ===========

LIABILITIES, MINORITY INTERESTS AND EQUITY

Liabilities:

Mortgage notes and accrued interest payable (including $13,964 and $0                      $   717,968     $   650,954
      to a related party)
Note payable                                                                                   221,650              --
Contract right mortgage notes and accrued interest payable (including $223,183
       and $17,338 to related parties)                                                         425,441         438,672
Loan payable                                                                                        --         111,362
Accounts payable and accrued expenses                                                           10,467           7,936
Liabilities of discontinued operations                                                         105,500         121,598
                                                                                           -----------     -----------

         Total Liabilities                                                                   1,481,026       1,330,522

Contingencies

Minority interests                                                                             (29,096)       (111,118)
Members' capital                                                                                    --         257,518
Partners' equity (6,116,578 limited partnership units outstanding at December 31, 2002)         24,693              --
                                                                                           -----------     -----------

         Total Liabilities, Minority Interests and Equity                                  $ 1,476,623     $ 1,476,922
                                                                                           ===========     ===========

                       See notes to financial statements.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP

                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                  (In thousands, except unit and per unit data)

                                                                         2002            2001           2000
                                                                                     Predecessor     Predecessor
                                                                      ---------       ---------       ---------
                                                                    (Consolidated)    (Combined       (Combined
                                                                                    Consolidated)   Consolidated)
Revenue:
      Rental income                                                   $ 278,325       $ 242,346       $   6,656
      Interest income                                                     3,298          21,721          21,018
      Management fees                                                       762           1,573           7,879
                                                                      ---------       ---------       ---------

         Total revenue                                                  282,385         265,640          35,553
                                                                      ---------       ---------       ---------

Expenses:
      Interest (including $13,322, $2,475, and $2,475 to
         related parties respectively)                                  118,351         104,989          16,196
      Depreciation                                                       29,874          33,168             330
      General and administrative (including $1,800, $3,000
         and $3,000 to related parties respectively)                      8,804           8,088           7,396
      Amortization                                                        4,286          13,534           5,609
      Ground rent                                                         3,237           3,253              --
      Federal and state income taxes                                        842           2,918           1,909
                                                                      ---------       ---------       ---------

         Total expenses                                                 165,394         165,950          31,440
                                                                      ---------       ---------       ---------

Income from continuing operations before equity in income
      from limited partnerships and minority interest                   116,991          99,690           4,113

      Equity in income from limited partnerships                             --           7,649          39,771
      Minority interest                                                  (8,117)        (65,181)         (3,503)
                                                                      ---------       ---------       ---------

Income from continuing operations                                       108,874          42,158          40,381
                                                                      ---------       ---------       ---------

Discontinued operations:
      Income from discontinued operations                                14,971          10,389              --
      Loss on disposal of real estate from discontinued operations         (983)         (2,936)             --
                                                                      ---------       ---------       ---------

         Net income from discontinued operations                         13,988           7,453              --
                                                                      ---------       ---------       ---------

Net income                                                            $ 122,862       $  49,611       $  40,381
                                                                      =========       =========       =========

Income from continuing operations per limited partnership unit        $   17.79
Income from discontinued operations per limited partnership unit           2.29
                                                                      =========

Net income per limited partnership unit                               $   20.08
                                                                      =========

Distributions per limited partnership unit                            $   32.16
                                                                      =========

Weighted average limited partnership units                            6,119,942
                                                                      =========

                       See notes to financial statements.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP

                   CONSOLIDATED STATEMENT OF PARTNERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                        (In thousands, except unit data)

                                                    Limited
                                                  Partnership         Partners'
                                                     Units              Equity
                                                  ----------         ----------

Equity Contributions                               6,121,990         $   98,893

Distributions                                             --           (196,880)

Limited partner buyouts                               (5,412)              (182)

Net income                                                --            122,862
                                                  ----------         ----------

Balance at December 31, 2002                       6,116,578         $   24,693
                                                  ==========         ==========

        PREDECESSOR COMBINED CONSOLIDATED STATEMENTS OF MEMBERS' CAPITAL
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 2001
                                 (In thousands)

                                                                       Members'
                                                                       Capital
                                                                      ---------

Balance at January 1, 2000                                            $ 176,595

Contributions                                                               560

Distributions                                                            (7,574)

Net income                                                               40,381
                                                                      ---------

Balance at December 31, 2000                                            209,962

Contributions                                                             5,329

Distributions                                                            (7,384)

Net income                                                               49,611
                                                                      ---------

Balance at December 31, 2001                                          $ 257,518
                                                                      =========

  See notes to financial statements.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                                 (In thousands)

                                                                          2002           2001             2000
                                                                                     Predecessor      Predecessor
                                                                     --------------  --------------   -------------
                                                                     (Consolidated)    (Combined       (Combined
                                                                                      Consolidated)   Consolidated)
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                                                             $ 122,862       $  49,611       $  40,381
Adjustments to reconcile net income to net cash
   provided by operating activities:
       Amortization of deferred costs and land estates                     9,819              --           5,939
       Depreciation expense                                               34,023          46,702              --
       Net gain from early extinguishment of debt                         (6,282)             --              --
       Loss on sales of real estate                                          983              --              --
       Amortization of discount on contract rights                            --         (13,190)        (11,077)
       Amortization of discount on mortgage loans                             --            (159)           (611)
       Gain on sale of assets                                                 --            (147)           (338)
       Minority interest expense                                           8,117          65,181           3,503
       Equity in income of limited partnerships                               --          (7,649)        (39,771)

Changes in operating assets and liabilities:
       Accounts receivable, prepaid expenses and other assets                 --          44,650             782
       Notes receivable and accrued interest                                  --          (3,707)            (55)
       Other assets related to consolidated limited partnerships              --           3,306            (674)
       Income taxes payable                                                   --            (501)            727
       Increase in receivables and deferred rental income                 (1,100)             --              --
       Decrease in accounts payable and accrued expenses                 (16,698)         76,635             173
       Decrease in accrued interest-mortgages and contract rights        (13,276)                             --
       Decrease in other assets                                            5,044          (2,215)             --
       Other liabilities                                                      --           7,836          (3,028)
                                                                       ---------       ---------       ---------

           Net cash provided by (used in) operating activities           143,492         233,819          (4,049)
                                                                       ---------       ---------       ---------

CASH FLOWS FROM INVESTING ACTIVITIES:

Cash related to formation of partnership                                  10,776              --              --
Proceeds from sales of real estate or other assets                         3,208              --           1,087
Land building and improvement additions                                   (2,904)         (2,297)         (6,506)
Investment in contract rights                                                 --            (284)          2,624
Proceeds from sales of contract rights                                        --             542           3,982
Advances to related parties                                                   --          (3,213)        (20,046)
Cash related to previously unconsolidated limited partnerships                --          21,235             958
Lease commissions                                                             --              --            (129)
Distributions received from limited partnerships                              --           1,848           9,368
Deposits on operating partnership units                                       --        (102,480)           (549)
Sale of limited partnership interests                                         --              --           3,230
Investment in limited partnership interests                                   --              --         (17,772)
                                                                       ---------       ---------       ---------

           Net cash provided by (used in) investing activities            11,080         (85,067)        (23,753)
                                                                       ---------       ---------       ---------

                                                                     (Continued)

                       See notes to financial statements.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                                 (In thousands)
                                   (continued)

CASH FLOWS FROM FINANCING ACTIVITIES:

Satisfaction of mortgage loans                                         $(138,873)      $      --       $      --
Satisfaction of contract right loans and accrued interest                (53,436)             --              --
Principal payments of mortgage notes payable                            (121,502)       (114,103)        (11,869)
Principal payments of note payable                                        (3,350)         (7,838)             --
Principal payments of contract right mortgage notes payable               (1,001)             --              --
Mortgage prepayment penalties                                             (4,710)             --              --
Proceeds from new debt                                                   411,403          35,812           6,000
Contributions from members                                                    --           5,329             560
Distributions to partners/members                                       (196,880)         (7,384)         (7,574)
Limited partner buyouts                                                     (182)             --              --
Contributions to minority interests                                           --              --              --
Distributions to minority interests                                       (1,693)        (45,455)         (1,046)
Deferred costs                                                           (10,896)         (5,088)           (182)
Related party loans                                                           --           1,851          27,009
Other                                                                         --           1,191              --
                                                                       ---------       ---------       ---------

           Net cash  provided by (used in) financing activities         (121,120)       (135,685)         12,898
                                                                       ---------       ---------       ---------

Net increase (decrease) in cash and cash equivalents                      33,452              --         (14,904)

Cash and Cash Equivalents at Beginning of Year                                --           8,205          23,109
                                                                       ---------       ---------       ---------

Cash and Cash Equivalents at End of Year                               $  33,452          21,272       $   8,205
                                                                       =========       =========       =========

Supplemental Disclosure of Cash Flow Information:
       Cash paid for state income taxes                                $     542       $     520       $     512
                                                                       =========       =========       =========
       Cash paid for interest                                          $ 174,488       $ 126,472       $  16,790
                                                                       =========       =========       =========

                       See notes to financial statements.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                             STATEMENT OF CASH FLOWS
              FOR THE YEARS ENDED DECMEBER 31, 2002, 2001 AND 2000
                                   (Continued)

Supplemental Information

During the years ended December 31, 2001 and 2000 the Predecessor Entity acquired additional limited partnership interests in entities it had recorded on an equity basis. At the point sufficient limited partnership interests were acquired to assert control over the limited partnership the Predecessor Entity consolidated the respective limited partnership resulting in the recognition of cash balances and other assets and liabilities as shown below.

As of January 1, 2002, balances related to the exchange of Units in the Partnership for the various assets of the Predecessor Entity and other contributing unit holders were as follows:

                                                                       2002
                                                                   -----------
                                                                  (In thousands)
Real estate, net                                                   $ 1,233,756
Real estate held for sale                                              113,982
Cash and cash equivalents                                               10,776
Receivables                                                             78,376
Deferred costs, net                                                     19,957
Other assets                                                            34,377
Other assets of discontinued operations                                    880
Mortgage notes payable                                                (776,633)
Contract right mortgage notes payable                                 (325,264)
Accrued interest                                                      (188,567)
Accounts payable and accrued expenses                                  (15,189)
Liabilities of discontinued operations                                (123,078)
Minority interest                                                       35,520
Investment in limited partnerships                                          --
                                                                   -----------
Partners' equity                                                   $    98,893
                                                                   ===========

                       See notes to financial statements.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS

Note 1 ORGANIZATION AND BUSINESS

            The Newkirk Master Limited Partnership (the "Partnership") was organized in October 2001 as a limited partnership under the Delaware Revised Uniform Limited Partnership Act. The Partnership's term is perpetual unless it is otherwise dissolved in accordance with the terms of the Partnership's partnership agreement. The Partnership commenced operations on January 1, 2002 following the completion of a transaction (the "Exchange") involving the merger into wholly-owned subsidiaries of the Partnership of 90 limited partnerships, each of which owned commercial properties (the "Newkirk Partnerships"), and the acquisition by the Partnership of various assets, including those related to the management or capital structure of the Newkirk Partnerships. The Partnership was formed to facilitate and consummate the Exchange and for the purpose of directly or indirectly (whether through a subsidiary or otherwise) investing in, acquiring, owning, holding, managing, operating, selling, exchanging and otherwise disposing of interests in real estate and assets related to real estate and to engage in activities and transactions as the general partner deems necessary or advisable to promote the business of the Partnership.

            As part of the Exchange, each Newkirk Partnership was merged with and into a separate newly-formed limited partnership that is wholly-owned by the Partnership; the Newkirk Partnerships ceased to exist following completion of the merger. Each Newkirk Partnership owned one or more commercial properties that are generally net leased to a single tenant. As a result of the Exchange, the Partnership owns the properties and other assets formerly owned by the Newkirk Partnerships, subject to the liabilities of such partnerships. In addition, as part of the Exchange, the "Newkirk Group" contributed certain assets to the Partnership. The Newkirk Group, which managed the Newkirk Partnerships, is comprised of certain affiliates of Apollo Real Estate Fund III, L.P., Vornado Realty Trust and senior executives of Winthrop Financial Associates, a Limited Partnership ("WFA"). At December 31, 2002, the Newkirk Group owned approximately 78% of the Partnership.

            The limited partners of the Partnership consist of former limited partners of the Newkirk Partnerships, former limited partners that elected to participate in the Exchange of an additional limited partnership that was affiliated with the Newkirk Partnerships and affiliates of the Newkirk Group. The general partner of the Partnership is MLP GP LLC, a Delaware limited liability company owned by affiliates of the Newkirk Group. MLP GP LLC does not receive any compensation for managing the Partnership and has no economic interest in the Partnership. WFA, which performed asset management services for the Newkirk Partnerships, performs asset management services for the Partnership.

            At December 31, 2002, the Partnership owned the following:

            (i)   Net-Leased Properties:

            Ownership of 238 commercial properties located throughout the United States of America, each of which is generally net-leased to a single tenant.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS

            (ii)  Assets Contributed by the Newkirk Group:

            (a) 100% of the membership interest in Newkirk GP LLC. Prior to the Exchange, each general partner of the Newkirk Partnerships and certain "Other Partnerships" was indirectly controlled by Newkirk GP LLC. The Other Partnerships consist of 15 partnerships which own commercial net-leased properties and are affiliated with the Partnership. In connection with the Exchange, the Partnership acquired the sole membership interest in Newkirk GP LLC.

            (b) Limited partnership interests in six of the Other Partnerships which represent between 0.5% and 60.5% of the outstanding limited partnership interests in those partnerships.

            (c) A 50.01% interest in Newkirk Capital LLC whose wholly-owned subsidiary, Newkirk Asset Management LLC, provides asset management and other services to the Partnership and the Other Partnerships. Prior to the Exchange, Newkirk Asset Management LLC provided these services to the Newkirk Partnerships and the Other Partnerships. Newkirk Capital LLC and Newkirk Asset Management LLC have retained WFA to perform certain of the services provided to the Partnership and the Other Partnerships. The fees payable to Newkirk Asset Management LLC and Newkirk Capital LLC are retained by the Partnership.

            (d) Newkirk Finco LLC, which holds a note receivable from Administrator LLC, a 49.99% owner of Newkirk Capital LLC, valued at $14.9 million at December 31, 2002.

            (e) The right to acquire T-Two Partners, L.P. in January 2008 from its current owners, affiliates of the Newkirk Group, in exchange for limited partnership units in the Partnership ("Units"). T-Two Partners L.P. owns the T-2 Certificate, which represents an interest in a grantor trust, the mortgage assets of which consist of subordinate mortgage notes secured by the Partnership's real properties as well as other properties owned by other partnerships that are controlled by affiliates of the Partnership's general partner. These mortgage interests are referred to as the "contract rights". The current owners of T-Two Partners, L.P. have the right to cause the Partnership to acquire T-Two Partners, L.P. in December 2007 in exchange for Units.

            (f) Land interests comprised of ground leases, remainder interests or the right to acquire remainder interests in the land underlying certain properties owned by the Partnership and other real estate limited partnerships.

            (g) An interest in NK Leasehold II LLC, which has a leasehold and second mortgage interest in a property owned by the Partnership.

            (h) An interest in NK-Leyden Loan, L.P. and NK-Dautec Loan, L.P., each of which hold an unsecured note of the Partnership.

            (i) Interests in entities which hold a securitized pool of first mortgages on 115 properties owned by the Partnership and four properties owned by other limited partnerships.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS

            (j) An interest in a secured, unrecorded second mortgage loan on 27 properties owned by Cenland Associates Limited Partnership, one of the Other Partnerships.

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

            Basis of Presentation

            The accompanying consolidated financial statements present the consolidated financial position, results of operations and cash flows of the Partnership and its majority-owned subsidiaries. All significant intercompany transactions, receivables and payables have been eliminated in consolidation. Minority interests relate to the interest in certain partnerships not owned by the Partnership. The Partnership accounts for its investments in partnerships and joint ventures, in which it does not have a controlling interest, using the equity method of accounting. Equity investments are recorded initially at cost and subsequently adjusted for the Partnership's share of the net income or loss and cash contributions to and distributions from these partnerships and joint ventures.

            The Partnership has accounted for the Exchange as an exchange of equity interests between entities under common control and initially recognized the assets and liabilities contributed at the carrying amounts of the contributing entities.

            The Newkirk RE Holdings, LLC and Newkirk NL Holdings, LLC combined financial statements are considered the Predecessor Entity (the "Predecessor Entity"). The Predecessor Entity is considered the accounting acquirer and, accordingly, the combined consolidated balance sheet at December 31, 2001 and combined consolidated operating results for the years ended December 31, 2001 and 2000 reflect the historical financial position and results of operations of the Predecessor Entity. The combined consolidated balance sheet at December 31, 2001 and the combined consolidated operating results for the years ended December 31, 2001 and 2000 are not comparable to the consolidated balance sheet at December 31, 2002 and the consolidated operating results for the year ended December 31, 2002. The Predecessor Entity amounts include assets that were not transferred to the Partnership, and the Partnership's amounts included assets that were contributed to the Partnership by partners other than the Predecessor Entity.

            Use of Estimates

            The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

            Real Estate

            Investments in real estate are stated at historical cost basis less accumulated depreciation and amortization. Depreciation of buildings and improvements is computed on a straight-line basis over their estimated useful lives, which range from five to forty years. Amortization of the land

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS

            estates is computed on a straight-line basis over their estimated useful lives, which range from twenty-two to thirty years.

            The Predecessor Entity recorded its acquisition of the Newkirk Partnerships interests as purchase transactions in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations" ("APB 16") and Statement of Financial Accounting Standards ("SFAS") No. 141 "Business Combinations" ("SFAS 141"). The purchase price for such acquisitions was principally allocated to the real estate and debt acquired as of the date of each of the transactions.

            The Partnership's real estate investments are reviewed for impairment if events or changes in circumstances indicate that the carrying amount of the real estate may not be recoverable. In such an event, a comparison is made of the current and projected operating cash flows of such real estate on an undiscounted basis to the carrying amount of such real estate. Such carrying amount would be adjusted, if necessary, to estimated fair value to reflect impairment in the value of the real estate. Real estate assets for which the Partnership has committed to a plan to dispose of the assets, whether by sale or abandonment, are reported at the lower of carrying amount or fair value less cost to sell. Preparation of projected cash flows is inherently subjective and is based on the Partnership's best estimate of assumptions concerning expected future conditions.

            Cash and Cash Equivalents

            The Partnership considers all highly liquid investments with original purchase maturity dates of three months or less to be cash equivalents.

            Restricted Cash

            Restricted cash includes reserves for tenant improvements and debt service established pursuant to the Partnership's note payable agreement.

            Concentration of Credit Risk

            Substantially all of the Partnership's cash and cash equivalents consist of money market mutual funds which invest in U.S. Treasury Bills and repurchase agreements with original maturity dates of three months or less.

            The Partnership maintains cash with one banking institution, which amounts at times exceed federally insured limits.

            Interest Rate Protection Agreements

            SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," requires the recording of all derivative instruments as either assets or liabilities depending on the rights and obligations under the contracts. In addition, all derivative instruments shall be measured at fair value, with the resulting gain or loss being recognized either in earnings or equity in the period of change, depending on whether the contract is designated as a hedge or not. The Partnership

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS

            invests in interest rate caps in order to cap the maximum interest rate payable on its variable rate debt. The interest rate caps are not designated as hedging instruments, and are measured at fair value, with the resulting gain or loss being recognized in interest expense in the period of change.

            Receivables

            Receivables consist of rent from tenants and other receivables which are deemed collectible by the Partnership. No provision for doubtful accounts was considered necessary based upon the Partnership's evaluation of the collectibility of these amounts.

            Loans Receivable

            The Partnership evaluates the collectibility of both interest and principal of each of its loans, if circumstances warrant, to determine whether it is impaired. A loan is considered to be impaired, when based on current information and events, it is probable that the Partnership will be unable to collect all amounts due according to the existing contractual terms. When a loan is considered to be impaired, the amount of the loss accrual is calculated by comparing the recorded investment to the value determined by discounting the expected future cash flows at the loan's effective interest rate. Interest on impaired loans is recognized on a cash basis. Loans receivable are included with "other assets" in the accompanying consolidated balance sheets.

            Investments in Debt Securities and Mortgage Loans

            Investments in debt securities are classified as held-to-maturity and reported at amortized cost. Investment in mortgage loans is included with "other assets" in the accompanying consolidated balance sheets.

            Deferred Costs

            Fees paid in connection with the financing of the Partnership's and Predecessor Entity's properties are deferred and amortized over the terms of the related agreements as a component of interest expense.

            Investments in Limited Partnerships

            The Predecessor Entity accounted for its investments in limited partnerships under the equity method when significant influence, but not control was exercised over the limited partnership. Where control was exercised, the limited partnerships were consolidated for financial statement purposes. The investments were recorded by the Predecessor Entity using the fair-value principles of SFAS 141 and APB 16, whereby the Predecessor Entity's proportionate share of the assets acquired and liabilities assumed was adjusted to fair value. During 2001, a significant number of additional limited partnerships came under the control of the Predecessor Entity resulting in a change from the equity method to consolidation.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS

            Investment in Contract Right Mortgages

            The Predecessor Entity had investments in contract right mortgages that represent a residual interest in a pool of mortgages. This investment accrues interest at approximately 13.0%. Such interest is computed by taking the present value of all future payments to be received and comparing them to the current carrying value. These investments were not contributed to the Partnership however, the Partnership was granted an option to acquire these investments (see
            Note 6).

            Goodwill

            The Predecessor Entity had goodwill, which was not contributed to the Partnership, in the amount of $47.0 million at December 31, 2001 which is included in "other assets" and was being amortized over 25 years.

            Revenue Recognition

            The Partnership's lease agreements are operating leases and generally provide for varying rents over the lease terms. The Partnership records rental income for the full term of each lease on a straight-line basis. Accordingly, deferred rental income is recorded from tenants for the amount that is expected to be collected over the remaining lease term rather than currently. Deferred rental income recorded amounted to $27.1 million for the Partnership and $24.1 million for the Predecessor Entity at December 31, 2002 and 2001, respectively.

            Income Taxes

            Taxable income or loss of the Partnership is reported in the income tax returns of its partners. Accordingly, no provision for income taxes is made in the consolidated financial statements of the Partnership. However, the Partnership is required to pay certain state and local entity level taxes which are expensed as incurred.

            The Predecessor Entity provided for income taxes with respect to the portion of the net income attributable to its taxable corporate subsidiaries. Income tax expense for 2001 and 2000 represented current income taxes payable; no deferred income tax expense was recorded. The corporate subsidiaries were not contributed to the Partnership.

            Net Income per Unit

            Net income per Unit is computed by dividing net income by the 6,119,942 weighted average Units outstanding during the year ended December 31, 2002.

            The Predecessor Entity has only two members and does not have any limited partnership units outstanding.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS

            Distributions; Allocations of Income and Loss

            As provided in the partnership agreement, distributions are allocated to the limited partners based on their ownership of Units. No distributions, or net income or loss allocation, are made to the general partner. Income and loss for financial reporting purposes is allocated to limited partners based on their ownership of Units. Special allocation rules affect the allocation of taxable income and loss. The Partnership paid distributions of $196,880,000 ($32.16 per Unit) to its limited partners during the year ended December 31, 2002.

            The members of the Predecessor Entity are Apollo Real Estate Investment Fund III L.P. holding 98.57% and WEM Brynmar Associates LLC holding 1.43%.

            Segment Reporting

            The Partnership has one reportable segment, net-leased commercial real estate. The Partnership evaluates performance based on net operating income, which is income before depreciation, amortization, interest and non-operating items.

            Fair Value of Financial Instruments

            Financial instruments held by the Partnership include cash and cash equivalents, receivables, accounts payable and long-term debt. The fair value of cash and cash equivalents, receivables and accounts payable approximates their current carrying amounts due to their short-term nature. The fair value of long-term debt, which has fixed interest rates, was determined based upon current market conditions and interest rates. The fair value of the mortgage notes payable approximates fair value for debt with similar terms and conditions, due, to yield maintenance requirements and prepayment penalties. The fair value of the Partnership's contract right mortgage notes payable is approximately $337.5 million, which is $28.7 million in excess of the aggregate carrying amount at December 31, 2002. The fair value of the Partnership's interest rate cap is approximately $0.1 million at December 31, 2002. Such fair value estimates are not necessarily indicative of the amounts that would be realized upon disposition of the Partnerships financial instruments.

            Recently Issued Accounting Standards

            In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141 "Business Combinations." SFAS No. 141 requires that all business combinations be accounted for under the purchase method of accounting. SFAS No. 141 also changes the criteria for the separate recognition of intangible assets acquired in a business combination. SFAS No. 141 was effective for all business combinations initiated after June 30, 2001.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS

            In July 2001, the FASB issued SFAS No. 142 "Goodwill and Other Intangible Assets." SFAS No. 142 addresses accounting and reporting for intangible assets acquired, except for those acquired in a business combination. SFAS No. 142 presumes that goodwill and certain intangible assets have indefinite useful lives. Accordingly, goodwill and certain intangibles are not amortized but rather are tested at least annually for impairment. SFAS No. 142 also addresses accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. This statement had no effect on the Partnership's consolidated financial statements.

            In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of a Disposal of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. This statement also amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The provisions of this statement generally are to be applied prospectively. As a result of this statement, the Partnership has classified the properties that have been sold as discontinued operations.

            In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections," which updates, clarifies and simplifies existing accounting pronouncements. In part, this statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt." FASB No. 145 is effective for fiscal years beginning after May 15, 2002. Upon adoption, enterprises must reclassify prior period items that do not meet the extraordinary item classification criteria in APB Opinion No. 30. The Partnership adopted this statement in 2002 and has included $5.8 million, zero, and $0.3 million in early extinguishment of debt gains in interest expense for 2002, 2001 and 2000, respectively.

            In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing or other exit or disposal activity. SFAS No. 146 is effective prospectively for exit and disposal activities initiated after December 31, 2002, with earlier adoption encouraged. The Partnership does not expect that this statement will have a material effect on the Partnership's consolidated financial statements.

            In November 2002, the FASB issued Interpretation No. 45, "Guarantors' Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." The Interpretation elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS

            guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This Interpretation does not prescribe a specific approach for subsequently measuring the guarantor's recognized liability over the term of the related guarantee. The disclosure provisions of this Interpretation are effective for the Partnership's December 31, 2002 financial statements. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. This Interpretation had no effect on the Partnership's consolidated financial statements.

            In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." This Interpretation clarifies the application of existing accounting pronouncements to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The provisions of the Interpretation will be immediately effective for all variable interests in variable interest entities created after January 31, 2003, and the Partnership will need to apply its provisions to any existing variable interests in variable interest entities in 2003. The Partnership does not expect that this interpretation will have an impact on the Partnership's consolidated financial statements.

Note 3 - REAL ESTATE INVESTMENTS

            Most of the Partnership's properties are each net leased to a single commercial tenant. The properties are located throughout the United States. The lease terms vary, but most leases have a primary term of 25 years followed by multiple 5-year optional renewal terms. The leases are similar in many respects and generally provide for fixed rent payments and obligate the tenant to pay all capital and operating expenses for a property; obligate the tenant to perform all responsibilities (other than the payment of debt service) relating to the property; require the tenant to maintain insurance against casualty and liability losses; permit the tenant to sublet the property; and afford the tenant in many instances the right to terminate the lease at certain points during the primary term if it determines that its continued use and occupancy of the property would be uneconomic or unsuitable.

            The Partnership's ability to maintain and operate its properties and satisfy its contractual obligations is dependent upon the performance by the tenants of their obligations under their lease agreements with the Partnership. Under certain conditions (including the destruction of the property), many of the tenants have an option to purchase the property upon the expiration of the primary term of the lease and at the end of one or more renewal terms for a price stated in the lease agreement.

            The Partnership's properties are encumbered by mortgage notes payable and subordinated contract rights payable.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS

            The future minimum lease payments that are scheduled to be received under noncancellable operating leases are as follows (in thousands):

                               2003                       $   270,397
                               2004                           256,954
                               2005                           251,089
                               2006                           236,027
                               2007                           204,293
                               Thereafter                     268,679
                                                          -----------
                                                          $ 1,487,439
                                                          ===========

            Two tenants accounted for approximately 25% of the aggregate rental revenues of the Partnership in 2002.

            The Partnership owns the fee interest in the land on which certain of its properties are located, leases the land pursuant to ground leases or holds an estate for years with an option to lease the land upon expiration of the estate for years. Certain land interests held by the Newkirk Group comprised of ground leases, remainder interests or the right to acquire remainder interests in the land underlying certain properties were contributed to the Partnership in connection with the Exchange.

            The rent payable under the ground leases is as follows (in thousands):

                               2003                          $    3,959
                               2004                               3,449
                               2005                               3,401
                               2006                               2,576
                               2007                               2,071
                               Thereafter                         7,924
                                                             ----------
                                                             $   23,380
                                                             ==========

Note 4 - NOTES AND CONTRACT RIGHTS PAYABLE

            The Partnership, excluding discontinued operations, had outstanding first and subordinated mortgage notes payable and contract right mortgage notes payable of $1.0 billion at December 31, 2002. The mortgage notes are primarily at fixed interest rates with payments of principal and interest generally due either monthly, quarterly or semi-annually. All the mortgage notes are collateralized by Partnership's real estate; some of the mortgage notes are cross-collateralized.

            An aggregate of $705.8 million in indebtedness under the first and subordinated mortgage notes mature at various dates from 2003 to 2024: $565.1 million under the first mortgage notes and $140.7 million under subordinated mortgage notes at December 31, 2002. Prepayment of most of the fixed rate first mortgage notes is permitted only with a yield maintenance payment, as defined in the

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS

            mortgage note agreements. The Partnership has the option to prepay some of the subordinated mortgage notes at a discount. All of the subordinated mortgage notes are prepayable at any time without premium or penalty. Interest rates on the fixed rate mortgages ranged from 4.2% to 11.3%, with a weighted average interest rate of 8.90% at December 31, 2002.

            The contract right mortgage notes aggregating $311.0 million mature at various dates from 2003 to 2024. The Partnership has the option to prepay some of these mortgage notes at a discount. All of the contract right mortgages are prepayable at any time without premium or penalty subject to the prior or simultaneous satisfaction of the underlying first mortgage loans. Interest rates are fixed ranged from 9.55% to 15.5%, with a weighted average interest rate of 10.99% at December 31, 2002.

            Mortgage notes payable aggregating approximately $1.1 billion and accrued interest thereon were assumed as part of the Exchange. The Predecessor Entity recorded these notes at their fair value as of the various dates of acquisition. This accounting method resulted in recorded interest expense that was $4.0 million, ($1.7) million and ($2.1) million greater (or less) than the contractual interest expense for the years ended December 31, 2002, 2001 and 2000, respectively. The effect of utilizing this accounting method was to increase the principal balance of mortgage and contract rights notes payable and reduce interest accrued on these obligations. The cumulative reduction in liabilities related to utilizing this accounting method was $50.5 million at December 31, 2002.

            In addition, during January 2002, the Partnership obtained a mezzanine loan in the amount of $225.0 million, which had an outstanding balance of $221.7 million at December 31, 2002. The loan has a 36-month term, subject to extension by the Partnership for two additional twelve-month periods upon payment of an extension fee equal to 0.25% of the loan. Interest on outstanding amounts accrues at a rate equal to, at the Partnership's option, (i) 5.5% plus the greater of 3.0% or the LIBOR rate (as defined) or (ii) 3.5% plus the greater of 5.0% or the bank's prime rate. As a result, the minimum interest rate on the loan is 8.5%. The Partnership is required to make monthly payments of interest only and principal payments equal to $2.25 million per year, payable quarterly in arrears, plus 50% of sales proceeds and 100% of refinancing proceeds. The loan is secured by a lien on all of the assets of the Partnership. The interest rate on the mezzanine loan was 8.5% at December 31, 2002. The loan can be prepaid in whole or in part at any time together with a premium of 1/2% if such prepayment occurs on or before January 30, 2004. Prepayments made after January 30, 2004, will not require a prepayment fee. The loan requires the Partnership to maintain certain debt service coverage ratios as defined in the loan agreement. The loan also limits the Partnership's ability to incur any direct debt or contingent liabilities. The Partnership was in compliance with all covenants at December 31, 2002.

            In connection with the mezzanine loan obtained by the Partnership, the Partnership purchased interest rate protection so that the interest rate is capped at 9.0%, 10.5% and 12.5% in years one, two and three, respectively.

            During July 2002, the Partnership secured replacement financing on the first mortgage encumbering the Partnership's property in Oakland, California. The Partnership had purchased,

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS

            from its cash reserve account, the first mortgage that encumbered the property, and which bore interest at 13.375% per annum, for $15.5 million. The new loan in the original amount of $14.5 million bears interest at LIBOR plus 4.5% per annum, matures on September 1, 2003 and requires monthly payments of principal and interest. The interest rate was 6.42% at December 31, 2002. The loan balance was $8.9 million at December 31, 2002, and is included with liabilities of discontinued operations in the consolidated balance sheet.

            During October 2002, the first mortgage encumbering the Partnership's property in Baltimore, Maryland, which bore interest at 15.0% per annum, was refinanced with a new $39.5 million loan. The new loan bears interest at a rate of 4.2% per annum and matures on October 1, 2004, at which time it is scheduled to be fully amortized. The loan balance was $36.2 million at December 31, 2002.

            During October 2002, the first mortgage encumbering the Partnership's property in Pinole, California, which bore interest at 11.375% per annum, was refinanced with a new $2.0 million loan. The new loan bears interest at 7.2% per annum and matures on September 1, 2011, at which time it is scheduled to be fully amortized.

            During December 2002, mortgage indebtedness encumbering the Partnership's properties in El Segundo, California was refinanced with (i) an $88.7 million first mortgage, secured by the buildings and the land estate, bearing interest at 6.0% per annum and self-amortizing by January 1, 2009, and (ii) $25.4 million of second mortgages, secured by the buildings and the land estate, bearing interest at 4.86% per annum, and maturing on January 1, 2024, at which time a $26.0 million balloon payment will be due. In addition, a $3.2 million prepayment penalty was paid as part of the refinancing. The properties are owned by a partnership in which the Partnership owns a 53.0% interest. As part of the refinancing, the Partnership purchased the land underlying the property for $1.7 million from the proceeds of a new $1.7 million first mortgage that bears interest at 6% per annum, is self-amortizing by January 1, 2009 and is secured by the land underlying the property. Payment of this mortgage is the responsibility of the Partnership. Members of the Newkirk Group, an affiliate of the general partner of the Partnership, acquired approximately 55.0% of the second mortgage indebtedness in the refinancing for a purchase price of $1.0 million, exclusive of closing costs. Prior to the refinancing, the property was encumbered by approximately $56.8 million of first mortgage indebtedness bearing interest at 13.25% and 13.6% per annum and $51.6 million of second mortgage indebtedness bearing simple interest at 15.5% per annum. An additional $6.1 million of third mortgage indebtedness held by the Newkirk Group was not affected by the refinancing.

            During December 2002, the $13.8 million first mortgage encumbering the Partnership's property in Orlando, Florida, which bore interest at 13.5% per annum, was refinanced with a new $14.0 million loan. The new loan bears interest at a rate of 5.31% per annum and matures on April 1, 2009, at which time it is scheduled to be fully amortized.

            In connection with the Partnership's refinancings, real estate sales and repayments of mortgage debt during 2002, the Partnership has recognized a net gain from early extinguishment of debt of $6.3 million, $5.8 million of which is included in interest expense and $0.5 million of which is included in discontinued operations. The net gain from early extinguishment of debt consisted of

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS

            gains from debt extinguishment of $11.0 million, net of mortgage prepayment penalties of $4.7 million.

            Scheduled payments of principal at December 31, 2002, for the next five years and thereafter through maturity, are as follows (in thousands):

                                                       Contract Right
                             Mortgage        Note        Mortgage
     Year                  Notes Payable    Payable    Notes Payable      Total
     ----                  -------------    -------    -------------      -----

2003                        $  112,925    $    2,250    $    7,352    $  122,527
2004                           104,144         2,250         4,551       110,945
2005                            95,750       217,150        10,024       322,924
2006                           126,865            --        11,716       138,581
2007                            87,577            --        19,609       107,186
Thereafter                     178,577            --       257,754       436,331
                            ----------    ----------    ----------    ----------
                               705,838       221,650       311,006     1,238,494

Plus: Accrued
interest payable                12,130            --       114,435       126,565
                            ----------    ----------    ----------    ----------
                            $  717,968    $  221,650    $  425,441    $1,365,059
                            ==========    ==========    ==========    ==========

            Predecessor Entity Debt

            The Predecessor Entity obtained financing arrangements with GMAC Commercial Mortgage Corporation ("GMAC") on March 1, 1999 for the purpose of acquiring certain limited partnership units or to make loans to certain limited partners who own limited partnership units.

            The loan payable bore interest at a floating rate of LIBOR plus 6.5%. As of the last reset date for the year ended December 31, 2001, the rate was 8.58%. The loan required monthly payments of interest only and was scheduled to mature on March 31, 2002 with a balloon payment. The loan balance at December 31, 2001 was $111.4 million and was paid off in full in January 2002.

            On January 7, 1999, the Predecessor Entity financed a property located in Hillside, Illinois, in the amount of $2.0 million, bearing interest at 7.125%. The note requires monthly payments of $14,295 of principal and interest based upon a 25-year amortization schedule with a balloon payment due at the maturity date of February 1, 2004. Neither the property nor the liability was transferred to the Partnership.

            In September 2000, the Predecessor Entity obtained a line of credit in the amount of $6.0 million which bore interest at a floating rate of LIBOR plus 3.0%. As of the last reset date for the year ended December 31, 2001, the rate was 4.931%. The note required monthly payments of interest only and matured in June 2002 with a balloon payment of the outstanding balance. This line of credit outstanding at December 31, 2001 was $5.9 million. This liability was not assumed by the Partnership.

            The Predecessor Entity has a $28.0 million loan payable which is due August 2003. Through August 2001, interest was paid at a fixed rate of 11.793%. Since that date, interest is at a floating

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS

            rate of LIBOR plus 6%, which was 7.87% at December 31, 2001. This liability was not assumed by the Partnership.

Note 5 - MINORITY INTERESTS

            Minority interests consist of external ownership interests in limited partnerships consolidated by the Partnership. Certain limited partnerships have negative partnership capital balances, as liabilities exceed assets, principally depreciated real estate. The limited partnerships have profitable operations, and due to their nature, triple net-leased properties with declining debt service obligations, are expected to maintain profitable operations and eliminate any negative capital balance.

Note 6 - RELATED PARTY TRANSACTIONS

            WFA, an affiliate of the Newkirk Group, performs asset management services for the Partnership and received a fee of $1.8 million for the year ended December 31, 2002. WFA performed asset management services for the Predecessor Entity and received a fee of $3,000,000 for each of the years ended December 31, 2001 and 2000.

            The Partnership provides certain asset management, investor and administrative services to the Other Partnerships that were controlled by the Newkirk Group and were not merged into the Partnership. Control of the general partners of these partnerships was acquired by the Partnership. The Partnership earned $0.8 million of management fees for these services for the year ended December 31, 2002. The Partnership had receivables for management fees of $1.0 million due from these partnerships at December 31, 2002. In addition, the Partnership had a receivable of $0.6 million at December 31, 2002 for a non-interest bearing advance made to one of these partnerships.

            The Partnership had a loan receivable and accrued interest of $0.2 million at December 31, 2002 and earned interest income of $0.2 million for the year ended December 31, 2002 from Cenland Associates Limited Partnership, one of the Other Partnerships.

            The Partnership has an ownership interest in the three most junior tranches of a securitized pool of mortgage loans, which include first mortgage interests on 115 properties that were acquired by the Partnership and on four other properties affiliated with the Newkirk Group. The Partnership had a loan receivable, net of discount, of $9.5 million at December 31, 2002 and earned interest income of $1.2 million for the year ended December 31, 2002 related to this ownership interest.

            Affiliates and executives of the Newkirk Group own $17.3 million of a $176.4 million REMIC which is secured by the contract rights payable. The affiliates and executives of the Newkirk Group earned $2.5 million of interest income during 2002 and 2001. An affiliate of the Newkirk Group owns a residual interest in the contract rights. The Partnership has the right to acquire this residual interest in January 2008 by acquiring the affiliate of the Newkirk Group in exchange for Units. The Newkirk Group has the right to require the Partnership to purchase this interest in December 2007 in exchange for Units. The acquisition or purchase would be completed at fair value at the time of any transaction.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS

            In December 2002, an affiliate of the Newkirk Group purchased a portion of the second mortgage indebtedness of a property partially owned by the Partnership in conjunction with the refinancing of the first mortgage encumbering that property. The mortgage payable and accrued interest owned by the affiliate aggregated $14.0 million at December 31, 2002. The mortgage note bears interest at the rate of 4.86% per annum. Included in interest expense is $21,000 related to this mortgage payable for the year ended December 31, 2002 (see Note
            4).

Note 7 - CONTINGENCIES

            Legal

            In July 2002, an action was commenced in the Connecticut Superior Court by four limited partners of three Newkirk Partnerships against, among others, the general partner of the Partnership and various affiliates of the general partner. The action alleges, among other things, that the price paid to non-accredited investors in connection with the Exchange was unfair and did not fairly compensate them for the value of their partnership interests. The complaint also alleges that the Exchange values assigned in the Exchange to assets contributed by affiliates of the general partner were too high in comparison to the Exchange values assigned to the Newkirk Partnerships, that the option arrangement relating to the Partnership's potential acquisition in the future of the T-2 Certificate was unfair to limited partners and that the disclosure document used in connection with the Exchange contained various misrepresentations and/or omissions of material facts. The complaint seeks to have the action classified as a class action as well as compensatory and punitive damages in an unspecified amount. Although an answer has not yet been filed, the Partnership believes that the foregoing action is without merit.

            On December 31, 2002, a derivative action was commenced in the Dallas County Texas District Court by a limited partner of Eastgar Associates, L.P. against, among others, the general partners of Eastgar and the Newkirk Group. The Partnership owns a 60.5% limited partnership interest in Eastgar and also controls the general partner of that partnership. The complaint alleges that the defendants have charged Eastgar excessive management fees and have unfairly prevented Eastgar from prepaying and refinancing its mortgage indebtedness. The complaint seeks compensatory and punitive damages in an unspecified amount, attorneys' fees and expenses, an accounting, and declaration of the parties' future rights and obligations regarding management fees and the refinancing of mortgage indebtedness. Although an answer has not yet been filed, the Partnership believes that the foregoing action is without merit.

            Property Matters

            On January 22, 2002, Kmart Corporation, a tenant at twelve of the Partnership's properties, filed for protection under Chapter 11 of the United States Bankruptcy Code. Kmart had the right to either accept or reject the leases. Kmart elected to reject the leases, which caused an immediate termination of such leases. The Partnership re-leased nine of the properties to Furr's Restaurant Group for 10-year lease terms, one of the properties to Lithia Motors for a 10-year lease term and another property for use as a Chinese food restaurant for a five-year lease term. The Partnership is pursuing a claim against Kmart in the Bankruptcy Court. In January 2003, Furr's Restaurant

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS

            Group filed for protection under Chapter 11 of the Bankruptcy Code and subsequently rejected the lease on three sites. The remaining sites continue to be leased to Furr's through 2012 and the Partnership is pursuing a claim against Furr's in the Bankruptcy Court for the three rejected sites. Furr also has the right to reject the lease that now covers the remaining sites. The aggregate rent for the 9 sites that are presently leased is significantly less than the amount that was scheduled to be received from K-mart during its renewal term which would have begun in February 2003. The Partnership has purchased the land underlying all twelve properties for $0.25 million.

Note 8 - DISCONTINUED OPERATIONS AND SALES OF REAL ESTATE

            During 2002, the Partnership sold two properties to unaffiliated third parties for $3.2 million. The Partnership recognized a loss on the disposal of these properties of $1.0 million. The sale and operations of these properties for all periods presented have been recorded as discontinued operations in accordance with SFAS No. 144. In addition, the Partnership has classified six properties as real estate held for sale in the accompanying consolidated balance sheet and has classified the operations of these properties as discontinued operations in the accompanying consolidated statement of operations. For the years ended December 31, 2002 and 2001, net income from discontinued operations of $14.0 and $7.5 million consisted of revenue of $32.6 and $29.4 million, net of expenses of $17.6 and $19.0 million and a loss on the disposal of real estate of $1.0 and $2.9 million. At December 31, 2002, other assets of discontinued operations consisted primarily of receivables of $2.2 million and liabilities of discontinued operations consisted primarily of mortgage notes payable, contract right mortgage notes payable and accrued interest on the mortgage notes and contract right mortgage notes of $103.9 million. There was no impact on the year ended December 31, 2000, as all such properties were included in Equity Investments in Limited Partnerships.

Note 9 - INCOME TAXES

            The Partnership's taxable income for 2002 differs from net income for financial reporting purposes as follows (in thousands, except per unit data):

            Net income for financial reporting purposes               $ 122,862
                     Depreciation and amortization                       23,425
                     Interest expense                                     4,081
                     Loss on sale of real estate                          4,118
                     Costs capitalized for tax purposes                   3,211
                     Other                                                3,391
                     Net gain from early extinguishment of debt         (10,992)
                     Straight-line rent adjustment                       (2,293)
                                                                      ---------

            Taxable income                                            $ 147,803
                                                                      =========

            Taxable income per Unit                                   $   24.15
                                                                      =========

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS

            The net basis of the Partnership's assets and liabilities for tax reporting purposes is approximately $1.0 billion lower than the amount reported for financial statement purposes.

Note 10 - SUBSEQUENT EVENTS

            On January 1, 2003, the Partnership acquired limited partnership interests in nine net-leased real estate limited partnerships affiliated with the Newkirk Group. The limited partnership interests acquired by the Partnership ranged between 4.9% and 57.75% of each partnership and were acquired in exchange for 317,813 Units valued at $22.7 million. In addition, the Partnership acquired an option to purchase additional limited partnership interests for approximately 21,000 Units. The values of the net-leased real estate partnerships and the Units were determined without arms length negotiations. Independent appraisals were obtained on the value of the properties owned by the net leased real estate partnerships.

            During January 2003, the Partnership acquired the land underlying the property owned by one of the net-leased partnerships referred to immediately above. The land was acquired from a company affiliated with the Newkirk Group, for $1.0 million, $50,000 of which was paid in cash and the balance in the form of a $0.95 million note due September 8, 2008. The note bears interest at the rate of 6.0% per annum, compounded annually, and payable interest-only until maturity, at which time the full balance of the note is due. During January 2003, the Partnership acquired the land underlying the property owned by one of the net-leased partnerships referred to immediately above for $0.3 million from an affiliate of the Partnership's general partner. The purchase prices for these land sales were determined without arms-length negotiations. Independent appraisals were obtained on the value of the land that was acquired.

            During January 2003, the Partnership sold six properties to unaffiliated third parties for a combined net sales price of $9.1 million. The Partnership expects to recognize a net gain on sale of these properties of $4.4 million during 2003.

            During January 2003, the Partnership acquired a second mortgage loan that encumbered the Partnership's property in Morris Township, New Jersey. The mortgage and accrued interest amounted to approximately $28.0 million at December 31, 2002. It was acquired for $22.1 million, $9.3 million of which has been paid and $12.9 million of which is payable on or before September 30, 2003. The Partnership acquired this mortgage in connection with an extension of the lease on the property and intends to seek mortgage financing to satisfy the balance of the purchase price.

                       NEWKIRK MASTER LIMITED PARTNERSHIP
                                  SCHEDULE III
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                            As Of December 31, 2002


Description                         Location                                 Encumbrances
------------------------            ----------------                   ----------------------------
                                                                           Mortgage         C/R
Office Building:
    Alake Associates                TX                                 $    6,221,470    5,060,330
    Albeau Associates               TX                                                   1,703,351
    Bethplain Associates            NJ                                      2,011,353    1,257,893
    Calcraf Associates              CA                                     81,652,455    8,380,429
    Crostex Associates              NJ, TX                                 35,878,045
    Croydon Associates              PA                                      1,684,748
    Daytower Associates             OH                                        433,857    2,592,807
    Denville Associates             TX                                      3,799,088    1,815,580
    Eastgar                         TX                                                   2,694,410
    Elport Associates               TN                                      1,039,693      737,631
    Feddata Associates              CO                                      5,952,615
    Gersant Associates              MO                                      1,270,279      446,356
    Jackson Street Associates       IN                                     10,314,951   13,875,683
    Johab Associates                TN                                                   1,636,948
    JVF Associates                  TN                                     36,812,376   13,731,467
    Lanmar Associates               FL                                        580,674      355,564
    Leyden Associates               OH                                     59,447,201    7,793,658
    Liroc Associates                AR                                        956,233      399,842
    Marbax Associates               MD                                     36,200,000   52,339,234
    Martall Associates              NJ                                     27,503,329   15,186,931
    Merday Associates               OH                                         99,244    1,457,076
    Newal Associates                NJ                                     20,309,120   12,697,163
    Orper Associates                CA                                     13,777,723    3,246,651
    Skoob Associates                FL                                     13,761,488    8,671,109
    Statmont Associates             TX                                     36,651,871    9,315,492
    Suteret Associates              NJ                                      6,335,928    1,612,904
    Texford Associates              TX                                      4,136,608    5,407,747
    Walcreek Associates             CA                                      4,550,133    2,910,857
                                                                       --------------  ------------
                                                                       $  411,380,482   175,327,113
Retail:
    21 AT Associates                FL, IL                                  6,814,658    3,386,531
    Allia Associates                TX                                        401,483      164,793
    Altenn Associates               AL, TN                                  5,974,308    3,518,498
    Alwood Associates               CA, NE, FL                              2,445,426    3,164,698
    Ateb Associates                 NV                                        944,500      490,308
    Avrem Associates                TN                                      7,087,378    2,206,584
    Basot Associates                GA                                      3,116,507    2,557,750
    Bedcar Associates               CA,TX                                   1,705,246    1,003,628
    Bluff Associates                AR                                        814,176      324,044
    Boford Associates               UT                                        742,381      433,662
    Bradall Associates              FL, NM, SD, ID, WA                      5,857,555    4,445,375
    Calane Associates               CA                                      1,017,566      451,624
    Carlane Associates              CA                                                     690,000
    Carolion Associates             NC, SC                                    711,331    1,698,810
    Clifmar Associates              IN, OH                                    544,368    1,592,938
    Colane Associates               CA                                      1,595,202    7,232,824
    Dalhill Associates              OH, KY, TX                              5,288,893    3,139,485
    Dautec Associates               PA                                      7,629,874    4,212,103
    Denport Associates              CO, FL                                  1,417,181      465,900
    Elway Associates                TX, CA, CO, MT                          4,722,932    3,396,455
    Flamont Associates              FL, MT, AL                              1,387,310      655,894
    Hazelport Associates            TX, WY, CA                              1,454,446      829,348
    Jaclane Associates              CA                                                   1,269,700
    Jacway Associates               TX, KS                                                 561,388
    Jameslane Associates            CA                                      3,070,886   14,435,546
    JLE Way Associates              WA, AZ, OR, TX, OK                     10,593,594    3,713,232
    Lando Associates                AL, FL, OR                                364,740    1,648,859
    Larloosa Associates             CO, FL, AL                              1,818,629      915,954
    Lybster Associates              CA                                      4,954,424      888,360
    Mesa Associates                 NE                                        333,183      655,187
    Midlem Associates               CA, TX, CO, WA, OR                      7,241,971    7,048,919
    Montal Associates               AL, NE, LA                              3,868,401    2,787,763
    Nevit Associates                TX                                        589,981      324,965
    Pinmar Associates               FL                                      1,098,788      793,686
    Pinole Associates               CA                                      1,959,609      412,877
    Plecar Associates               CA                                      6,994,496    1,070,017
    Porto Associates                UT, CO, WA                                752,787      978,662
    Renlake Associates              NV, WA                                  1,481,314      906,903
    Salistown Associates            VA, NC, SC                                155,248    1,070,077
    Sandnord Associates             CA                                                   3,638,369
    Santex Associates               FL, CA                                  1,522,427    1,129,173
    Segair Associates (3)           CA                                    115,800,973    6,052,603
    Silward Associates              PA                                      5,917,653    2,619,526
    Simval Associates               NV, CA, ID                              2,528,436    1,578,649
    Spokmont Associates             AL, WA                                  1,906,042      915,987
    Sunway Associates               LA, TX, NM                              5,786,927    2,446,847
    Supergar Associates             NJ                                      1,634,462      687,931
    Superline Associates            PA                                      1,626,628      743,127
    Superwest Associates            NY                                      2,112,294    1,566,531
    Syrcar Associates               TN                                      3,922,552
    Vegpow Associates (3)           NV                                     22,715,011   10,807,264
    Vegrouge Associates             NV, CO                                  1,013,422      503,506
    Vengar Associates               CA                                      3,837,061    1,568,974
    Walando Associates              FL                                      2,038,122    1,527,167
    Walstaff Associates             AZ                                        470,881    2,332,800
    Washtex Associates              TX, FL, WA                              1,411,401      711,224
    Wybanco Associates              WY                                 $    1,055,123    2,292,535
                                                                       --------------  ------------
                                                                          282,250,188   126,665,560
Cafeteria's:
    Sablemart Associates            AZ, CO, NM, TX                     $      527,560    2,657,008
                                                                       --------------  ------------
                                                                              527,560    2,657,008
Manufacturing:
    Seguine Associates              ME                                 $    9,637,459    2,983,867
                                                                       --------------  ------------
                                                                            9,637,459    2,983,867
Warehouse:
    Walmad Associates               WI                                 $    2,042,957    3,370,744
                                                                       --------------  ------------
                                                                            2,042,957    3,370,744
Land:
    Autolane Associates             CA
    Gocar Associates                CA, CO, NM, AZ, NV, OK, TX
    Harpard Associates              CA, NM, MO, FL, LA, TX, WA, VA, CO, OK, AR
    Jayal Associates                MO, CO, FL, TX, AR, NV, CA, LA, AZ
    Sajos Asssociates               CA
    Taber Associates                AZ, AR, CA, OK, MO, TX, LA
    Tustin Associates               CA                                 $
                                                                       --------------  ------------


Real Estate net carrying value at
    December 31, 2002                                                  $  705,838,646   311,004,292
                                                                       ==============  ============


                                                                                     Cost capitalized
                                              Initial cost to Registrant (1)           subsequent to    As of December 31, 2002
                                    ------------------------------------------------    acquisition   ---------------------------
                                                            Land        Building and   Building and                      Land
Description                            Land              Estates (2)    Improvements   Improvements     Land         Estates (2)
------------------------            ------------    ----------------   -------------  --------------- ----------   --------------
Office Building:
    Alake Associates                                      1,258,607       20,059,117                                   1,258,607
    Albeau Associates                                       817,240        9,484,884                                     817,240
    Bethplain Associates                                    378,355        5,628,258                                     378,355
    Calcraf Associates                                   21,537,331      101,460,899                                  21,537,331
    Crostex Associates                4,679,336                           54,783,412                  4,679,336
    Croydon Associates                   29,773                            4,816,913                     29,773
    Daytower Associates                                     702,011        7,922,845                                     702,011
    Denville Associates               1,952,216                           15,502,972                  1,952,216
    Eastgar                                                 565,932       11,347,001                                     565,932
    Elport Associates                    89,846                            3,146,885                     89,846
    Feddata Associates                  384,876                           13,260,300                    384,876
    Gersant Associates                                      420,249        3,177,573                                     420,249
    Jackson Street Associates                                             53,535,792
    Johab Associates                    550,046                            4,543,653                    550,046
    JVF Associates                                           90,402       63,296,739                                      90,402
    Lanmar Associates                                                     15,198,785
    Leyden Associates                                                     95,878,251
    Liroc Associates                    244,295                            2,596,680                    244,295
    Marbax Associates                                                    138,489,551
    Martall Associates                                                    65,421,691
    Merday Associates                                       251,821        6,454,696                                     251,821
    Newal Associates                                                      61,910,389
    Orper Associates                                                      26,836,477
    Skoob Associates                  2,015,271                           39,647,028                  2,015,271
    Statmont Associates                                                   49,406,412
    Suteret Associates                  482,890                           10,450,068                    482,890
    Texford Associates                                                    22,033,586
    Walcreek Associates             $             $       1,339,403    $  12,740,690  $              $             $   1,339,403
                                    ------------  ------------------   -------------- -------------  -----------   --------------
                                      10,428,549         27,361,351      919,031,547                  10,428,549      27,361,351
Retail:
    21 AT Associates                  1,269,730                           15,421,217                  1,269,730
    Allia Associates                    526,191                            1,266,241                    526,191
    Altenn Associates                                     1,604,686       14,882,374                                   1,604,686
    Alwood Associates                   997,132                           10,472,378                    997,132
    Ateb Associates                                                        2,462,998
    Avrem Associates                                                      19,233,942
    Basot Associates                                      1,341,805        9,042,578                                   1,341,805
    Bedcar Associates                                       656,198        4,625,239                                     656,198
    Bluff Associates                     37,723                            2,997,699                     37,723
    Boford Associates                                                      3,363,559
    Bradall Associates                                    2,727,598       17,725,797                                   2,727,598
    Calane Associates                                       227,424        1,892,453                                     227,424
    Carlane Associates                                    1,206,120        3,313,880                                   1,206,120
    Carolion Associates                                     383,762        7,309,336                                     383,762
    Clifmar Associates                                      304,750        6,889,283                                     304,750
    Colane Associates                 1,974,116                           20,756,195                  1,974,116
    Dalhill Associates                                    1,938,296       17,319,698                                   1,938,296
    Dautec Associates                                                     17,964,482
    Denport Associates                  183,760             122,186        3,443,188                    183,760          122,186
    Elway Associates                                      1,632,946       14,123,953                                   1,632,946
    Flamont Associates                                                     4,343,338
    Hazelport Associates                                    543,744        3,614,286                                     543,744
    Jaclane Associates                  667,979                            3,230,203                    667,979
    Jacway Associates                    32,138             665,203        1,153,309                     32,138          665,203
    Jameslane Associates              5,028,972                           25,597,450                  5,028,972
    JLE Way Associates                                    3,647,831       23,283,238                                   3,647,831
    Lando Associates                    555,800                            7,652,068                    555,800
    Larloosa Associates                 516,402             110,634        4,803,697                    516,402          110,634
    Lybster Associates                  445,955                            7,050,333                    445,955
    Mesa Associates                     548,061                            2,989,091                    548,061
    Midlem Associates                 2,812,104                           19,040,265                  2,812,104
    Montal Associates                   745,332                           11,351,608                    745,332
    Nevit Associates                    499,895                            2,055,945                    499,895
    Pinmar Associates                   288,344                            3,142,532                    288,344
    Pinole Associates                                       190,365        3,930,655                                     190,365
    Plecar Associates                   480,348                           13,118,824                    480,348
    Porto Associates                                                       4,618,143
    Renlake Associates                  210,776                            4,132,393                    210,776
    Salistown Associates                291,504              48,862        4,536,778                    291,504           48,862
    Sandnord Associates                                                   15,656,896
    Santex Associates                                       995,571        6,031,002                                     995,571
    Segair Associates (3)             1,979,474           5,267,663      139,792,330                  1,979,474        5,267,663
    Silward Associates                1,391,887                           11,657,079                  1,391,887
    Simval Associates                    89,102                            7,898,033                     89,102
    Spokmont Associates                 263,363             592,442        5,577,277                    263,363          592,442
    Sunway Associates                   348,001             884,151       10,456,991                    348,001          884,151
    Supergar Associates                 607,569                            3,786,935                    607,569
    Superline Associates                628,466                            3,780,770                    628,466
    Superwest Associates                                                   7,308,836
    Syrcar Associates                                                      8,805,302
    Vegpow Associates (3)             1,121,178                           43,198,548                  1,121,178
    Vegrouge Associates                 519,134                            3,255,307                    519,134
    Vengar Associates                                                      6,870,815
    Walando Associates                                                     9,128,285
    Walstaff Associates                                     297,135        9,214,510                                     297,135
    Washtex Associates                                                     4,526,520
    Wybanco Associates              $   508,937     $             -    $   6,620,471  $              $  508,937     $          -
                                    ------------    ----------------   -------------- -------------  -----------   --------------
                                      25,569,373         25,389,372      647,716,553                  25,569,373      25,389,372
Cafeteria's:
    Sablemart Associates            $               $     1,773,660    $  21,101,877  $              $              $  1,773,660
                                    ------------    ----------------   -------------- -------------  -----------     ------------
                                              -           1,773,660       21,101,877                          -        1,773,660
Manufacturing:
    Seguine Associates              $   274,873     $                  $  22,304,938  $              $  274,873     $
                                    ------------    ----------------   -------------- -------------  -----------   --------------
                                        274,873                           22,304,938                    274,873
Warehouse:
    Walmad Associates               $               $                  $  13,985,024  $              $              $
                                    ------------    ----------------   -------------- -------------  -----------   --------------
                                              -                           13,985,024                          -
Land:
    Autolane Associates                 487,880                                                         487,880
    Gocar Associates                     58,136                                                          58,136
    Harpard Associates                  273,503                                                         273,503
    Jayal Associates                    225,279                                                         225,279
    Sajos Asssociates                    64,695                                                          64,695
    Taber Associates                    236,768                                                         236,768
    Tustin Associates               $   285,000     $                  $              $              $  285,000    $
                                    ------------    ----------------   -------------- -------------  -----------   --------------
                                      1,631,261                                                       1,631,261

Real Estate net carrying value at
    December 31, 2002               $ 37,904,056    $    54,524,383    $ 1,624,139,939$          -   $37,904,056    $ 54,524,383
                                    ============    ================   ============== =============  ===========     ============

                                                   As of December 31, 2002
                                 ---------------------------------------------------
                                      Building and                     Accumulated        Date
Description                           Improvements        Total        depreciation     Acquired      Life
------------                     ------------------  ---------------- --------------  ------------  ----------
Office Building:
    Alake Associates                    20,059,117        21,317,724      9,852,976      1/1/2002     38-40 yrs
    Albeau Associates                    9,484,884        10,302,124      3,599,955      1/1/2002     38-40 yrs
    Bethplain Associates                 5,628,258         6,006,613      1,939,374      1/1/2002     38-40 yrs
    Calcraf Associates                 101,460,899       122,998,230     40,944,734      1/1/2002     38-40 yrs
    Crostex Associates                  54,783,412        59,462,748     11,109,630      1/1/2002     18-40 yrs
    Croydon Associates                   4,816,913         4,846,686      2,120,034      1/1/2002      50 yrs
    Daytower Associates                  7,922,845         8,624,856      3,913,811      1/1/2002     20-45 yrs
    Denville Associates                 15,502,972        17,455,188      5,729,240      1/1/2002     38-40 yrs
    Eastgar                             11,347,001        11,912,933      2,235,902      1/1/2002     38-40 yrs
    Elport Associates                    3,146,885         3,236,731        803,930      1/1/2002     38-40 yrs
    Feddata Associates                  13,260,300        13,645,176      3,864,215      1/1/2002     38-40 yrs
    Gersant Associates                   3,177,573         3,597,822      1,334,141      1/1/2002     38-40 yrs
    Jackson Street Associates           53,535,792        53,535,792      9,251,269      1/1/2002     38-40 yrs
    Johab Associates                     4,543,653         5,093,699        661,800      1/1/2002     38-40 yrs
    JVF Associates                      63,296,739        63,387,141     12,741,198      1/1/2002     38-40 yrs
    Lanmar Associates                   15,198,785        15,198,785      5,126,477      1/1/2002     38-40 yrs
    Leyden Associates                   95,878,251        95,878,251     31,185,160      1/1/2002     38-40 yrs
    Liroc Associates                     2,596,680         2,840,975        690,600      1/1/2002      50 yrs
    Marbax Associates                  138,489,551       138,489,551     52,512,072      1/1/2002     13-38 yrs
    Martall Associates                  65,421,691        65,421,691     17,792,488      1/1/2002     20-40 yrs
    Merday Associates                    6,454,696         6,706,517      2,600,035      1/1/2002     38-40 yrs
    Newal Associates                    61,910,389        61,910,389     24,383,734      1/1/2002     20-40 yrs
    Orper Associates                    26,836,477        26,836,477      8,475,973      1/1/2002      45 yrs
    Skoob Associates                    39,647,028        41,662,299     12,853,491      1/1/2002     38-40 yrs
    Statmont Associates                 49,406,412        49,406,412      5,148,410      1/1/2002     38-40 yrs
    Suteret Associates                  10,450,068        10,932,958      3,143,749      1/1/2002     38-40 yrs
    Texford Associates                  22,033,586        22,033,586      4,074,424      1/1/2002     38-40 yrs
    Walcreek Associates             $   12,740,690   $    14,080,093  $   4,674,107 #    1/1/2002     38-40 yrs
                                    ---------------  ----------------   -------------
                                       919,031,547       956,821,447    282,762,929
Retail:                                                            -
    21 AT Associates                    15,421,217        16,690,947      5,164,619      1/1/2002     38-40 yrs
    Allia Associates                     1,266,241         1,792,432        571,326      1/1/2002     38-40 yrs
    Altenn Associates                   14,882,374        16,487,060      5,492,311      1/1/2002     38-40 yrs
    Alwood Associates                   10,472,378        11,469,510      3,023,174      1/1/2002     38-40 yrs
    Ateb Associates                      2,462,998         2,462,998        308,844      1/1/2002     38-40 yrs
    Avrem Associates                    19,233,942        19,233,942      8,047,974      1/1/2002     38-50 yrs
    Basot Associates                     9,042,578        10,384,383      3,528,823      1/1/2002      35 yrs
    Bedcar Associates                    4,625,239         5,281,437      1,552,658      1/1/2002     38-40 yrs
    Bluff Associates                     2,997,699         3,035,422      1,123,520      1/1/2002     40-50 yrs
    Boford Associates                    3,363,559         3,363,559      1,447,946      1/1/2002      45 yrs
    Bradall Associates                  17,725,797        20,453,395      6,802,963      1/1/2002     38-40 yrs
    Calane Associates                    1,892,453         2,119,877        396,776      1/1/2002     38-40 yrs
    Carlane Associates                   3,313,880         4,520,000      4,259,605      1/1/2002      39 yrs
    Carolion Associates                  7,309,336         7,693,098      1,856,247      1/1/2002     38-40 yrs
    Clifmar Associates                   6,889,283         7,194,033      2,994,689      1/1/2002     38-40 yrs
    Colane Associates                   20,756,195        22,730,311      9,806,560      1/1/2002     20-40 yrs
    Dalhill Associates                  17,319,698        19,257,994      6,955,054      1/1/2002     38-40 yrs
    Dautec Associates                   17,964,482        17,964,482      2,117,689      1/1/2002     38-40 yrs
    Denport Associates                   3,443,188         3,749,134      1,055,028      1/1/2002     38-40 yrs
    Elway Associates                    14,123,953        15,756,899      5,945,665      1/1/2002     38-40 yrs
    Flamont Associates                   4,343,338         4,343,338      1,796,892      1/1/2002      45 yrs
    Hazelport Associates                 3,614,286         4,158,030        854,020      1/1/2002     38-40 yrs
    Jaclane Associates                   3,230,203         3,898,182        340,482      1/1/2002     38-40 yrs
    Jacway Associates                    1,153,309         1,850,650        805,907      1/1/2002      45 yrs
    Jameslane Associates                25,597,450        30,626,422      8,515,609      1/1/2002     20-40 yrs
    JLE Way Associates                  23,283,238        26,931,069     10,120,729      1/1/2002     38-40 yrs
    Lando Associates                     7,652,068         8,207,868      3,222,329      1/1/2002     38-40 yrs
    Larloosa Associates                  4,803,697         5,430,733      1,664,741      1/1/2002      45 yrs
    Lybster Associates                   7,050,333         7,496,288      2,266,881      1/1/2002     38-40 yrs
    Mesa Associates                      2,989,091         3,537,152      1,274,835      1/1/2002     38-40 yrs
    Midlem Associates                   19,040,265        21,852,369      3,157,176      1/1/2002     38-40 yrs
    Montal Associates                   11,351,608        12,096,940      1,975,203      1/1/2002     38-40 yrs
    Nevit Associates                     2,055,945         2,555,840        582,069      1/1/2002      50 yrs
    Pinmar Associates                    3,142,532         3,430,876        606,356      1/1/2002     38-40 yrs
    Pinole Associates                    3,930,655         4,121,020      1,614,096      1/1/2002     38-40 yrs
    Plecar Associates                   13,118,824        13,599,172      5,228,687      1/1/2002      45 yrs
    Porto Associates                     4,618,143         4,618,143        926,231      1/1/2002     38-40 yrs
    Renlake Associates                   4,132,393         4,343,169        959,495      1/1/2002     38-40 yrs
    Salistown Associates                 4,536,778         4,877,144        905,633      1/1/2002     38-40 yrs
    Sandnord Associates                 15,656,896        15,656,896      6,350,341      1/1/2002     38-40 yrs
    Santex Associates                    6,031,002         7,026,573      2,861,205      1/1/2002     38-40 yrs
    Segair Associates (3)              139,792,330       147,039,467     46,352,433      1/1/2002     38-40 yrs
    Silward Associates                  11,657,079        13,048,966      2,387,038      1/1/2002     38-40 yrs
    Simval Associates                    7,898,033         7,987,135      2,453,909      1/1/2002     38-40 yrs
    Spokmont Associates                  5,577,277         6,433,082      2,775,484      1/1/2002      45 yrs
    Sunway Associates                   10,456,991        11,689,143        762,626      1/1/2002     38-40 yrs
    Supergar Associates                  3,786,935         4,394,504        844,485      1/1/2002     38-40 yrs
    Superline Associates                 3,780,770         4,409,236        921,108      1/1/2002      45 yrs
    Superwest Associates                 7,308,836         7,308,836      2,357,380      1/1/2002     38-40 yrs
    Syrcar Associates                    8,805,302         8,805,302      2,493,652      1/1/2002     38-40 yrs
    Vegpow Associates (3)               43,198,548        44,319,726      6,117,009      1/1/2002     38-40 yrs
    Vegrouge Associates                  3,255,307         3,774,441      1,084,237      1/1/2002      50 yrs
    Vengar Associates                    6,870,815         6,870,815      2,608,326      1/1/2002     20-40 yrs
    Walando Associates                   9,128,285         9,128,285      3,463,483      1/1/2002     38-40 yrs
    Walstaff Associates                  9,214,510         9,511,645      3,396,736      1/1/2002     38-40 yrs
    Washtex Associates                   4,526,520         4,526,520      1,773,404      1/1/2002      45 yrs
    Wybanco Associates              $    6,620,471    $    7,129,408   $  2,028,264      1/1/2002     38-40 yrs
                                    --------------    --------------   ------------
                                       647,716,553 #     698,675,298    210,299,962
Cafeteria's:                                                       -
    Sablemart Associates            $   21,101,877    $   22,875,537   $  5,613,370      1/1/2002     38-40 yrs
                                    --------------    --------------   ------------
                                        21,101,877        22,875,537      5,613,370
Manufacturing:                                                     -
    Seguine Associates              $   22,304,938    $   22,579,811   $  9,210,109      1/1/2002     38-40 yrs
                                    --------------    --------------   ------------
                                        22,304,938        22,579,811      9,210,109
Warehouse:                                                         -
    Walmad Associates               $   13,985,024    $   13,985,024   $  4,792,003      1/1/2002     38-40 yrs
                                    --------------    --------------   ------------
                                        13,985,024        13,985,024      4,792,003
Land:
    Autolane Associates                                      487,880                     1/1/2002     38-40 yrs
    Gocar Associates                                          58,136                     1/1/2002     38-40 yrs
    Harpard Associates                                       273,503                     1/1/2002     38-40 yrs
    Jayal Associates                                         225,279                     1/1/2002     38-40 yrs
    Sajos Asssociates                                         64,695                     1/1/2002     38-40 yrs
    Taber Associates                                         236,768                     1/1/2002     38-40 yrs
    Tustin Associates               $                 $      285,000   $                 1/1/2002     38-40 yrs
                                    --------------    --------------   ------------
                                                           1,631,261

Real Estate net carrying value at
    December 31, 2002               $1,624,139,939    $1,716,568,378   $512,678,373
                                    ==============    ==============   ============


Footnotes:

(1) The initial cost is as of January 1, 2002 (the date on which the Partnership commenced operations, unless acquired subsequent to that date). During 2002, $2,904,000 of land and land estates were purchased.

(2)   Land estates are amortized over the associated lease life

(3) These are office properties and should be reflected under the "Office Building" column.

                       NEWKIRK MASTER LIMITED PARTNERSHIP

                                  SCHEDULE III
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                             (amounts in thousands)

The following is a reconciliation of real estate assets and accumulated depreciation:

                                                                     Year ended
                                                                    December 31,
                                                                        2002
                                                                     ----------
Real Estate
       Assets contributed in the exchange                            $1,890,357
       Additions during the period:
             Land & land estates                                          2,904
             Buildings & improvements                                        --
                                                                     ----------
                                                                      1,893,261
       Less:  Disposition of assets                                      10,335
       Less:  Reclassification to discontinued operations               166,358
                                                                     ----------
       Balance at end of period                                      $1,716,568
                                                                     ==========

Accumulated Depreciation
       Accumulated depreciation contributed in
             the exchange                                            $  542,619
       Additions charged to operating expenses                           37,173
                                                                     ----------
                                                                        579,792
       Less:  Accumulated depreciation on assets
             disposed of                                                  6,086
       Less:  Reclassification to discontinued operations                61,028
                                                                     ----------
                                                                     $  512,678
                                                                     ==========

                          Independent Auditors' Report

To the Partners of
The Newkirk Master Limited Partnership:

Under date of January 31, 2003, we reported on the consolidated balance sheet of The Newkirk Master Limited Partnership as of December 31, 2002, and the related consolidated statements of operations, partners' equity, and cash flows for the year then ended, which is included in the Report on Form 10. In connection with our audit of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule listed under Item 13 on page 55. This financial statement schedule is the responsibility of the Partnership's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


                                                  /s/ Imowitz Koenig & Co., LLP

New York, New York
January 31, 2003

                                   SIGNATURES

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 30, 2003

                                          THE NEWKIRK MASTER LIMITED PARTNERSHIP

                                          By: MLP GP LLC, its General Partner

                                          By: Newkirk MLP Corp., its Manager

                                          By:    /s/ Peter Braverman
                                              ----------------------------------
                                          Name:  Peter Braverman
                                          Title: Executive Vice President

                                  Exhibit Index

Exhibit                             Description

  2.1 Agreement and Plan of Merger between the Newkirk Master Limited Partnership and each of the Merger Partnerships set forth on Schedule A, dated December 6, 2001.

  2.2 Assignment and Assumption Agreement by and between Newkirk Stock LLC, The Newkirk Master Limited Partnership, Newkirk NL Holdings LLC and VNK Corp. dated as of December 26, 2001.

  2.3 Assignment and Assumption Agreement by and between Newkirk Eastgar LLC, Newkirk Partner Interest LLC, The Newkirk Master Limited Partnership and Newkirk MLP Unit LLC dated as of December 26, 2001.

  2.4 Assignment and Assumption Agreement by and between Vornado Realty L.P., Vornado Newkirk L.L.C., The Newkirk Master Limited Partnership, and Newkirk MLP Unit LLC, dated as of December 26, 2001.

  2.5 Assignment and Assumption Agreement between Newkirk RE Associates LLC, The Newkirk Master Limited Partnership, Newkirk RE Holdings and Vornado Newkirk LLC dated as of December 26, 2001.

  2.6 Assignment and Assumption Agreement by and between Newkirk Associates LLC, The Newkirk Master Limited Partnership, Newkirk NL Holdings LLC and Vornado Newkirk L.L.C. dated as of December 26, 2001.

  2.7 Agreement and Plan of Merger by and between The Newkirk Master Limited Partnership, Lanmar Associates Limited Partnership and Newkirk Lanmar L.P., dated as of December 6, 2001.

  3.        Certificate of Limited Partnership of the Newkirk Master Limited
            Partnership.

  4.1 Agreement of Limited Partnership of The Newkirk Master Limited Partnership, by and among MLP GP LLC, Newkirk Manager Corp. and all other persons who shall, pursuant to the Exchange or otherwise become limited partners of the Partnership, dated as of October 23, 2001.

  4.2 Additional provisions incorporated by reference into the Agreement of Limited Partnership of the Newkirk Master Limited Partnership.

  4.3       Limited Liability Agreement of MLP GP LLC.

  10.1 Amended and Restated Cash Participation Agreement, dated as of January 1, 2002, by and among Newkirk GP LLC, Newkirk Capital LLC, Newkirk RE Associates LLC, Newkirk Stock LLC, Newkirk Associates LLC, Vornado Realty L.P., Vornado Newkirk L.L.C., VNK Corp., on the one hand, and Administrator LLC, as agent for itself and as agent for the persons listed on Schedule A thereto.

  10.2 Amended and Restated Pledge Agreement, dated as of January 1, 2002, by and between The Newkirk Master Limited Partnership and Administrator LLC, for itself and as agent for the parties listed on Schedule A thereto.

  10.3 Put-Call Option Agreement, dated as of January 1, 2002, by and among The Newkirk Master Limited Partnership,, NK-CR Holdings LLC and Holdings Subsidiary LLC.

  10.4 Asset Management Agreement dated as of January 1, 2002, by and between Newkirk Asset Management LLC and Winthrop Financial Associates.

  10.5 Loan Agreement, dated January 30, 2002, among The Newkirk Master Limited Partnership and Fleet National Bank and the lenders party thereto.

  10.6 Promissory Note, dated as of January 30, 2002, by The Newkirk Master Limited Partnership in favor of Fleet National Bank.

  10.7 Security Agreement, dated as of January 30, 2002, between The Newkirk Master Limited Partnership and Fleet National Bank.

  10.8 Ownership Interest Pledge and Security Agreement, dated as of January 30, 2002, from The Newkirk Master Limited Partnership, Newkirk GP Holding LLC and General Partners of Participating Limited Partnerships to Fleet National Bank.

  10.9 Ownership Interest Pledge and Security Agreement, dated as of January 30, 2002, from The Newkirk Master Limited Partnership to Fleet National Bank.

  10.10 Ownership Interest Pledge and Security Agreement, dated as of January 30, 2002, from The Newkirk Master Limited Partnership to Fleet National Bank.

  10.11 Ownership Interest Pledge and Security Agreement, dated as of January 30, 2002, from The Newkirk Master Limited Partnership to Fleet National Bank.

  21        List of subsidiaries of the Registrant.


                                      E-2